EXHIBIT 2.1

SHARE PURCHASE AGREEMENT

by and among:

Adobe Systems Incorporated,
a Delaware corporation;

Milestone Topco, Inc.,
a Delaware corporation;

Vista Equity Partners Fund V, L.P.,
a Delaware limited partnership;

Vista Equity Partners Fund V-A, L.P.,
a Cayman Island exempted limited partnership;

Vista Equity Partners Fund V-B, L.P.,
a Cayman Island exempted limited partnership;

VEPF V FAF, L.P.,
a Delaware limited partnership;

Vista Equity Partners Fund V Executive, L.P.,
a Delaware limited partnership;

Vista Equity Associates V, LLC,
a Delaware limited liability company;

Vista Equity Partners Fund VI, L.P.,
a Cayman Island exempted limited partnership;

Vista Equity Partners Fund VI-A, L.P.,
a Cayman Island exempted limited partnership;

VEPF VI FAF, L.P.,
a Cayman Island exempted limited partnership;

and

Vista Equity Partners Management, LLC,
a Delaware limited liability company, as the Sellers’ Representative

___________________________

Dated as of September 20, 2018
___________________________

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT is made and entered into as of September 20, 2018, by and among: Adobe Systems Incorporated, a Delaware corporation (“Purchaser”), Milestone Topco, Inc., a Delaware corporation (the “Company”), Vista Equity Partners Fund V, L.P., a Delaware limited partnership (“VEPF V”), Vista Equity Partners Fund V-A, L.P., a Cayman Island exempted limited partnership (“VEPF V-A”), Vista Equity Partners Fund V-B, L.P., a Cayman Island exempted limited partnership (“VEPF V-B”), VEPF V FAF, L.P., a Delaware limited partnership (“VEPF V FAF”), Vista Equity Partners Fund V Executive, L.P., a Delaware limited partnership (“VEPF V Executives”), Vista Equity Associates V, LLC, a Delaware limited liability company (“VEPF V Associates” and together with VEPF V, VEPF V-A, VEPF V-B, VEPF V FAF and VEPF V Executives, the “VEPF V Entities”), Vista Equity Partners Fund VI, L.P., a Cayman Island exempted limited partnership (“VEPF VI”), Vista Equity Partners Fund VI-A, L.P., a Cayman Island exempted limited partnership (“VEPF VI-A”), VEPF VI FAF, L.P., a Cayman Island exempted limited partnership (“VEPF VI FAF” and together with VEPF VI, VEPF VI-A and the VEPF V Entities, “Sellers” and each, a “Seller”), and Vista Equity Partners Management, LLC, a Delaware limited liability company, solely in its capacity as the Sellers’ Representative (as defined below). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.Sellers own and have agreed to sell to Purchaser, and Purchaser has agreed to purchase from Sellers, all of the issued and outstanding Company Shares, which Sellers have agreed to sell and Purchaser has agreed to purchase, free and clear of Liens, all on the terms and subject to the conditions set forth in this Agreement.

B.Sellers and the Company are making representations and warranties to Purchaser with the intention that Purchaser rely on upon such representations and warranties in entering into this Agreement.

C.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the Share Purchase, each of the employees of the Acquired Companies set forth on Schedule 1(C) (the “Key Employees”) are entering into: (a) an offer letter with Purchaser or one of its Subsidiaries (including, after the Closing, the Company or one of its Subsidiaries); (b) a Noncompetition and Non-Solicitation Agreement with Purchaser or one of its Subsidiaries; and (c) an Option Surrender and Waiver Agreement effectuating the provisions of Section 1.3(a) in substantially the form attached hereto as Exhibit B (an “Option Surrender and Waiver Agreement” and, together with the documents described in clauses “(a)” and “(b),” the “Key Employee Documents”), each to become effective as of, and contingent upon, the Closing.

D.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the Share Purchase, each of the individuals set forth on Schedule 1(D) is entering into a release agreement, in substantially the form attached hereto as Exhibit C, each to become effective as of, and contingent upon, the Closing.

E.Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the Share Purchase, each individual who holds Vested Options is entering into an Option Surrender Agreement, in substantially the form attached hereto as Exhibit D, each to become effective as of, and contingent upon, the Closing.

F.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the Share Purchase, the individual who holds RSUs is entering into a RSU Surrender Agreement, in substantially the form attached hereto as Exhibit E, to become effective as of, and contingent upon, the Closing.

G.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the Share Purchase, each Person who is a stockholder of Holdings is entering into a Share Purchase Agreement (each, a “Share Purchase Agreement”), in substantially the form attached hereto as Exhibit F, each to become effective as of, and contingent upon, the Closing.

H.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Purchaser to enter into this Agreement and consummate the Share Purchase, each Specified Person is entering into an Equity Release Agreement (each, an “Equity Release Agreement”), in substantially the form attached hereto as Exhibit G, each to become effective as of, and contingent upon, the Closing.

AGREEMENT
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    DESCRIPTION OF TRANSACTION

1.1.    Share Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in consideration for the payments set forth in Section 1.2, Sellers shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Sellers, all of the Outstanding Company Shares, free and clear from all Liens, and thereafter Sellers shall not retain any rights of whatsoever nature attaching or accruing to such Company Shares (such sale, assignment, transfer, delivery and purchase, the “Share Purchase”).

1.2.    Purchase Price.

(a)    Consideration for Company Shares. Subject to Sections 1.2(b), 1.5, 9 and 10.14(e): (i) the aggregate consideration payable by or on behalf of Purchaser to Sellers in respect of all Outstanding Company Shares shall be the Aggregate Share Consideration Amount set forth on the Closing Consideration Spreadsheet; and (ii) the portion of the Aggregate Share Consideration Amount payable to each Seller in respect of all of the Outstanding Company Shares held by such Seller shall be the amount set forth opposite such Seller’s name in the Closing Consideration Spreadsheet (such Seller’s “Per Holder Aggregate Share Consideration Amount”).

(b)    Purchase Price Adjustment Escrow. Notwithstanding anything to the contrary contained in Section 1.2(a), Section 1.3(b) and Section 1.3(c) or elsewhere in this Agreement, Purchaser shall withhold from the Per Holder Aggregate Share Consideration Amount otherwise payable to each Seller pursuant to Section 1.2(a), from the consideration otherwise payable to each Holdings Equityholder pursuant to the terms of the applicable Holdings Equity Agreement, and from the consideration otherwise payable to each LTIP Participant pursuant to the terms of the LTIP, an amount equal to such

Consideration Recipient’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount for contribution to the Purchase Price Adjustment Escrow Fund. The Escrow Agent shall hold the Purchase Price Adjustment Escrow Fund as security for any amount payable to Purchaser pursuant to Section 1.5(d) or Section 9.3(a)(ii), in accordance with the terms and conditions set forth in this Agreement and in the Purchase Price Adjustment Escrow Agreement.

1.3.    Treatment of Equity Awards.

(a)    Unvested Options. Purchaser shall not assume any Unvested Options, or substitute any Unvested Options with an equivalent option or right, in connection with the transactions contemplated hereby. At the Closing, each Unvested Option (whether held directly or through a trustee for the benefit of the holder) shall by virtue of the transactions contemplated hereby and without any action on the part of Purchaser, the Company, Holdings, Sellers or any holder of Options, be cancelled and extinguished. In exchange for the cancellation and extinguishment of an Unvested Option pursuant to this Section 1.3(a), subject to the holder thereof first executing and delivering an Option Surrender and Waiver Agreement to Purchaser, Purchaser shall, or shall cause Holdings to, pay through the payroll service of Holdings or one of its Affiliates to each person who at the Closing was holding an Unvested Option, with respect to the Holdings Shares issuable upon exercise of such Unvested Option immediately prior to the Closing, at the respective times and subject to the contingencies specified herein, an amount in cash (such holder’s “Unvested Option Cash”) equal to: (i) the amount, if any, set forth for such Unvested Option in the Closing Consideration Spreadsheet, plus (ii) the amount, if any, set forth for such Unvested Option in the Post-Closing Consideration Spreadsheet, in the case of each of clauses “(i)” and “(ii)” above, less any deductions and withholdings for Taxes required by applicable Legal Requirements. For the avoidance of doubt, no portion of any holder’s Unvested Option Cash shall be contributed to the Purchase Price Adjustment Escrow Fund. A holder’s Unvested Option Cash shall be retained by Purchaser at the Closing, shall be subject to permanent retention by Purchaser (i.e., forfeiture by the holder of such Unvested Option) and shall be released by Purchaser from any right of retention or forfeiture of Purchaser on the vesting schedule set forth in the Option Surrender and Waiver Agreement executed and delivered by such holder, in each case subject to such holder remaining continuously employed by Purchaser or one of its Subsidiaries through the applicable vesting date. Purchaser shall cause all Unvested Option Cash that is released by Purchaser from any right of retention or forfeiture of Purchaser during any given calendar quarter to be paid within two payroll periods following the end of such calendar quarter (and in no event later than March 15 of the calendar year following the year in which such vesting occurred).

(b)    Vested Options.

(i)    Purchaser shall not assume any Vested Options, or substitute any Vested Options with an equivalent option or right, in connection with the transactions contemplated hereby. At the Closing, each Vested Option (whether held directly or through a trustee for the benefit of the holder) shall by virtue of the transactions contemplated hereby and without any action on the part of Purchaser, the Company, Holdings, Sellers or any holder of Options, be cancelled and extinguished. In exchange for the cancellation and extinguishment of a Vested Option pursuant to this Section 1.3(b), subject to the holder thereof first executing and delivering an Option Surrender Agreement to Purchaser, subject to Sections 1.2(b), 9 and 10.14(e), Purchaser shall, or shall cause Holdings to, pay through the payroll service of Holdings or one of its Affiliates to each person who at the Closing was holding a Vested Option, with respect to the Holdings Shares issuable upon exercise of such Vested Option immediately prior to the Closing, an amount in cash equal to: (A) the amount, if any, set forth for such Vested Option in the Closing Consideration Spreadsheet, plus (B) the amount, if any, set forth for such Vested Option in the Post-Closing Consideration Spreadsheet, plus (C) the amount, if any, set forth for such

Vested Option in any Escrow Release Spreadsheet(s) (such amount with respect to each Vested Option, the “Option Purchase Consideration”), in the case of each of clauses “(A),” “(B)” and (C) above, less any deductions and withholdings for Taxes required by applicable Legal Requirements.

(ii)    As promptly as practicable following the Closing, subject to Sections 1.5 and 9, Purchaser shall pay or cause to be paid: (A) through the payroll service of Holdings or one of its Affiliates, the applicable Option Purchase Consideration to holders of Vested Options (other than any Vested Options with respect to which the Company has no Tax withholding obligations (such Vested Options, “No-Withholding Options”)); and (B) to holders of No-Withholding Options who have delivered a Form W-9 or Form W-8, as applicable, at the Closing, the applicable Option Purchase Consideration payable to holders of No-Withholding Options.

(c)    RSUs.

(i)    Purchaser shall not assume any RSUs, or substitute any RSUs with an equivalent restricted stock unit or right, in connection with the transactions contemplated hereby. At the Closing, each RSU (whether held directly or through a trustee for the benefit of the holder) shall by virtue of the transactions contemplated hereby and without any action on the part of Purchaser, the Company, Holdings, Sellers or any holder of RSUs, be cancelled and extinguished. In exchange for the cancellation and extinguishment of an RSU pursuant to this Section 1.3(c), subject to the holder thereof first executing and delivering an RSU Surrender Agreement to Purchaser, subject to Sections 1.2(b), 9 and 10.14(e), Purchaser shall, or shall cause Holdings to, pay through the payroll service of Holdings or one of its Affiliates to each person who at the Closing was holding an RSU, with respect to the Holdings Shares issuable upon settlement of such RSU immediately prior to the Closing, an amount in cash equal to: (A) the amount, if any, set forth for such RSU in the Closing Consideration Spreadsheet, plus (B) the amount, if any, set forth for such RSU in the Post-Closing Consideration Spreadsheet, plus (C) the amount, if any, set forth for such Vested Option in any Escrow Release Spreadsheet(s) (such amount with respect to each RSU, the “RSU Purchase Consideration”), in the case of each of clauses “(A),” “(B)” and “(C)” above, less any deductions and withholdings for Taxes required by applicable Legal Requirements.

(ii)    As promptly as practicable following the Closing, subject to Sections 1.5 and 9, Purchaser shall pay or cause to be paid: (A) through the payroll service of Holdings or one of its Affiliates, the applicable RSU Purchase Consideration to holders of RSUs (other than any RSUs with respect to which the Company has no Tax withholding obligations (such RSUs, “No-Withholding RSUs”)); and (B) to holders of No-Withholding RSUs who have delivered a Form W-9 or Form W-8, as applicable, at the Closing, the applicable RSU Purchase Consideration payable to holders of No-Withholding RSUs.

(d)    Surrender Agreements. Each individual who is a holder of an Option that is outstanding and unexercised as of the date hereof has executed and delivered an Option Surrender Agreement (or, in the case of holders of Unvested Options, an Option Surrender and Waiver Agreement) each to become effective as of, and contingent upon, the Closing, effectuating the provisions of this Section 1.3. Each individual who is a holder of an RSU has executed and delivered an RSU Surrender Agreement each to become effective as of, and contingent upon, the Closing, effectuating the provisions of this Section 1.3.

1.4.    Closing.

(a)    Unless this Agreement is earlier terminated pursuant to Section 8, the Share Purchase shall be consummated at a closing (the “Closing”) to occur on a date to be designated jointly by Purchaser and the Sellers’ Representative, which shall be no later than three Business Days after the satisfaction or waiver (if permitted hereunder) of the conditions set forth in Section 6 and Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permitted hereunder) of such conditions), via electronic transmission (which may be by facsimile or in the form of .pdf files) and release of signatures to the applicable Closing deliverables, unless another date and/or place is mutually agreed upon in writing by Purchaser and the Sellers’ Representative. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b)    At the Closing:

(i)    Sellers shall deliver or cause to be delivered to Purchaser:

(A)    original stock certificates representing all of the Company Shares and all of the Holdings Shares (other than the Holdings Shares held by the Company), duly endorsed in blank for transfer to, or accompanied by duly executed share transfer powers executed in favor of, Purchaser (in the case of the Company Shares) or the Company (in the case of the Holdings Shares); and

(B)    each of the deliverables set forth in Section 6.5; and

(ii)    Purchaser shall:

(A)subject to Section 1.6, pay or cause to be paid to each Seller an amount equal to: (1) such Seller’s Per Holder Aggregate Share Consideration Amount set forth in the Closing Consideration Spreadsheet; less (2) such Seller’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount, as set forth in the Closing Consideration Spreadsheet; and less (3) such Seller’s Pro Rata Portion of the Sellers’ Representative Expense Fund, by wire transfer of immediately available funds to such Seller’s account set forth in the Closing Consideration Spreadsheet in accordance with the Closing Consideration Spreadsheet;

(B)subject to Section 1.6, pay or cause to be paid to each stockholder of Holdings that has executed and delivered a Share Purchase Agreement, the amount payable to such Person under the terms of such Share Purchase Agreement at the Closing, as set forth in the Closing Consideration Spreadsheet (which, for the avoidance of doubt, shall be net of such stockholder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount and such stockholder’s Pro Rata Portion of the Sellers’ Representative Expense Fund), by wire transfer of immediately available funds to such Person’s account set forth in the Closing Consideration Spreadsheet;

(C)transmit to the Escrow Agent the Purchase Price Adjustment Escrow Amount by wire transfer of immediately available funds to the account designated by the Escrow Agent and set forth in the Closing Consideration Spreadsheet;

(D)transmit to the agent under each Existing Credit Agreement the amount described under its Payoff Letter by wire transfer of immediately available funds to the applicable account(s) set forth in the Closing Consideration Spreadsheet;

(E)    transmit to each payee thereof its applicable portion of the Unpaid Transaction Expense Amount set forth in the Closing Consideration Spreadsheet by wire transfer of immediately available funds to the applicable account set forth in the Closing Consideration Spreadsheet;

(F)    transmit to the Sellers’ Representative the Sellers’ Representative Expense Fund by wire transfer of immediately available funds to the account designated by the Sellers’ Representative and set forth in the Closing Consideration Spreadsheet; and

(G)    deliver to the Sellers’ Representative each of the deliverables set forth in Section 7.6.

1.5.    Purchase Price Adjustment.

(a)    Company-Calculated Purchase Price. The Closing Consideration Spreadsheet shall include Sellers’ good faith estimate of (each, an “Estimated Purchase Price Component”): (i) the Closing Cash Amount; (ii) the Closing Indebtedness Amount; (iii) the Unpaid Transaction Expense Amount; (iv) the Working Capital Amount; (v) the Working Capital Shortfall Amount; (vi) the Working Capital Surplus Amount; (vii) the Change in Control Payment Amount; (viii) the Aggregate Holdings Equity Purchase Amount; and (ix) the Aggregate Share Consideration Amount, which, in the case of each of clauses “(i)” through “(ix)” above, shall be determined in accordance with the definitions thereof (and the associated defined terms).

(b)    Purchaser-Calculated Purchase Price. No later than 60 days following the Closing, Purchaser shall deliver to the Sellers’ Representative a statement setting forth Purchaser’s good faith determination of: (i) the actual Closing Cash Amount; (ii) the actual Closing Indebtedness Amount; (iii) the actual Unpaid Transaction Expense Amount; (iv) the Working Capital Amount; (v) the Working Capital Shortfall Amount; (vi) the Working Capital Surplus Amount; (vii) the actual Change in Control Payment Amount; (viii) the actual Aggregate Holdings Equity Purchase Amount; and (ix) the actual Aggregate Share Consideration Amount (each, a “Purchaser-Calculated Purchase Price Component”), which, in the case of each of clauses “(i)” through “(ix)” above, shall be determined in accordance with the definitions thereof (and the associated defined terms).

(c)    Determination of Final Purchase Price.

(i)    No later than 30 days following the delivery by Purchaser of the Purchaser-Calculated Purchase Price Components, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of the Purchaser-Calculated Purchase Price Components. During such 30-day period, Purchaser shall provide the Sellers’ Representative and its Representatives with such access to the financial books and records of the Acquired Companies, as well as any relevant work papers as it may reasonably request, to reasonably enable it to evaluate the calculation of the Purchaser-Calculated Purchase Price Components. If the Sellers’ Representative accepts Purchaser’s determination of a Purchaser-Calculated Purchase Price Component pursuant to Section 1.5(b), or if the Sellers’ Representative fails within such 30-day period to notify Purchaser of a dispute with respect to any particular Purchaser-Calculated Purchase Price Component, then such Purchaser-Calculated Purchase Price Component determined by Purchaser pursuant to Section 1.5(b) shall be the applicable “Final Purchase Price Component” and shall be final and binding on the parties.

(ii)    If the Sellers’ Representative disputes Purchaser’s determination of the Purchaser-Calculated Purchase Price Components pursuant to Section 1.5(b), the Sellers’ Representative shall provide written notice to Purchaser no later than 30 days following the delivery by Purchaser to the Sellers’ Representative of the Purchaser-Calculated Purchase Price Components (the “Dispute Notice”), setting forth in reasonable detail those items of the Purchaser-Calculated Purchase Price Components that the Sellers’ Representative disputes (the “Disputed Items”), a brief description of the reasons for such dispute and the Sellers’ Representative’s calculation of the Disputed Items. All items in the Purchaser-Calculated Purchase Price Components other than the Disputed Items (“Non-Disputed Items”) shall be the applicable “Final Purchase Price Components” and shall be final and binding upon the parties. During the 10-day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the Disputed Items. If the Sellers’ Representative and Purchaser resolve their differences over any of the Disputed Items in accordance with the foregoing procedure (a “Resolved Disputed Item”), the “Final Purchase Price Component” in respect of such Resolved Disputed Item shall be the amount agreed upon by them in writing and shall be final and binding on the parties. If they fail to resolve their differences over any of the Disputed Items within such 10-day period, then promptly after the end of such period, either of them may request that a “big four” accounting firm as Purchaser and the Sellers’ Representative may mutually agree (the “Expert”) make a binding determination as to such Disputed Items in accordance with this Agreement (the “Unresolved Disputed Items”). Only Unresolved Disputed Items are subject to resolution by the Expert.

(iii)    The Expert will have no more than 30 days from the date of referral and no more than 10 Business Days from the final submission of written submissions by Purchaser and the Sellers’ Representative within which to render its written decision with respect to the Unresolved Disputed Items (and only with respect to any Unresolved Disputed Items set forth in the Dispute Notice) and the final determination of the Purchase Price shall be based on the Non-Disputed Items, the Resolved Disputed Items and the resolution of such Unresolved Disputed Items by the Expert. The Expert shall review such submissions and base its determination solely on such submissions. In resolving any Unresolved Disputed Item, the Expert may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The final determination of the Expert of an Unresolved Disputed Item shall be the “Final Purchase Price Component” in respect of such Unresolved Disputed Item, shall be final and binding upon the parties (absent fraud or manifest error), and shall be enforceable by any court of competent jurisdiction.

(iv)    Each of Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, shall bear its own fees and expenses in connection with the determination of the Final Purchase Price Components, provided that in the event that an Expert is engaged to determine any Unresolved Disputed Items, the fees and expenses of the Expert shall be allocated to and paid by Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, based upon the percentage that the portion of the aggregate amount of the Unresolved Disputed Items not awarded to each party bears to the total amount of the Unresolved Disputed Items not awarded to either party, as determined by the Expert, which determination shall be final and binding upon the parties.

(d)    Payment of Purchase Price Adjustment; Release of Purchase Price Adjustment Escrow Fund.

(i)    Following the determination of the Final Purchase Price Components in accordance with the applicable provisions of Section 1.5(c), and the calculation of the final

Purchase Price based on such Final Purchase Price Components (in lieu of the Estimated Purchase Price Components used to determine the Estimated Purchase Price) (the “Final Purchase Price”), subject in all respects to Sections 1.5(d)(ii) and 9.5(h), if:

(A)    the Final Purchase Price is greater than the Estimated Purchase Price set forth in the Closing Consideration Spreadsheet, then: (1) the Sellers’ Representative shall prepare and deliver to Purchaser a spreadsheet (the “Post-Closing Consideration Spreadsheet”) allocating the amount of such difference among Sellers, the former holders of Options, RSUs and Holdings Shares and the LTIP Participants, and promptly (and in any event within 10 Business Days) following the delivery to Purchaser of the Post-Closing Consideration Spreadsheet, Purchaser shall pay, or cause to be paid, the amount of such difference to Sellers, the former holders of Options, RSUs and Holdings Shares and the LTIP Participants, in each case, in the amounts and in accordance with the payment instructions set forth in the Post-Closing Consideration Spreadsheet; and (2) Purchaser and the Sellers’ Representative will promptly (and in any event within five Business Days) following the delivery to Purchaser of the Escrow Release Spreadsheet by the Sellers’ Representative jointly instruct the Escrow Agent to release the balance of the Purchase Price Adjustment Escrow Fund to the Sellers’ Representative (for the benefit of, and further distribution to, Sellers and the former holders of Holdings Shares) and to Purchaser (for the benefit of, and further distribution to, the former holders of Options, the former holders of RSUs and the LTIP Participants), in each case in accordance with such Escrow Release Spreadsheet allocating the amount to be so released from the Purchase Price Adjustment Escrow Fund;

(B)    the Final Purchase Price is less than the Estimated Purchase Price set forth in the Closing Consideration Spreadsheet, then: (1) if the amount of such difference is less than the Purchase Price Adjustment Escrow Amount, then Purchaser and the Sellers’ Representative promptly (and in any event within five Business Days) following the delivery to Purchaser of the Escrow Release Spreadsheet by the Sellers’ Representative shall jointly instruct the Escrow Agent to: (x) pay to Purchaser from the Purchase Price Adjustment Escrow Fund an amount equal to the amount of such difference; and (y) release the balance of the Purchase Price Adjustment Escrow Fund to the Sellers’ Representative (for the benefit of, and further distribution to, Sellers and the former holders of Holdings Shares) and to Purchaser (for the benefit of, and further distribution to, the former holders of Options, the former holders of RSUs and the LTIP Participants), in each case in accordance with such Escrow Release Spreadsheet allocating the amount so released from the Purchase Price Adjustment Escrow Fund; or (2) if the amount of such difference is greater than the amount then held in the Purchase Price Adjustment Escrow Fund, then: (x) Purchaser and the Sellers’ Representative promptly (and in any event within five Business Days) following such determination shall jointly instruct the Escrow Agent to release to Purchaser all amounts then held in the Purchase Price Adjustment Escrow Fund; and (y) Purchaser shall have no recourse against the Sellers’ Representative, Sellers, the former holder of Options, the former holders of RSUs, the former Holdings Equityholders or the LTIP Participants with respect to the amount of such difference that is greater than the amount then held in the Purchase Price Adjustment Escrow Fund; or

(C)    the Final Purchase Price is equal to the Estimated Purchase Price set forth in the Closing Consideration Spreadsheet, then Purchaser and the Sellers’ Representative promptly (and in any event within five Business Days) following the delivery to Purchaser of the Escrow Release Spreadsheet by the Sellers’ Representative

shall jointly instruct the Escrow Agent to release all of the Purchase Price Adjustment Escrow Fund to the Sellers’ Representative (for the benefit of Sellers and the former holders of Holdings Shares) and to Purchaser (for the benefit of, and further distribution to, the former holders of Options, the former holders of RSUs and the LTIP Participants), in each case in accordance with such Escrow Release Spreadsheet allocating the amount to be so released from the Purchase Price Adjustment Escrow Fund.

(ii)    All payments pursuant to this Section 1.5(d) shall be made by wire transfer of immediately available funds to account(s) set forth in the Post-Closing Consideration Spreadsheet, any Escrow Release Spreadsheet, or in written payment instructions delivered by Purchaser to the Sellers’ Representative, as applicable; provided, however, that any amount to be released to the Sellers’ Representative with respect to which Purchaser or any Acquired Company has any Tax withholding obligations shall instead by released to Purchaser for payment to the applicable payee through the payroll service of Purchaser or any Affiliate of Purchaser, in each case in accordance with the Post-Closing Consideration Spreadsheet or any applicable Escrow Release Spreadsheet. It is acknowledged and agreed that the delivery by Purchaser to the Sellers’ Representative of any amount on behalf of and for further distribution to any Person shall fully satisfy Purchaser’s obligations to such Person under this Agreement.

(iii)    Each Seller and Purchaser agree to treat (and cause their Affiliates to treat) any payments received by Purchaser pursuant to Section 1.5(d)(i)(B) as adjustments to the Aggregate Share Consideration Amount payable to such Seller for all Tax purposes, to the extent permitted by applicable Legal Requirements.

1.6.    Withholding. Each of Purchaser and the Company shall be entitled to deduct and withhold, from any consideration or other amounts payable by or on behalf of Purchaser, any Acquired Company or any of their respective Affiliates pursuant to this Agreement (including, for the avoidance of doubt, any amounts payable by Purchaser and/or released from the Purchase Price Adjustment Escrow Fund pursuant to Section 1.5(d)) or in connection with the transactions contemplated by this Agreement, such amounts as are required to be deducted or withheld therefrom or in connection therewith under any provision of applicable Legal Requirements relating to Taxes or under any other applicable Legal Requirement; provided, however, that except with respect to payments in the nature of compensation to be made to employees or former employees, the applicable payor shall provide each Seller or other applicable payee with a written notice of such payor’s intention to withhold at least three (3) Business Days prior to any such withholding indicating the (a) amount to be withheld or deducted with respect to each Person from which any amount is to be withheld or deducted and (b) relevant provisions of the Code (or other applicable Legal Requirement) requiring such withholding or deduction, and prior to any such withholding both the applicable payor and applicable payee shall use commercially reasonable efforts to minimize any such Taxes. To the extent such amounts are so deducted or withheld and subsequently paid to the appropriate Tax authority by or on behalf of Purchaser, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.    REPRESENTATIONS AND WARRANTIES RELATED TO SELLERS.

Each of the Sellers hereby represents and warrants, solely with respect to such Seller, to and for the benefit of the Purchaser Indemnified Parties, as follows:
2.1.    Authority; Capacity. Such Seller has all requisite corporate or other Entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform such Seller’s obligations hereunder. The execution and delivery by such Seller of this

Agreement and the consummation by such Seller of the transactions contemplated hereby and performance by such Seller of this Agreement have been duly authorized by all necessary corporate or other Entity action on the part of such Seller and the equityholders, members or partners of such Seller and no other corporate or other Entity proceedings on the part of such Seller are necessary to authorize the execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby and performance by such Seller of this Agreement. This Agreement has been duly and validly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

2.2.    No Violation; Required Filings and Consents. Except: (a) for filings, permits, Consents, registrations, and declarations as may be required under applicable Antitrust Laws in the Specified Jurisdictions, and applicable securities laws; and (b) as otherwise set forth in Schedule 2.2 of the Disclosure Schedule, none of the execution, delivery or performance of this Agreement by such Seller, the consummation by such Seller of the transactions contemplated hereby, or compliance by such Seller with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of the Charter Documents of such Seller; (ii) require such Seller to make any filing with, give any notice to, or obtain any permit or Consent of, any Governmental Authority; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which such Seller is a party or by which such Seller is bound; or (iv) violate any Legal Requirement to which such Seller is subject, excluding from the foregoing clauses “(ii),” “(iii)” and “(iv)” such violations, breaches, defaults or rights of modification, cancellation or acceleration or such violations of any Legal Requirement that, would not, individually or in the aggregate, result in any Company Share held by such Seller becoming subject to any Lien or reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

2.3.    Actions. (a) There is no Action of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding pending or, to the knowledge of such Seller, threatened against such Seller; and (b) such Seller is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of clause “(a)” or “(b)”, would, individually or in the aggregate: (i) result in the creation of a Lien on any issued and outstanding Company Share; (ii) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or (iii) otherwise prevent or materially delay performance by such Seller of any of its material obligations under this Agreement.

2.4.    Title and Ownership. Such Seller is the sole record and beneficial owner of all Company Shares set forth opposite such Seller’s name in Schedule 2.4-A of the Disclosure Schedule, and such Seller has good, valid and marketable title to all such Company Shares, free and clear of all Liens. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Company Shares (other than this Agreement). Except as otherwise set forth on Schedule 2.4-B of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any such Company Shares. No Person other than Sellers owns any securities of the Company or any right to acquire any securities of the Company.

2.5.    Due Organization. Such Seller is duly organized and validly existing (where such concept is recognized) under the laws of its jurisdiction of formation and has full corporate or other Entity power and authority to consummate the transactions contemplated by this Agreement.

2.6.    Brokers. Except as set forth on Schedule 2.6 of the Disclosure Schedule, such Seller has not employed (on its behalf or on behalf of any Acquired Company) any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.    REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES

Subject to any exceptions that are expressly and specifically set forth in the disclosure Schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that: (a) the information set forth in the Disclosure Schedule shall be disclosed under separate Schedule and sub-Schedule references that correspond to the sections and subsections of Section 2 and this Section 3 to which such information relates; and (b) the information set forth in each Schedule and sub-Schedule of the Disclosure Schedule shall qualify: (i) the representations and warranties set forth in the corresponding Schedule or sub-Schedule of Section 2 and this Section 3; and (ii) any other representations and warranties set forth in Section 2 and this Section 3 if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to any document(s) referenced therein or any independent knowledge on the part of the reader regarding the matter disclosed; provided, however, that this parenthetical only modifies clause (ii)) that such disclosure applies to such other representations and warranties), the Company hereby represents and warrants, to and for the benefit of the Purchaser Indemnified Parties, as follows:

3.1.    Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform the Company’s obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and performance by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

3.2.    No Conflicts; Governmental Filings and Consents.

(a)    Except as otherwise set forth on Schedule 3.2(a) of the Disclosure Schedule, the execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered pursuant hereto, the compliance with the provisions of this Agreement and each certificate or other instrument required to be executed and delivered pursuant hereto and the consummation of the Share Purchase and the other transactions contemplated hereby and thereby, will not: (i) conflict with or violate the Charter Documents of any Acquired Company; (ii) conflict in any material respect with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, suspend or cancel, or require any notice, Consent or waiver under, or result in the loss of any material benefit to which any Acquired Company is entitled under, any Material Contract; (iii) result in the creation or imposition of any Lien upon any material portion of assets of any Acquired Company; or (iv) violate in any material respect any Legal Requirements applicable to any Acquired Company or any properties or assets owned or used by any Acquired Company.

(b)    No Consent of, or registration, declaration or filing with, any Governmental Authority is required on the part of any Acquired Company or any direct or indirect holder of Company Securities in connection with the execution and delivery of this Agreement or any other transactions contemplated hereby, except for: (i) antitrust filings and approvals (or expirations of waiting periods or timing agreements) under the HSR Act and applicable Antitrust Laws in the Specified Jurisdictions; and (ii) such other Consents or filings that, if not obtained or made, (A) would not be material to the Acquired Companies, taken as a whole, and (B) would not prevent, materially alter the terms of, or materially delay the consummation of the Share Purchase or any of the other transactions contemplated by this Agreement.

3.3.    Due Organization.

(a)Each of the Company, Holdings and Opco are corporations and duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)Each Acquired Company other than those referenced in Section 3.3(a) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Each Acquired Company has full corporate or other Entity power and authority to conduct its business as currently conducted and is duly qualified, licensed and admitted to do business as a foreign Entity and is in good standing (where such concept is recognized) in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to have full corporate or other Entity power and authority or to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.

(c)The Company has Made Available to Purchaser complete and correct copies of the Charter Documents for each Acquired Company as currently in effect. The Charter Documents for each Acquired Company are in full force and effect and no Acquired Company is in material violation of (nor for the past five years has ever materially violated) any provision of its Charter Documents and no Acquired Company has since August 16, 2016 (or, to the Knowledge of the Company, prior to August 16, 2016) taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s members, stockholders, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body).

(d)The operations now being conducted by each Acquired Company have not been conducted under any other name since August 16, 2016.

(e)Schedule 3.3(e) of the Disclosure Schedule lists the current directors and officers (or similar corporate or other Entity offices or positions) of each Acquired Company. There are no Company Contracts with any member of the Executive Advisory Board of any Acquired Company in his or her capacity as such.

3.4.    Capitalization.

(a)    The authorized capital of the Company consists of 500,000 shares of Company Common Stock and 200,000 shares of Company Preferred Stock, of which 25,000 are designated as Series A Preferred Stock. The authorized capital of Holdings consists of 500,000 shares of common stock, par value $0.001 per share (“Holdings Common Stock”) and 100,000 shares of preferred stock, par value $0.001 per share (“Holdings Preferred Stock”). As of the date hereof, an aggregate of 123,700.73 shares of Company Common Stock and 7,774.05 shares of Company Preferred Stock and 146,587.1 shares of Holdings Common Stock and no shares of Holdings Preferred Stock are issued and outstanding. As of the date hereof, Holdings has reserved an aggregate of 16,274.37 shares of Holdings Common Stock for issuance under the Company Equity Plan, an aggregate of 10,186 shares of Holdings Common Stock issuable upon the exercise of outstanding Options, and an aggregate of 25.92 Holdings Common Stock are issuable upon the settlement of outstanding RSUs. Except for the Company Equity Plan and the LTIP, no Acquired Company maintains, nor has any Acquired Company since August 16, 2016 maintained, any option plans or other equity compensation related plans.

(b)    All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Company Shares, all other issued and outstanding Company Securities and all Company Securities that have ever been issued or granted by any Acquired Company, and all Company Securities that have ever been repurchased, redeemed, cancelled or exchanged by any Acquired Company, have been offered, issued, granted, sold repurchased, redeemed, cancelled or exchanged, as the case may be, in compliance with: (i) all applicable Legal Requirements; and (ii) all requirements set forth in all applicable Company Contracts. None of the issued and outstanding Company Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth in Sections 3.4(a), 3.4(d), 3.4(e)and 3.4(i) or in Schedule 3.5 of the Disclosure Schedule, no Company Security or subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company Shares or other Company Securities is authorized or outstanding. Except as set forth in Schedule 3.4(i) of the Disclosure Schedule, no Acquired Company has any obligation (whether written, oral, contingent or otherwise) to issue any such subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any Company Shares any evidences of indebtedness or assets of any Acquired Company. There has never been a stock dividend, combination, split, reverse-split, recapitalization or any similar transaction with respect to the Company Shares or any other Company Security. No Acquired Company has any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized share appreciation, phantom share or similar rights with respect to any Acquired Company (other than the rights of Persons to whom Incentives were granted to receive cash payments pursuant to the terms of the LTIP). There are no Company Shares or Holdings Shares that are unvested or are subject to termination or a repurchase option, risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement or other similar Contract with any Acquired Company. There are no agreements, written or oral, between any Acquired Company and any holder of Company Securities or others, or among any holders of Company Securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the Company Shares or the Holdings Shares.

(c)    For each Acquired Company that is not wholly-owned, directly or indirectly, by the Company, Schedule 3.4(c) of the Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of: (i) all Persons who hold any outstanding shares of capital stock and other equity securities of each Acquired Company (other than Options and RSUs); (ii) the class, series and number of shares or other equity securities owned by each such Person (other than Options and RSUs); and (iii) the date on which, and the price at which, such equity securities were acquired.

(d)    Schedule 3.4(d) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, as of the date of this Agreement, hold Options, indicating, with respect to each Option: (i) the number of Holdings Shares issuable upon the exercise of such Option; (ii) the exercise price, date of grant, vesting schedule and expiration date thereof; (iii) whether such Option is an “incentive stock option” as defined in Section 422 of the Code; and (iv) whether such Option is held by: (A) a current employee of Holdings; (B) a former employee of Holdings; or (C) an independent contractor or other non-employee of Holdings. None of the Options are early exercisable. All Options have been granted or issued at an exercise price not less than the fair market value of the underlying Holdings Shares, as determined by Holdings’ Board of Directors at the date of grant or issuance, and none of the Options constitute “deferred compensation” under Section 409A of the Code. True, complete and correct copies of the Company Equity Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Option, RSU and the Holdings Shares purchased under such plan) have been Made Available to Purchaser, and such plans and Contracts have not been amended, modified or supplemented since being Made Available to Purchaser, and there are no Contracts to amend, modify or supplement such plans or Contracts in any case from those Made Available to Purchaser. The Company Equity Plan has been duly approved by the stockholders of Holdings. Holdings has or, prior to the Closing, will have, taken all actions necessary to effect the treatment of Options and RSUs provided for under Section 1.3 under the Company Equity Plan, all Contracts governing the terms of all Options and RSUs and under any other plan or arrangement to which any Acquired Company is a party or by which any Acquired Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby, and, as of the Closing, no holder or former holder of Options or RSUs will have any rights with respect to such Options or RSUs other than as set forth in Section 1.3.

(e)    Schedule 3.4(e) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, as of the date of this Agreement, hold RSUs, indicating, with respect to each RSU: (i) the number of Holdings Shares issuable upon the settlement of such RSU; and (ii) the date of grant and expiration date thereof.

(f)    Schedule 3.4(f) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, as of the date of this Agreement, are recipients of, or have been granted, an Incentive under the terms of the LTIP, indicating, with respect to each Incentive: (i) the aggregate cash amount payable under the terms of such Incentive in connection with the Share Purchase; and (ii) whether such Incentive is held by: (A) a current employee of Holdings; (B) a former employee of Holdings; or (C) an independent contractor or other non-employee of Holdings.

(g)    The consideration for each Company Security purchased in the Share Purchase pursuant to this Agreement or the other transactions contemplated by this Agreement, the allocation of the Purchase Price among Sellers and the holders of Options, RSUs, Holdings Shares and Incentives pursuant to the Closing Consideration Spreadsheet and Post-Closing Consideration Spreadsheet, and the reduction of the amounts payable to Sellers at the Closing pursuant to this Agreement and the Closing Consideration Spreadsheet, in each case, conforms to the terms of the Charter Documents of the Company, the LTIP, the Company Equity Plan, and all other applicable Company Contracts, and none of Sellers, any holder of Company Securities or other Person shall be entitled to receive any different or additional amount in the Share Purchase pursuant to this Agreement or under any Holdings Equity Agreement with respect to Company Securities held by Sellers or any other Person.

(h)    Schedule 3.4(h) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts owed to any Acquired Company by any Employee or any holder of Company Securities or any of their Affiliates (other than for routine business expenses or similar obligations entered into or incurred in the ordinary course of business) (“Insider Receivables”). There will be no outstanding Insider Receivables as of the Closing.

(i)    Schedule 3.4(i) of the Disclosure Schedule identifies each Employee or other Person with an offer letter, other Contract or any other written communication that contemplates a grant of options to purchase Company Securities or the grant or issuance of other Company Securities, or who has otherwise been promised options to purchase Company Shares or other Company Securities, which options have not been granted, or other Company Securities have not been granted or issued, as of the date of this Agreement (each, a “Specified Person”).

(j)    Schedule 3.4(j) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts involving any Acquired Company or any Company Securities that provide for any rights of co-sale, voting, registration, first refusal, board observation, management advisor, information or redemption in favor of any Seller or any other Person that would otherwise survive the Closing by their terms.

(k)    Schedule 3.4(k) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts whereby any Seller or any Acquired Company has agreed, or by which any Seller or any Acquired Company is bound, to pay a transaction bonus in connection with the transactions contemplated by this Agreement, or to allocate or reallocate the proceeds of a change in control of any Acquired Company (including the Share Purchase) among themselves in a particular manner or in particular amounts (each Contract set forth or required to be set forth in Schedule 3.4(k) of the Disclosure Schedule, an “Exit Event Allocation Agreement”). All obligations and Liabilities of any Acquired Company under any Exit Event Allocation Agreement shall terminate as of the Closing.

3.5.    Subsidiaries.

(a)Schedule 3.5(a) of the Disclosure Schedule sets forth the name and jurisdiction of organization of each of the Company’s Subsidiaries. Each such Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its formation. Each such Subsidiary has all requisite corporate or other Entity power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except where such failure has not had, either individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary and, if applicable, is in corporate good standing under the laws of the jurisdiction of its organization, except where the failure to be so licensed or qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(b)Except as set forth in Schedule 3.5(b) of the Disclosure Schedule, all of the shares of, and other equity, voting, beneficial or ownership interests in, each Acquired Company (other than the Company) are owned by another Acquired Company free and clear of any Liens. No Acquired Company has the right to vote on or approve the Share Purchase or any of the other transactions contemplated under this Agreement. None of the capital stock or other equity, voting, beneficial, financial or ownership interests of any Acquired Company is subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of any capital stock or other equity, voting, beneficial, financial or ownership interests of any Acquired Company.

3.6.    Financial Statements.

(a)    Attached to Schedule 3.6(a) of the Disclosure Schedule are accurate and complete copies of the following consolidated financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of Holdings LLC and its consolidated Subsidiaries as of December 31, 2017 and the statements of operations, comprehensive loss, members’

equity and cash flows for the 12 month period ended December 31, 2017 and the 12 month period ended December 31, 2016, including the notes thereto and the opinion of Deloitte & Touche LLP; (ii) the unaudited consolidated balance sheet of Holdings LLC and its consolidated Subsidiaries as of July 31, 2018 (the “Balance Sheet”) and statements of operations for the seven-month period ended July 31, 2018, including any notes thereto. The Financial Statements: (A) are, and when delivered the Closing Balance Sheet will be, derived from, and are, and when delivered the Closing Balance Sheet will be, prepared in accordance with, the books and records of Holdings LLC and the other applicable Acquired Companies; (B) have been, and when delivered the Closing Balance Sheet will be, prepared in accordance with GAAP (except that such unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other except, if applicable, as may be indicated in the notes thereto; (C) fairly present in all material respects, and when delivered the Closing Balance Sheet will fairly present in all material respects, the financial condition of Holdings LLC and the other applicable Acquired Companies at the dates therein indicated and the results of operations and cash flows of Holdings LLC and the other applicable Acquired Companies for the periods therein specified (subject, in the case of unaudited Financial Statements, to the absence of footnote disclosure and to normal end of period adjustments that are not, individually or in the aggregate, material); and (D) are, and when delivered the Closing Balance Sheet will be, true, complete and correct in all material respects. Holdings LLC has, in the Financial Statements, and, when delivered the Company will have in the Closing Balance Sheet, identified all material uncertain Tax positions contained in all Tax Returns filed by any Acquired Company and has, in the Financial Statements established adequate reserves, and has made any appropriate disclosures in the Financial Statements, in each case, in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(b)    Each Acquired Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as such Acquired Company designed to: (i) provide reasonable assurances regarding the reliability of the Financial Statements; and (ii) in a timely manner accumulate and communicate to the Company’s and Holdings LLC’s senior management the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company or any Acquired Company (other than the Company), the officers of any Acquired Company, nor, if applicable, to the Knowledge of the Company, Holdings LLC’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements that has not been resolved. To the Knowledge of the Company, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. Each of the Company and Holdings LLC has in place a revenue recognition policy consistent with GAAP.

(c)    All of the accounts receivable of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP and are bona fide. No Person has any Lien on any of such accounts receivable and no request or agreement or deduction or discount has been made with respect to any such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the applicable Financial Statements or in the Closing Balance Sheet.

(d)    Each of the Company and Holdings was formed solely for the purposes of holding its ownership interests in Holdings and Holdings LLC, respectively. Since its formation, each of the Company and Holdings has never conducted any businesses, operations or other activities other than the acquisition and ownership of its interest(s) in Holdings and Holdings LLC, respectively, and other activities incidental thereto.

3.7.    Absence of Changes.

(a)Since the date of the Balance Sheet: (x) no Company Material Adverse Effect has occurred, and no event has occurred or circumstances has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Company Material Adverse Effect; and (y) without limiting the generality of the foregoing, except as set forth on Schedule 3.7(a) of the Disclosure Schedule, no Acquired Company has:

(i)declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any of its capital stock;

(ii)issued, sold or granted any of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such capital stock or any securities convertible into or exchangeable for such capital stock, in each case, other than in accordance with the terms of the Company Equity Plan;

(iii)    except as would not reasonably be expected to result in a material Liability to the Acquired Companies, established, adopted, materially amended, materially modified, or terminated any Company Employee Plan, agreement trust, fund, arrangement for the benefit of employees or any collective bargaining agreement or similar labor agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, renewals of health and welfare plans or insurance policies in the ordinary course of business, or as may have been required by applicable Legal Requirements);

(iv)    terminated the employment of any employee, other than in the ordinary course of business consistent with past practice;

(v)    entered into a waiver of any repurchase rights with respect to its capital stock, accelerated, amended or, if applicable, changed the period of exercisability of, any Options or RSUs or any other equity or similar incentive awards (including any long term incentive awards), or repriced any Options granted under any employee, consultant, director or other equity plans or authorized any cash payments in exchange for any Options or RSUs granted under any of such plans;

(vi)    permitted the early exercise or settlement of any Option or RSU or waived any of its rights under, or permitted the acceleration of vesting under (A) any provision of any Company Equity Plan (B) any provision of any Contract evidencing any outstanding Option, RSU or warrant or (C) any other Contract or arrangement relating to compensation, benefits or the provision of services to or for the benefit of any Acquired Company;

(vii)    entered into any loan or advanced any money or other property with any of its Employees, officers, directors or consultants;

(viii)    incurred any Indebtedness, other than under the Existing Credit Agreements, either involving more than $250,000 or outside the ordinary course of business and in a manner that is inconsistent with past custom and practice;

(ix)    mortgaged, pledged or subjected to any Lien, any of its material properties or assets, tangible or intangible, in each case other than any such mortgage or pledge described in clauses (a) through (i) of the definition of “Liens”;

(x)    forgiven or canceled any debts or claims, or waived any rights, other than immaterial rights or claims in the ordinary course of business;

(xi)    incurred a capital expenditure or made a commitment by such Acquired Company exceeding $250,000 individually or $500,000 in the aggregate, in each case, other than in the ordinary course of business;

(xii)    changed accounting methods or practices (including any change in depreciation or amortization policies or rates) in any material respect, other than as required by applicable Legal Requirements or GAAP;

(xiii)    (A) made, changed or rescinded any material election relating to Taxes, (B) settled or compromised any claim, controversy or Action relating to Taxes, (C) except as required by applicable Legal Requirements, made any change to (or made a request to any Taxing Authority to change) any of its material methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed material Tax Return, or foregone the right to any material amount of refund or rebate of a previously paid Tax, (E) entered into or terminated any agreements with a Taxing Authority, (F) prepared any Tax Return in a manner inconsistent with past practices, (G) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of material Taxes, (H) entered into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (excluding, in each case, (i) any agreement entered into in the ordinary course of business and not primarily related to Taxes and (ii) any agreement to which only members of the Acquired Companies are party), (I) granted any power of attorney relating to Tax matters or (J) requested a ruling with respect to Taxes;

(xiv)    revalued any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $200,000;

(xv)    amended or permitted the adoption of any amendment to any of such Acquired Company’s Charter Documents, or effected or became party to any acquisition transaction (other than any transaction contemplated in this Agreement), recapitalization, reclassification of shares, share split, reverse share split or similar transaction;

(xvi)    formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(xvii)    commenced or settled any lawsuit or became aware of the commencement, settlement, notice or written threat of any (A) lawsuit or proceeding or other Action or (B) other investigation by a Governmental Authority, in each case, against any Acquired Company;

(xviii)    received written notice of any claim or potential claim for the violation of any Legal Requirements;

(xix)    performed any acts with respect to Patent applications or taken any actions involving the United States Patent and Trademark Office (the “PTO”) or other similar Governmental Authority in another jurisdiction, other than filing timely responses to office actions in the ordinary course of prosecution;

(xx)    engaged in any purchase or sale of any interest in real property, grant of any Lien on any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease; or

(xxi)    entered into any agreement, commitment or obligation, orally or in writing, to do any of the foregoing.

(b)    Since the date of the Balance Sheet, each Acquired Company has:

(i)used reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of its current officers, employees and independent contractors, (C) preserve its relationships with customers, suppliers, landlords, creditors and others having business dealings with it and (D) maintain its assets in their current condition, except for ordinary wear and tear;

(ii)paid all Indebtedness and other accounts payable as they became due; and

(iii)    prepared and filed or caused to be prepared and filed any income and other material Tax Returns that were required to be filed and paid all income and other material Taxes due with respect to such Tax Returns within the time and in the manner required by applicable Legal Requirements.

3.8.    Absence of Undisclosed Liabilities.

(a)No Acquired Company has any Liability of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, required to be reflected in financial statements prepared in accordance with GAAP (including in any notes thereto), except for: (i) Liabilities accrued or reserved against in the Balance Sheet; (ii) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business and consistent with past practice that are accrued or reserved against in the Closing Balance Sheet; (iii) Company Transaction Expenses or Change in Control Payments that are incurred in connection with the transactions contemplated by this Agreement; and (iv) Liabilities under Company Contracts entered into in the ordinary course of business, none of which arise out of any breach thereof, or default thereunder, by any Acquired Company. Except for Liabilities reflected in the Financial Statements, the Company does not have any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. None of the Acquired Companies is or has ever been a party to any “off balance sheet arrangement” (as defined in Item 303(a)(4) of Regulation S-K promulgated by the Securities and Exchange Commission). All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP.

(b)Schedule 3.8(b) of the Disclosure Schedule sets forth the amount of, and a breakdown (on a creditor-by-creditor basis) of all Indebtedness of each Acquired Company as of the date of this Agreement.

3.9.    Taxes.

(a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Acquired Companies have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income and other material Taxes payable by or on behalf of the Acquired Companies (whether or not shown on a Tax Return) have been fully and timely paid.

(b)    The unpaid Taxes of the Acquired Companies did not, as of the date of the Balance Sheet, exceed the accruals for Taxes set forth in the Balance Sheet, and the unpaid Taxes reflected in the Closing Balance Sheet will not, as of the Closing Date, materially exceed the accruals for Taxes set forth in the Closing Balance Sheet. Since the date of the Balance Sheet, none of the Acquired Companies has incurred any Liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(a)Each of the Acquired Companies has complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts so withheld.

(d)    The Company has Made Available to Purchaser complete copies of: (i) all income and other material Tax Returns of or including the Acquired Companies for all Tax periods of such Acquired Company since August 16, 2016; and (ii) any audit, report or other similar correspondence received by an Acquired Company since August 16, 2016 relating to income or other material Taxes of the Acquired Companies.

(e)    Since August 16, 2016, none of the Acquired Companies has received a claim in writing, or notice of a pending claim, from a Taxing Authority in any jurisdiction where any of the Acquired Companies does not file Tax Returns that an Acquired Company is or may be subject to Taxation in that jurisdiction.

(f)    No Tax Return of the Acquired Companies has been audited by any Taxing Authority since August 16, 2016, and no such audit is now in progress nor, to the Company’s knowledge, have any of the Acquired Companies been notified of any request for such an audit or other examination with respect to any material Tax.

(g)    None of the Acquired Companies has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481(a) of the Code or any similar provision of any Tax Law, which adjustments have not yet been taken into account on the Acquired Companies’ Tax Returns, (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to any Acquired Company, which closing agreement is currently in effect or (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed (other than ordinary course extensions of up to six (6) months), or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid. None of the Acquired Companies will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) an election under Section 108(i) of the Code. None of the Acquired Companies has in effect any waivers of any statute of limitations with respect to any Taxes.

(h)    No Acquired Company is, or has been, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Treasury Regulations, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)    None of the Acquired Companies has a request for a private letter ruling, a request for technical advice, or a request for a change of any method of accounting that is in progress or pending with any Governmental Authority with respect to Taxes. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force. No Acquired Company is in the process of any voluntary compliance procedures or has made any other similar voluntary contact with any Governmental Authority with respect to any Tax period (or portion thereof).

(j)    There are no Liens as a result of any material unpaid Taxes upon any of the assets of any Acquired Company other than liens for Taxes not yet due and payable.

(k)    None of the Acquired Companies has ever been a member of any consolidated, combined, affiliated, unitary, aggregate or similar group of corporations for any Tax purposes (other than a group of which such Entity is or was the common parent corporation). None of the Acquired Companies has any Liability for the Taxes of any Person under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign Tax Law), other than as a result of being a member of a group of which such entity was the common parent, as a transferee or successor, by contract or by operation of law. None of the Acquired Companies is a party to, or bound by, any Tax sharing, allocation or indemnity agreement or arrangement (whether or not written) (other than (i) agreements entered into in the ordinary course of business and not primarily related to Taxes and (ii) any agreement to which only members of the Acquired Companies are party).

(l)    In the last two years, none of the Acquired Companies has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(m)    None of the Acquired Companies is currently participating in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of any Tax Law.

(n)    Each Acquired Company is in material compliance with all applicable transfer pricing Tax Laws (including, without limitation, Section 482 of the Code) and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company. To the Knowledge of the Company, none of the Acquired Companies has been a party to any transaction or other arrangement which is or will be subject to adjustment under any such transfer pricing Tax Laws.

(o)    None of the Acquired Companies is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment in that country.

(p)    Neither the execution and delivery of this Agreement nor any Holdings Equity Agreement, nor the consummation of any of the transactions contemplated hereby or thereby could (alone or in combination with one or more events or circumstances) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code; provided, that this Section 3.9(p) shall not apply to any arrangements entered into at the direction of Purchaser or its Affiliates (as of the date hereof) or between Purchaser and its Affiliates (as of the date hereof), on the one hand, and a “disqualified individual” (as defined in Section 280G of the Code) on the other hand (collectively, the “Purchaser Arrangements”) following the date hereof. None of the Acquired Companies is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for a Tax “gross-up,” indemnification, or reimbursement to any Person.

(q)    Except as set forth in Schedule 3.9(q) of the Disclosure Schedule, none of the Acquired Companies is party to any Contract that is subject to Section 409A of the Code. Each Contract that is subject to Section 409A of the Code of the Code has been administered in compliance in all material respects with its terms and the applicable operational and documentary requirements.

(r)    No Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Code Section 957 owns any “United States property” that could result in an inclusion of income under Code Section 956.

(s)    None of the Acquired Companies has made an election under Section 965(h)(1) of the Code to pay any net Tax liability under Section 965 of the Code in installments.

(t)    None of the Acquired Companies is a “passive foreign investment company” within the meaning of Section 1297 of the Code, and none of the Acquired Companies owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(u)    None of the Acquired Companies has transferred any intangible property the transfer of which is subject to the rules of Section 367(d) of the Code.

(v)    No Acquired Company is a member of a group with any other Entity for VAT purposes. All Acquired Companies have complied in all material respects with all Tax Laws concerning VAT, including with respect to timely filing of accurate returns, making timely payments and maintaining accurate records.

(w)    This Section 3.9, Section 3.6(a) and Section 3.7(a)(xiii) constitute the sole and exclusive representations or warranties of the Acquired Companies relating to Tax matters.

3.10.    Property.

(a)No Acquired Company currently owns, nor has any Acquired Company ever owned, any real property.

(b)Each Acquired Company has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all material properties and assets (whether real, or personal) free and clear of all Liens. The material items of equipment owned or leased by the Acquired Companies (i) are adequate in all material respects for the conduct of the business of the Acquired Companies as currently conducted, and (ii) are, in all material respects, in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(c)Schedule 3.10(c) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other Contracts (collectively, the “Real Property Leases”) under which the Acquired Companies use or occupy or have the right to use or occupy, now or in the future, any real property (the “Leased Premises”). The Company has Made Available to Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, Consents, waivers and side letters thereto and all Contracts in connection therewith, including all subordination agreements, and guarantees). The Closing will not affect the enforceability against any Person of any material Real Property Lease or any rights of the Acquired Companies thereunder or otherwise with respect to any material Leased Premises, including the right to the continued use and possession of such Leased Premises for the conduct of business as presently conducted.

(d)    The Real Property Leases are each in full force and effect and no Acquired Company is in material breach of or material default under, nor has any Acquired Company received written notice of any material breach of or material default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by any Acquired Company or any other party thereto. No Acquired Company has transferred or assigned any interest in any Real Property Lease, nor has any Acquired Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. The Acquired Companies currently occupy all of the Leased Premises for the operation of the business and, to the Knowledge of the Company, there is no other Person with a right to occupy the Leased Premises. The Leased Premises are in all material respects in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Acquired Companies do not, nor to the Knowledge of the Company, does any Leased Premises violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon.

3.11.    Contracts.

(a)    List of Contracts. Schedule 3.11(a) of the Disclosure Schedule accurately identifies, as of the date hereof:

(i)each Company Contract with any labor union or association representing any employee of the Company;

(ii)each Company Contract with or for the benefit of any officer or director of any Acquired Company which provides for indemnification of such officer or director;

(iii)each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operations of the Company since August 16, 2016;

(iv)each Company Contract imposing any material restriction on any Acquired Company’s right or ability: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to design, develop, deliver, use, market, distribute, license out or otherwise exploit any Company Product or Company Intellectual Property, anywhere in the world;

(v)each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any Company Product, or to exclusively supply any product or service to any Acquired Company; (B) otherwise granting any exclusive license to any Company Product or Company Intellectual Property or contemplating an exclusive relationship between any Acquired Company and any other Person; (C) under which any Acquired Company grants most favored nation terms, rights of first refusal or similar rights or terms to any Person; or (D) under which any Acquired Company grants to any other Person (1) the right to receive updates or new versions of Company Products or new Company Products before other customers (other than beta-testing or similar arrangements entered into in the ordinary course of business); (2) the right to guaranteed or preferred placement on any marketplace, software, web site or service of any Acquired Company; or (3) any similar preferential rights;

(vi)    each Company Contract for the sale of any of the assets of any Acquired Company, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;

(vii)    each Company Contract evidencing Indebtedness in an amount in excess of $500,000;

(viii)    each Company Contract with any customer involving annual payments in excess of $750,000;

(ix)    each Company Contract involving annual payments in excess of $100,000 that provides to another Person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (as compared to the Acquired Companies’ ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);

(x)    each Company Contract with any Related Party (other than offer letters, employment agreements and option agreements entered into in the ordinary course of business); and

(xi)    each Company Contract pursuant to which an Acquired Company has entered into a HIPAA Business Associate Agreement with another Person or otherwise acknowledges or agrees that it is a HIPAA Business Associate of another Person, in each case, involving annual payments in excess of $150,000.

(b)    Other Material Contracts. Each Contract in the categories described in clauses “(a)(i)” through “(a)(xi)” above, each Contract identified, or required to be identified, in Schedules 3.13(b), 3.13(d), 3.13(e) and 3.13(i) of the Disclosure Schedule and each Contract in the categories described below is referred to herein as a “Material Contract” and collectively as the “Material Contracts”:

(i)each Company Contract with any Employee pursuant to which: (A) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events); or (B) the Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Employee with annual base compensation in excess of $250,000, in either case, other than those Company Contracts set forth on Schedules 3.4(d) or Schedule 3.12(h) of the Disclosure Schedule;

(ii)each Employee Agreement for the employment of any individual on a full-time, part-time, consulting or other basis with annual base compensation in excess of $250,000 (other than “at-will” Employee Agreements that do not provide for severance not required by applicable Legal Requirements);

(iii)each Company Contract relating to the voting and any other rights and/or obligations of any Seller that would not automatically terminate at the Closing by its terms;

(iv)    each Company Contract creating or involving any material agency relationship, distribution arrangement or franchise relationship involving annual payments in excess of $250,000;

(v)    each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any escrow agreements (other than Contracts on the Company’s form Contract granting or awarding Options or RSUs);

(vi)    each Real Property Lease;

(vii)    each Company Contract for the purchase, lease, license or rental of material equipment involving payments in excess of $500,000;

(viii)    each Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Company in an amount or having a value in excess of $500,000 in the aggregate for the remaining term of such Company Contract; or (B) the performance of services having a value in excess of $500,000 in the aggregate for the remaining term of such Company Contract;

(ix)    each Company Contract relating to the acquisition, transfer, development or shared ownership of any Technology or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any Acquired Company), other than Company Contracts that are based on, and do not materially deviate from, the Standard Form Agreements, the Employee Proprietary Information Agreement or the Consultant Proprietary Information Agreement;

(x)    each Company Contract creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement, in each case, that is material to the Acquired Companies, other than Company Contracts that are based on, and do not materially deviate from, the Standard Form Agreements;

(xi)    each Company Contract pursuant to which an Acquired Company has entered into a HIPAA Business Associate Agreement with another Person or otherwise acknowledges or agrees that it is a HIPAA Business Associate of another Person, in each case, involving annual payments equal to or less than $150,000; and

(xii)    each Company Contract material to the business of the Acquired Companies as currently conducted, or currently contemplated to be conducted, relating to (A) the license or transfer of any Technology or patent, copyright, trademark, trade secret or other Intellectual Property Rights to or from any Acquired Company or (B) the provision of hosting or similar services.

(c)    Delivery of Contracts. Each Material Contract is a valid and binding agreement of the Company and is in full force and effect in accordance with its terms. True and complete copies of each of the Material Contracts (including all amendments thereto) have been Made Available to Purchaser.

(d)    Breach of Contracts. Except as set forth on Schedule 3.11(d) of the Disclosure Schedule: (i) the Company is not in default under or breach of the terms in any material respect of any Material Contract (a “default” being defined for purposes hereof as an actual default or event of default in any material respect or the existence of any fact or circumstance that would, upon receipt of notice and/or with the passage of time, constitute a default or event of default in any material respect or otherwise give rise to a right of termination, the right to exercise any material remedy under, the right to modify in any material respect or the right to accelerate the maturity or performance of any Material Contract in any material respect), nor will the consummation of the Share Purchase or any other transactions contemplated by this Agreement give rise to any such default or breach in any material respect, in each case, except for such defaults or breaches that would not be material to the Acquired Companies; (ii) to the Knowledge of the Company, no other party to any Material Contract is in default or breach of such Material Contract; and (iii) since August 16, 2016, the Company has not received any written notice or, to the Knowledge of the Company, any other communication regarding any actual or possible default under or breach of any Material Contract.

3.12.    Employee Benefit Plans and Compensation

(a)Employee Plans. Schedule 3.12(a) of the Disclosure Schedule (i) contains an accurate and complete list as of the date of this Agreement of each material Company Employee Plan and each material Employee Agreement and (ii) specifies, with respect to each Company Employee Plan, whether it provides compensation or benefits (A) exclusively or primarily to employees in the United States or (B) exclusively or primarily to employees outside of the United States (an “International Plan”). The Company has not made any plan or commitment to (x) establish any new material Company Employee Plan or Employee Agreement, (y) materially modify any material Company Employee Plan or Employee Agreement (except in the ordinary course of business, to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or (z) enter into any material Company Employee Plan or Employee Agreement, except, in each case, as could not reasonably be expected to result in a material Liability to the Acquired Companies.

(b)    Documents. The Company has Made Available to Purchaser, to the extent applicable, (i) for each written material Company Employee Plan and material Employee Agreement, correct and complete copies of all current documents embodying each such Company Employee Plan and each such Employee Agreement including, all amendments thereto and all related trust documents, (ii) for each unwritten material Company Employee Plan and Employee Agreement, a written summary of the material terms, (iii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Legal Requirement in connection with each material Company Employee Plan, (iv)  the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Legal Requirement with respect to each material Company Employee Plan and (v) all material correspondence to or from any Governmental Authority from the past three years relating to any Company Employee Plan related to matters involving a material Liability to the Acquired Companies.

(c)    Employee Plan Compliance. Each Company Employee Plan has been established, maintained, funded, and administered in all material respects in accordance with the terms of the applicable controlling documents and in material compliance with applicable Legal Requirements. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Employee Plan, in either case, on which the Company can rely and there are no facts or circumstances that could be reasonably likely to adversely affect the qualified status of any such Company Employee Plan. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or could reasonably be expected to be commenced (other than routine undisputed claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Authority with respect to any Company Employee Plan. None of the Acquired Companies is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Acquired Companies have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)    No Pension Plan, Funded Welfare Plans, PEOs or MEWAs. None of the Acquired Companies has maintained, established, sponsored, participated in, or contributed to, any (i) pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) plan maintained or sponsored by a professional employer organization, or (iv) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(e)    No Self-Insured Plan. Except as set forth on Schedule 3.12(e) of the Disclosure Schedule, no Company Employee Plan is a self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies) but excluding a health flexible spending account or dependent care spending account.

(f)    Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time in the past six years has any Acquired Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Acquired Companies has maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. No Acquired Company has any Liability by reason of being considered a single employer with any other Person under Section 414 of the Code.

(g)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide post-termination or retiree life insurance, or health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute at the sole expense of the participant or the participant’s dependent or beneficiary, and none of the Acquired Companies has any Liability to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable Legal Requirement at the sole expense of the participant or the participant’s dependent or beneficiary.

(h)    Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby could (alone or in combination with one or more events or circumstances, including any termination of employment or service): (i) result in any compensation or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee; (ii) increase or other enhancement of any compensation or benefit otherwise payable to any such individual; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit under any Company Employee Plan or Employee Agreement, except as required under Section 411(d)(3) of the Code; (iv) result in the acceleration or forgiveness (in whole or in part) of any outstanding loan to any Employee; or (v) require any contributions or payments to fund any obligations under any Company Employee Plan or Employee Agreement.

(i)    International Plans. Without limiting the generality of the other provisions of this Section 3.12, each International Plan that, under applicable Legal Requirements, is required to be registered or approved by a Governmental Authority, has been so registered or approved and has been maintained in all material respects in good standing with all applicable Governmental Authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such International Plan that could reasonably be expected to adversely affect any such approval or good standing. Each International Plan that is intended to qualify for special Tax treatment meets the requirements for such treatment in all material respects. All contributions to, and payments from, each International Plan under the terms of such plan or applicable Legal Requirements have been timely made in all material respects, and all contributions for any period ending on or before the Closing Date that are not yet due have been accrued in accordance with country-specific accounting practices.

3.13.    Intellectual Property; Technology; and Data Security.

(a)Registered Intellectual Property; Unregistered Trademarks. Schedule 3.13(a) of the Disclosure Schedule lists: (i) all Registered Intellectual Property owned, purported to be owned by, filed in the name of or applied for by any Acquired Company (“Company Registered Intellectual Property”) (including, as applicable: (A) the country of filing; (B) the registration number and date; and (C) the application number and date); and (ii) all material unregistered Trademarks used by any Acquired Company with respect to Company Products. All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property that are due for payment on or before the Closing Date have been timely paid as of the Closing Date, and all necessary documents, instruments and certificates in connection with the Intellectual Property Rights included in the Company Intellectual Property that are due for filing on or before the Closing Date or are necessary to establish, perfect and maintain the rights of the Company in any Intellectual Property Rights included in the Company Intellectual Property, have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority (or validly registered with the appropriate registrar in the case of Domain Names and the like).

(b)    Outbound and Inbound Licenses.

(i)Schedule 3.13(b)(i) of the Disclosure Schedule accurately identifies each Company Contract pursuant to which (A) any Person has been granted any license under, in or to, or otherwise has received any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any embodiment of, any Company Intellectual Property or Company Product, other than non-exclusive end-user customer agreements for the Company Products entered into in the ordinary course of business, or (B) any limit or restriction is imposed on the right or ability of any Acquired Company to exploit, assert, enforce, transfer or dispose of any Company Intellectual Property or Company Product.

(ii)No Acquired Company is bound by, and no Company Intellectual Property or Company Product is subject to, any Contract containing any exclusive license or any covenant or other provision that materially limits or restricts the ability of any Acquired Company to use, distribute, sell or otherwise exploit any Company Product or Company Intellectual Property anywhere in the world, other than customary license restrictions entered into in the ordinary course of business with respect to Technology incorporated into a Company Product and licensed from a third Person.

(iii)    Schedule 3.13(b)(iii) of the Disclosure Schedule accurately identifies each Company Contract pursuant to which any Acquired Company has been granted any license under, in or to, or otherwise has received any right, title or interest (whether or not currently exercisable and including a right to receive a license) in, or any embodiment of, any Technology or Intellectual Property Rights of another Person, other than nonexclusive licenses of non-customized “off-the-shelf” software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or necessary for the delivery of, any of the Company Products, or (C) is generally available on standard terms for less than $150,000.

(c)    Title to and Enforceability of Company Intellectual Property. The Acquired Companies are the sole and exclusive owners of each item of Company Intellectual Property, free and clear of any Liens. The Intellectual Property Rights included in the Company Intellectual Property (other than pending applications for patents and trademarks) is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i)    No Action (including any interference, opposition, cancellation, reissue, review, reexamination, or other legal proceeding) before any court or tribunal (including the PTO or other similar Governmental Authority anywhere in the world), except in the normal course of prosecution before the PTO or other similar Governmental Authority in another jurisdiction, is or has been pending or threatened in which the ownership, scope, validity, enforceability or infringement of any Intellectual Property Rights included in the Company Intellectual Property is being, has been, or would reasonably be expected to be contested or challenged.

(ii)    No Acquired Company has transferred to any other Person full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were material to the business of the Acquired Companies.

(iii)    No act has been done or omitted to be done by any Acquired Company, as a result of which any Intellectual Property Rights included in Company Intellectual Property has been, or would reasonably be expected to be, impaired or abandoned.

(iv)    No Trademark owned or for which registration has been applied for by any Acquired Company conflicts or interferes (with respect to the classes in which any Acquired Company uses or has applied for registration of the Trademark) with any Trademark owned, used or for which registration has been applied for by any other Person, and the Acquired Companies have taken all reasonable steps to police the use of the Trademarks owned or for which registration has been applied by any Acquired Company.

(v)    Upon and immediately after the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company without material restriction and without payment of any kind to any third party, except as set forth in Schedule 3.13(c)(v) of the Disclosure Schedule.

(d)    Third Party Intellectual Property Rights. Other than Technology and Intellectual Property Rights licensed to any Acquired Company under: (i) Open Source Licenses; and (ii) the licenses set forth in Schedule 3.13(b)(iii) of the Disclosure Schedule, the Company Intellectual Property includes all Technology and Intellectual Property Rights that are incorporated or embodied in any Company Product. Each Acquired Company owns or otherwise has sufficient rights in and to, and immediately after the Closing will continue to own or have sufficient rights in and to, all Technology and Intellectual

Property Rights that are used in or necessary for the business of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted.

(e)    Standard Form Agreements. To the extent they exist, copies of each Acquired Company’s standard forms of: (i) partner, distributor, reseller, OEM, referral or sales representative agreements; (ii) confidentiality agreement; (iii) business associate agreement; (iv) service level agreement; and (v) customer or subscriber license and/or service or subscription agreement, terms of use or terms of service for Company E-Services (including each Company Web Site), including any Privacy Policies (defined in Section 3.13(n)) (collectively under this clause “(v)”, the “Company TOS”), (all of the foregoing, collectively, the “Standard Form Agreements”) have been Made Available to the Purchaser. All users of Company E-Services (except for visitors to Company Web Sites that are merely browsing the Company Web Sites and are not using other Company Products or otherwise transacting business with an Acquired Company via the Company Web Sites) have affirmatively assented to and are bound by the Company TOS (or have affirmatively assented to and are bound by a Contract specified in Schedule 3.13(b)(i) of the Disclosure Schedule or a non-exclusive, end-customer agreement with an Acquired Company expressly excluded from the disclosure requirements under Section 3.13(b)(i)), and each Acquired Company has maintained electronic records sufficient to meet all applicable Legal Requirements pertaining to the enforceability of the Company TOS.

(f)    No Infringement by the Company. No Acquired Company has ever infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person. None of the Company Products, the conduct of the business of any Acquired Company, or the use, distribution, import, sale, provision, or licensing of any Company Product infringes, violates or makes unlawful use of any Intellectual Property Rights or Technology of another Person, and no Company Product contains any Intellectual Property Rights or Technology misappropriated from any other Person. Without limiting the generality of the foregoing:

(i)    Except as set forth in Schedule 3.13(f)(i) of the Disclosure Schedule, no Acquired Company has, in the past three years, received notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product or Company Intellectual Property, or by any Acquired Company, of any Intellectual Property Rights or Technology of another Person, including any letter or other communication suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Rights or Technology of another Person or (B) requesting, claiming, or demanding that an Acquired Company indemnify, defend, hold harmless, or reimburse another Person with respect to any actual, alleged, or suspected infringement, misappropriation, violation, or unlawful use of any Intellectual Property Rights or Technology; and

(ii)    No infringement, misappropriation, or similar claim or legal proceeding is pending or, to the Knowledge of the Company, threatened against any (A) Acquired Company or (B) other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company under a Company Contract with respect to any such claim or legal proceeding.

(g)    Effects of Contemplated Transactions. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in, or give any other Person the right or option to cause or declare: (i) Purchaser or any of its respective Affiliates, or any Acquired Company, to grant, assign or transfer to any other Person any license or other right or interest under, in or to any Company Intellectual Property; (ii) Purchaser or any of its Affiliates, or any Acquired Company, to be bound by or subject to any non‑compete or other restriction on the operation or scope of their respective businesses; (iii) a breach of, an obligation to obtain any consent under, or the right of any Person to terminate any Contract pursuant to which any Acquired Company (including a license for Shrink-Wrap Code) has been granted, or has granted to any other Person, any license to or under any Technology or Intellectual Property Rights; (iv) Purchaser or any of its Affiliates, or any Acquired Company, to be obligated to pay any royalties or other fees with respect to Intellectual Property Rights of any third party in excess of those payable by any Acquired Company in the absence of this Agreement or the transactions contemplated hereby; (v) by the terms of any Company Contract, a reduction of any royalties, revenue sharing, or other payments that an Acquired Company would otherwise be entitled to with respect to any Company Intellectual Property; (vi) a loss of, or Lien on, any Company Intellectual Property; or (vii) the release, disclosure or delivery of any Company Intellectual Property or Company Product by or to any escrow agent or other Person.

(h)    No Third Party Infringement. To the Knowledge of the Company, no Person is infringing or misappropriating, or has infringed or misappropriated, any Company Intellectual Property. No infringement, misappropriation or similar claim or legal proceeding is pending, or threatened by any Acquired Company, involving any actual or alleged infringement or misappropriation by any other Person of any Company Intellectual Property.

(i)    Proprietary Information Agreements. To the extent they have been in use at any time since August 16, 2016, copies of (i) each Acquired Company’s standard form of Employee Agreement containing any assignment or license of Intellectual Property Rights (the “Employee Proprietary Information Agreement”), and (ii) each Acquired Company’s standard form of professional services, outsourced development, consulting or independent contractor agreement containing any assignment or license to an Acquired Company of Intellectual Property Rights (the “Consultant Proprietary Information Agreement”) have been Made Available to the Purchaser. All current and former Employees of the Acquired Companies, and all current and former consultants, contractors, developers, and partners of the Acquired Companies who have been involved, in the course of their work for any Acquired Company, in the creation or development of Technology or Intellectual Property Rights that are either material to any Acquired Company or its business or are material and incorporated or embodied in any Company Product, (i) have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, and (ii) (A) have validly and irrevocably assigned all of their rights in such Technology and Intellectual Property Rights to the Acquired Companies, and (B) to the extent not assignable under applicable Legal Requirements, have waived all moral rights in such Technology and Intellectual Property Rights in favor of the Acquired Companies, in each of “(A)” and “(B)” without the exclusion or reservation of any Technology or Intellectual Property Rights that are related to or necessary for the business of any Acquired Company as it is currently conducted. The Acquired Companies have taken all reasonable steps to protect the confidentiality of all trade secrets and other Confidential Information of the Acquired Companies or of any third party that has provided any trade secrets or other Confidential Information to the Acquired Companies.

(j)    No Government Funding. No funding, facilities or resources of any Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization, or research center was used in the development of any Company Intellectual Property or Company Product. No Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization, or research center has any right, title, or interest (including any license rights) in or to any Company Intellectual Property or Company Product, or any part thereof, whether as a result of the use of any such funding, facilities, or resources or otherwise.

(k)    Open Source Software.

(i)Other than as set forth in Schedule 3.13(k)(i)(1)(ii) of the Disclosure Schedule, no Acquired Company has used, distributed or made available any Open Source Software in any manner that would or could: (A) require the disclosure or distribution of any Company Source Code; (B) require the licensing of any Company Intellectual Property, including for the purpose of making modifications or derivative works; (C) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (D) create, or purport to create, obligations for any Acquired Company with respect to the Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property; or (E) impose any other material limitation, restriction, or condition on the right of any Acquired Company to use or distribute any Company Intellectual Property.

(ii)The Acquired Companies have been and are in material compliance with all applicable licenses to Open Source Software that is or has been used, distributed or made available by the Acquired Companies in any way.

(l)    Conflicting Personnel Agreements. To the Knowledge of the Company, no Employee is (i) bound by or otherwise subject to any Contract with that Person’s former employer restricting in any material respect that Person from performing such Person’s duties for the Acquired Companies or (ii) in breach of any Contract with any former employer or other Person concerning Technology or Intellectual Property Rights as a result of such Person’s development or disclosure of Technology or Intellectual Property rights for or to the Acquired Companies or other activities for or with the Acquired Companies.

(m)    Company Source Code. The Acquired Companies own and possess all source code for all software included within the Company Intellectual Property and own or have valid licenses and possess source code for all Company Products. The Acquired Companies have taken all actions customary in the software industry to document the software that is Company Intellectual Property and its operation, such that such software, including its source code and documentation, have been written so that they may be understood, modified and maintained in an efficient manner. Neither the Acquired Companies nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code except for disclosures to employees, contractors or consultants of the Acquired Companies under agreements that prohibit use or disclosure except in the performances of services to the Acquired Companies.

(n)    Private Information. The Acquired Companies, the Company Web Sites and the Company Products, and all third parties acting on the Acquired Companies’ behalf or that have access to Private Information comply, and have complied since September 1, 2014 with all applicable Privacy Laws and Requirements, Company TOS, and all contracts to which an Acquired Company is a party to the extent such contracts require the Acquired Companies to protect Private Information. Neither (i) the collection, storage, processing, transfer, sharing and destruction of Private Information in connection with the transactions contemplated by this Agreement, nor (ii) to the Knowledge of the Company, the execution, delivery and performance of this Agreement nor the subsequent transfer of all of the Company’s databases and other information relating to their customers, contributors and all non-customer end users of the Company E-Services, including all Private Information, from the Acquired Companies to Purchaser or any other Subsidiary of Purchaser will cause, constitute, or result in a breach or violation of any Privacy Laws and Requirements by any party to this Agreement, or cause, constitute, or result in a breach or violation of any contractual obligation or Privacy Policies of the Acquired Companies. Copies of all current privacy policies of the Acquired Companies that apply to the Company Web Sites and Company Products (collectively, “Privacy Policies”) have been provided to Purchaser. The Privacy

Policies make all disclosures to users or customers required by all applicable Privacy Laws and Requirements. Each of the Acquired Companies has, at all times and in all material respects, complied with its applicable Privacy Policies and its security- and marketing-related internal policies. There is not currently, and has not been since August 16, 2016, any written complaint to, or any audit (excluding for the avoidance of doubt any audits requested by customers in the ordinary course of business), proceeding, investigation (formal or informal), or claim against, the Acquired Companies or, to the Knowledge of the Company, any of their customers (specific to the Company Products) by (1) any private party, or (2) any Person, including the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, with respect to the privacy or data protection practices of the Acquired Companies, including the collection, use, retention, disclosure, transfer, storage, processing or disposal of Private Information maintained by or on behalf of the Acquired Companies, and, to the Knowledge of the Company, there is no reasonable basis for any such notice, claim, investigation, litigation, or proceeding.

(o)    Bugs. The Acquired Companies maintain a bug tracking database that contains records of known bugs maintained by its development or quality control groups with respect to the Company Products, and such database is current and complete. None of the Company Products or Technology: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Product or Technology; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Product or Technology or any product or system containing or used in conjunction with such Company Product or Technology.

(p)    Contaminants. None of the Company Products (including all parts thereof) or Technology used to deliver any Company Products contain or make available any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses, or other software routines or hardware components that permit or cause unauthorized access to, or disruption, impairment, disablement, unauthorized encryption of, or destruction of, the Company Product or the Technology used to deliver such Company Product (or parts thereof) or data, software, or other materials (“Contaminants”). The Acquired Companies use applicable industry standard measures to prevent the introduction of Contaminants into Company Products and the Technology used to deliver the Company Products.

(q)    Security Measures. The Acquired Companies have taken industry standard steps and implemented applicable industry standard procedures to protect the Acquired Companies’ information technology systems, networks and equipment from Contaminants and to preserve the availability, security, and integrity of such systems, networks and equipment and the data and information stored thereon, including, without limitation, Private Information and Confidential Information and in accordance with applicable Privacy Laws and Requirements. This includes, but is not limited to, the Acquired Companies’ having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security to identify threats and preserve and protect the confidentiality, availability, security, and integrity of the information technology assets, Private Information, Confidential Information and Company Intellectual Property collected, processed, or stored by any Acquired Company or any third party authorized by an Acquired Company (including protecting such systems from infection by Contaminants, access, modification, destruction, disclosure, use or control by unauthorized Persons, or that exceeds the Person’s authorization) in conformance with Privacy Laws and Requirements; performing and documenting its risk assessment and management procedures and secure programming techniques. The Acquired Companies take and have since September 1, 2014 at all times required that any Private Information collected or handled by authorized third parties acting on behalf of the Acquired Companies provides similar safeguards, in each case, in compliance with applicable Privacy Laws and Requirements and consistent with general industry standards. The Acquired Companies’ information security practices conform in all material respects to all of the Acquired

Companies’ contractual commitments. The Acquired Companies have implemented and maintain disaster recovery and security plans, procedures and facilities for such systems that are commercially reasonable for the Company Products and Company’s industry. There is not currently, and there has not been since August 16, 2016, any written complaint to, or any audit (excluding for the avoidance of doubt any audits requested by customers in the ordinary course of business), proceeding, investigation (formal or informal), or claim against, the Acquired Companies or, to the Knowledge of the Company, any of their customers (specific to the Company Products) by any Person, including: (i) any private party; or (ii) the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, with respect to the security, confidentiality, availability, or integrity of information technology assets, Private Information, Confidential Information, or other data, information or Company Intellectual Property. Other than immaterial incidents in the ordinary course of business, there have been no intrusions or breaches of the security of, or other loss, or unauthorized access, use, disclosure or processing of the information technology assets, Private Information, Confidential Information, or other data, information or Company Intellectual Property owned, used, stored, received, or controlled by or on behalf of the Acquired Companies, including any unauthorized access, use or disclosure of the foregoing that would constitute a breach for which notification to any Person is required under any applicable Privacy Laws and Requirements or contracts or agreements to which any Acquired Company is a party. All Private Information and Confidential Information is encrypted in accordance with the Acquired Companies’ representations made in their Privacy Policies, applicable industry standard practices regarding encryption technologies and encryption key management practices, and applicable Privacy Laws and Requirements. Without limitation to the foregoing, all contracts stored within the Company E-Services are encrypted when being transmitted via a network; all contracts and Private Information in the Company E-Services are encrypted when electronically stored; and all so-called “form data” collected by Acquired Companies is additionally encrypted within the Company E-Services Databases. The Acquired Companies’ employees with access to Private Information or Confidential Information have been provided privacy and security training sufficient to meet obligations under Privacy Laws and Requirements, the Privacy Policies, and contractual obligations. Each Acquired Company has performed a Security Assessment and has performed regular enterprise-wide penetration testing (no less frequently than annually). Each Acquired Company has performed vulnerability scans (no less frequently than bi-annually) on each network owned or operated by such Acquired Company. Each Acquired Company has taken all efforts to address and fully remediated all high and critical threats and high and critical deficiencies identified in every Security Assessment, penetration test and vulnerability scan.

(r)    Authority, Consents and Authorizations. The Acquired Companies have all necessary authority, consents and authorizations to receive, access, use, disclose, and otherwise process Private Information in the possession or under the control of the Acquired Companies in connection with the operation of the Company’s business. The Acquired Companies have filed any required registrations with any applicable data protection authority or other Government Authority related to their processing of Private Information, including any consents or authorizations necessary to operate each Acquired Companies’ business. Since September 1, 2014, the Acquired Companies have taken reasonable steps to confirm: (i) that each third party that provides the Company with Private Information has and will provide that Private Information in accordance with applicable Legal Law (including Privacy Laws and Requirements), contractual obligations, or other terms to which the Acquired Companies are bound; and (ii) that those third parties have all necessary authority, consents, and other rights to provide that Private Information to the Acquired Companies.

(s)    Business Associate Agreements. Each Acquired Company has entered into a business associate agreement with the applicable third party in each instance where such Acquired Company (i) acts as a Business Associate to that third party and the third party requests the execution of a Business Associate Agreement or (ii) provides protected health information (as defined in 45 C.F.R. §

160.103) to that third party, in each case, as required by, and in conformity with, applicable Privacy Laws and Requirements and the applicable Contracts to which such Acquired Company is a party.

3.14.    Product and Service Warranties. Except as otherwise set forth on Schedule 3.14 of the Disclosure Schedule: (i) each Company Product is and has been in conformity in all material respects with all applicable specifications, commitments under Contracts, express and implied warranties, and Legal Requirements and is free of material defects (“Product Requirements”); (ii) the Company has no material Liabilities (and, to the Knowledge of the Company, there is no basis for any present or future legal proceeding, charge, complaint, claim or demand against the Company giving rise to any material Liabilities) for any nonconformity with or breach or violation of any Product Requirement or other damages in connection therewith (including any obligation to replace or repair any Company Product or re-perform any service); (iii) there are no material unresolved claims, or material claims threatened in writing by any other Person, against the Company under or based on any Product Requirement; (iv) without limiting the generality of this Section 3.14, since August 16, 2016, no Company Product has been the subject of any recall; and (v) no event has occurred and, to the Knowledge of the Company, no condition or circumstance exists, that (with or without notice or lapse of time) would reasonably be expected to give rise to, or serve as the basis for, any recall of any Company Product.

3.15.    Insurance.

(a)Each Acquired Company and its assets and operations have been covered since August 16, 2016 by insurance in scope and amount customary and reasonable for the business in which it was engaged during such period. Schedule 3.15(a) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all material insurance policies maintained by or on behalf of any Acquired Company. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limit of liability. True and complete summaries of each listed policy have been Made Available to Purchaser. Except as set forth on Schedule 3.15(a) of the Disclosure Schedule, such policies are in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated herein. No Acquired Company, and to the Knowledge of the Company, no other Person, is in material breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a material breach or default under, or permit the termination or material modification of, any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof. The information in the application for each such insurance policy was, in all material respects, accurate and complete at the time such application was submitted, and each Acquired Company has complied in all material respects with any obligation to update the information in each such application.

(b)    As of the date hereof, there are no self-insurance arrangements affecting any Acquired Company.

3.16.    Personnel.

(a)The Acquired Companies are in compliance in all material respects with all Legal Requirements respecting employment, discrimination in employment, civil rights, workers’ compensation, unemployment, insurance, disability, collective bargaining, collection and payment of Tax withholding or social security taxes and any similar tax, severance pay, immigration, affirmative action, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), wages (including overtime wages), compensation and hours of work, work time, for of contract (part-time, fixed-term, temporary work and telework, or other regulated type of employment agreement) and occupational safety and health and employment practices, and are not engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar Legal Requirements. The Acquired Companies have maintained records in compliance with applicable Legal Requirements for all Employees during their employment. The Acquired Companies have conducted all the required immigration checks prior to any Employee commencing employment with any Acquired Company. Except as disclosed on Schedule 3.16(a) of the Disclosure Schedule, there is no employee of any Acquired Company whose employment would require special licenses or permits, nor is there any statutory or regulatory restriction on any Employee continuing employment with any Acquired Company. The Acquired Companies have withheld all material amounts required by applicable Legal Requirements or by Contract to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages, compensation, overtime, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Acquired Companies have paid in full to all Employees all wages, salaries, overtime, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees. The Acquired Companies do not have any material Liability with respect to any misclassification of: (i) any Person as an independent contractor or agent rather than as an employee; (ii) any Employee leased from another employer; or (iii) any Employee currently or formerly classified as exempt from overtime wages. No Acquired Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). No Acquired Company has in the past three years engaged any consultants, sub-contractors or freelancers who, according to applicable Legal Requirements, would be entitled to the rights of an employee vis-à-vis any Acquired Company, including rights to severance pay or vacation. No Acquired Company is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority. There are no controversies pending or, to the Knowledge of the Company, threatened, between any Acquired Company and any of its Employees or other service providers, which controversies have or have threatened to result in an Action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority. All post-termination covenants provided in favor of the Acquired Companies are valid and enforceable according to their terms.

(b)    No Acquired Company is, and has never been, a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Employee, and no such collective bargaining agreement or other union Contract is being negotiated by any Acquired Company. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee of any Acquired Company. There have been no activities or proceedings of any labor union to organize its Employees since August 16, 2016. There is no labor dispute, strike, walkout, picketing, lockout, or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Acquired Companies. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any labor Contract or require any Acquired Company to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. No Acquired Company nor, to the Knowledge of the Company, any Representative or Employee of an Acquired Company has committed any unfair labor practice within the meaning of the National Labor Relations Act or any similar Legal Requirements in connection with the operation of the business of the Acquired Companies, and there is no charge or complaint against any Acquired Company by the National Labor Relations Board or any comparable Governmental Authority pending or threatened.

(c)    The Company has Made Available to Purchaser a true, correct and complete list of the positions and rates of compensation of all current Employees, including persons employed by a professional employment organization or other similar third party and providing services to any Acquired Company, showing each such person’s city/country of employment, position, place of employment or services, date of hire or engagement, applicable notice period, annual remuneration (including commission and target bonus opportunity), status as exempt/non-exempt under the Fair Labor Standards Act as applicable (or similar designation for overtime eligible employment outside the U.S.), status as an active or inactive employee, and fringe benefits for the current fiscal year, as of the date hereof.

(d)    Each Acquired Company is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state, local or foreign Legal Requirement. In the past year: (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Legal Requirement similar to the WARN Act. No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Legal Requirement.

(e)    Except as set forth on Schedule 3.16(e) of the Disclosure Schedule, no Acquired Company has entered into or made any outsourcing agreements or other arrangements with any third party under which any person may become or cease to be an employee of the Company upon the termination or expiry of such agreements or arrangements.

3.17.    Litigation. Except as set forth on Schedule 3.17-1 of the Disclosure Schedule, there is not pending, or to the Knowledge of the Company, threatened: (a) any Action against any Acquired Company, any of the material properties of any Acquired Company or the Share Purchase or the other transactions contemplated hereby; (b) any Action that involves or would reasonably be expected to involve any material Liability that has been retained or assumed, indemnified against or guaranteed (either contractually or by operation of any Legal Requirement) by any Acquired Company; (c) governmental inquiry or investigation against any Acquired Company or any of its material properties (including any inquiry as to the qualification of any Acquired Company to hold or receive any license or Permit), other than ordinary course requests for information and documentation in connection with the renewal of any license or Permit; (d) that relates to the ownership or alleged ownership of any units, capital stock or other securities of any of the Acquired Companies, or any option, warrant or other right to acquire shares, capital stock or other securities of any of the Acquired Companies; (e) that relates to any right or alleged right to receive any consideration as a result of or in connection with this Agreement, any other agreement contemplated hereby, the Share Purchase or any other transaction contemplated hereunder; or (f) any Actions against any Related Party in connection with the business of the Company. Further, except as set forth on Schedule 3.17-2 of the Disclosure Schedule: (x) to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action; (y) the Company is not in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company; and (z) there is no Action by the Company pending or threatened against any other Person.

3.18.    Environmental Matters.

(a)For all purposes of and under this Agreement: (i) the term “Environmental Laws” shall mean any Legal Requirement (whether domestic or foreign) relating to (x) releases or threatened release of Hazardous Substances, (y) pollution or protection of employee or public health or safety (solely with respect to exposure to Hazardous Substances) or the environment or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances; and (ii) the term “Hazardous Substance” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

(b)Except as would not be material to the Acquired Companies, (i) each Acquired Company is and has for the past five years been in compliance with all applicable Environmental Laws in all material respects; (ii) for the past three years (or earlier if unresolved), no Acquired Company has received any notice of any noncompliance of its past or present operations with Environmental Laws; (iii) no notices, administrative actions or suits are pending or, to the Knowledge of the Company, threatened relating to an actual or alleged violation of any applicable Environmental Law by any Acquired Company; (iv) no Acquired Company has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or, to the Knowledge of the Company, exposed any Employee or other Person to any Hazardous Substances, in each case so as to give rise to any Liability or corrective or remedial obligation under any Environmental Law; (v) to the Knowledge of the Company, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by any Acquired Company so as to give rise to any Liability or corrective or remedial obligation under any Environmental Law; (vi) there have been no Hazardous Substances generated by the Acquired Companies that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the U.S. so as to give rise to Liability or corrective or remedial obligation of the Acquired Companies under any Environmental Law; (vii) to the Knowledge of the Company, there are no underground storage tanks located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company, in each case so as to give rise to any Liability or corrective or remedial obligation of the Acquired Companies under any Environmental Law; (viii) except for the Real Property Leases, no Acquired Company has entered into any Contract that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Environmental Law or the Hazardous Substance related activities of such Acquired Company or any other Person; and (ix) the Company has Made Available to Purchaser true and correct copies of all material environmental reports, audits, notifications, Permits and environmental studies or assessments in the possession of the Acquired Companies or any of the Company’s Representatives.

3.19.    Compliance with Laws; Permits.

(a)Each Acquired Company is in compliance in all material respects with, and has for the past five years complied in all material respects with, and has for the past five years not received any written notices of any material violation with respect to, any Legal Requirement with respect to the conduct of the business of the Acquired Companies, or the ownership or operation of the business of the Acquired Companies (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Legal Requirement). No investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company for the past five years. No event has occurred for the past five years, and, to the Knowledge of the Company, no condition or circumstance exists, that will or would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by any of the Acquired Companies of, or constitute a material failure on the part of any of the Acquired Companies to comply with, any applicable Legal Requirement. For the past five years, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible material violation of, or material failure to comply with, any applicable Legal Requirement.

(b)    There is no order binding upon any Acquired Company or to which any assets owned or used by any Acquired Company is subject. No Employee is subject to any order that prohibits such Employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.

(c)    Except as would not be material to the Acquired Companies, all Permits: (i) pursuant to which any Acquired Company currently operates or holds any interest in property; or (ii) which are required for the operation of the business of the Acquired Companies as currently conducted or the holding of any such interest, (A) have been issued or granted to the Acquired Companies and all such Permits are in full force and effect and (B) constitute all Permits required to permit the Acquired Companies to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.

(d)    Since September 1, 2013, the Acquired Companies have conducted their export transactions, in all material respects, in accordance with applicable provisions of all applicable statutory and regulatory requirements related to export controls, economic sanctions, trade embargoes, boycotts, imports of goods, and payment of custom duties of the United States and other applicable jurisdictions (collectively, “Trade Control Laws”).

(i)Since September 1, 2013, the Acquired Companies have obtained from any relevant Governmental Authority, including the U.S. Department of Commerce, U.S. Department of the Treasury, and/or U.S. Department of State, all required authorizations and registrations under applicable regulations, including the Export Administration Regulations and sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(ii)Since September 1, 2013, the Acquired Companies have submitted to any relevant Governmental Authority any filing required for the export, re-export, transfer, or import of hardware, software, or technology in accordance with the Trade Control Laws and has been at all times in compliance with the terms and conditions of any authorizations, registrations, or applicable license exceptions or exemptions.

(iii)Since September 1, 2013, the Acquired Companies have not been cited or fined for failure to comply with the Trade Control Laws, and no proceeding, investigation, with respect to any alleged non-compliance with the Trade Control Laws by the Acquired Companies is pending or threatened.

(iv)    Since September 1, 2013, the Acquired Companies have not made any disclosures (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Acquired Companies arising under or relating to any Trade Control Laws; nor do the Acquired Companies have any pending matters concerning Trade Control Laws under consideration for possible disclosure to any Governmental Authority.

(v)    Since September 1, 2013, the Acquired Companies have not engaged in any transactions, or otherwise dealt directly or, knowingly, indirectly, with (i) any Person with whom United States Persons are prohibited from dealing under the Trade Control Laws including, for example, Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine, (ii) any Person designated on any Restricted Party list maintained by the U.S. Government, including, but not limited to, the Treasury Department’s Specially Designated Nationals and Blocked Persons list, the Commerce Department's Entity List, Denied Persons List, and Unverified List, and the State Department’s Debarred List (a “Restricted Party”) or, (iii) any Person owned or controlled by, or acting on behalf of, a Restricted Party.

(e)    Since September 1, 2013, the Acquired Companies have not (and none of their respective officers, directors, Employees or, to the Knowledge of the Company, agents or other Person associated with or acting on behalf of the Acquired Companies has), directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, any rules or regulations thereunder, or any other applicable anti-corruption or anti-bribery law or similar Legal Requirement (collectively, “Anti-Corruption Laws”). Since September 1, 2013, neither the Acquired Companies nor any of their respective Affiliates, officers, directors, employees, or, to the Knowledge of the Company, independent contractors, agents or Representatives of or consultants to any Acquired Company, and no other Person associated with or acting on behalf of any Acquired Company has, directly or, knowingly, indirectly, in connection with the conduct of any business of any Acquired Company:

(i)made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of (A) influencing any act or decision of such Foreign Official, candidate, party or campaign or any official of such party or campaign, (B) inducing such Foreign Official, candidate, party or campaign, or any official of such party or campaign, to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage, all in violation of applicable Anti-Corruption Laws;

(ii)paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii)made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)established or maintained any unlawful or undisclosed fund of corporate moneys or other properties and at all times maintained complete and accurate books and records; or

(v)otherwise violated any applicable Anti-Corruption Laws.

3.20.    Banking Relationships. Schedule 3.20 of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which any Acquired Company has an account or a safe deposit box or other arrangement and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company.

3.21.    Books and Records. The Company has Made Available to Purchaser complete and correct copies of all documents identified in the Disclosure Schedule. The books, records and accounts of the Company: (a) are true, correct and complete in all material respects; (b) have been maintained in all material respects in accordance with reasonable business practices on a basis consistent with prior years; and (c) accurately reflect in all material respects the transactions and dispositions of the assets and properties of the Company.

3.22.    Brokers and Finders. Except as set forth on Schedule 3.22 of the Disclosure Schedule, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by any Acquired Company, any Seller or any of their respective Representatives which could give rise to any valid claim against any Acquired Company or Purchaser for any such compensation.

3.23.    Certain Relationships and Related Transactions. Except as set forth on Schedule 3.23 of the Disclosure Schedule, no Seller and, to the Knowledge of the Company, none of the officers, directors, Employees or equityholders of any Acquired Company, nor any immediate family member of an officer, director, Employee or equityholder of any Acquired Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, Entity or corporation that is a party to any Material Contract or, in the case of any Seller or any Affiliate of any Seller (excluding portfolio companies of any Seller), has any Contract with (including Company Contracts providing for management, advisory or similar services to any Acquired Company by a Seller or any Affiliate of any Seller (other than Employee Agreements) (“Management Consulting Agreements”)), any Acquired Company. To the Knowledge of the Company, none of said officers, directors, Employees or equityholders or any of their immediate family members, is a party to, or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Material Contract to which any Acquired Company is a party or by which any Acquired Company or any of its assets or properties may be bound or affected, other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof or with respect to the ownership of Company Securities. To the Knowledge of the Company, none of said officers, directors, Employees, equityholders or immediate family members has any interest in any material property, real or personal, tangible or intangible (including any Technology or Intellectual Property Right) that is used in and material to the business of the Acquired Companies, except for the rights of equityholders under applicable Legal Requirements or Intellectual Property Rights that cannot be assigned as a matter of law. The Company has Made Available to Purchaser accurate and complete copies of all Contracts listed or required to be listed on Schedule 3.23.

4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants, to and for the benefit of Sellers as follows:
4.1.    Due Organization. Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

4.2.    No Violation; Required Filings and Consents. Except for filings, permits, Consents, orders, registrations, and declarations as may be required under, and other applicable requirements of applicable Antitrust Laws, and applicable securities laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby, or compliance by Purchaser with any of the provisions hereof will: (a) conflict with or result in any breach of any provision of the Charter Documents of Purchaser; (b) require Purchaser to make any filing with, give any notice to, or obtain any Permit or Consent of, any Governmental Authority; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which Purchaser is bound; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets, excluding from the foregoing clauses “(b),” “(c)” and “(d)” such filings, notices, permits, Consents, violations, breaches, defaults or rights of termination, modification, cancellation or acceleration or such violations of any order, writ, injunction, decree, statute, rule or regulation that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Share Purchase.

4.3.    Authority; Binding Nature of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform Purchaser’s obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby and performance by it of this Agreement have been duly authorized by all necessary corporate or other Entity action on the part of Purchaser and no other corporate or other Entity proceedings on the part of Purchaser are necessary to authorize the execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby and performance by it of this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by each Seller, the Company and the Sellers’ Representative) constitutes the valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws from time to time in effect relating to creditors’ rights and remedies generally and general principles of equity.

4.4.    Actions. As of the date of this Agreement: (a) there is no Action of a Governmental Authority, alternative dispute resolution action or any other judicial, administrative or arbitral proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser; and (b) Purchaser is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, which, in the case of clause “(a)” or clause “(b),” would, individually or in the aggregate: (i) reasonably be expected to prevent or materially delay the consummation of the Share Purchase; or (ii) otherwise prevent or materially delay performance by Purchaser of any of its material obligations under this Agreement.

4.5.    Restricted Securities. Purchaser understands and acknowledges that (a) none of the Company Shares have been registered or qualified under the Securities Act, or under any securities Legal Requirement of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Company Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Company Shares are traded or tradable on any securities exchange or over‑the‑counter and (d) none of the Company Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Shares and qualification in accordance with any applicable state securities Legal Requirement becomes effective or unless such registration and qualification of is inapplicable, or an exemption therefrom is available. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

4.6.    Funds. On the Closing Date, Purchaser will have sufficient immediately available funds to pay the amounts required to be paid by Purchaser at the Closing pursuant to this Agreement. In no event shall the receipt by, or the availability to, Purchaser or any of its Affiliates of any funds or financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereby.

4.7.    Brokers and Finders. Except as set forth on Schedule 4.7, there are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Purchaser.

4.8.    Purchaser Acknowledgment. Subject to the final sentence of this Section 4.8, Purchaser acknowledges and agrees that the representations and warranties made by Sellers in Section 2 and made by the Company in Section 3, and the representations and warranties in the Disclosure Schedule and the Exhibits hereto and any Transaction Document, constitute the sole and exclusive representations and warranties of any kind of Sellers, the Company and their respective Affiliates in connection with the transactions contemplated by this Agreement, and Sellers, any Affiliate of any Seller and any Acquired Companies have not made, and do not make and specifically negate and disclaim any representations and warranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning, with respect to, or in connection with the transactions contemplated by this Agreement, other than those set forth in Section 2 and Section 3 and in the Disclosure Schedule and the Exhibits hereto and any Transaction Document. Subject to the final sentence of this Section 4.8, Purchaser acknowledges and agrees that it did not rely on any representations or warranties of Sellers, the Company or any of their respective Affiliates except as expressly set forth in Section 2 and Section 3 and in the Disclosure Schedule and the Exhibits, hereto and any Transaction Document and that it has been furnished with or given adequate access to information about the Acquired Companies as it has requested.

5.    COVENANTS

5.1.    Access and Investigation. Except as prohibited by applicable Legal Requirements, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Closing (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries and Affiliates to, and the Company shall direct each of its Representatives to: provide Purchaser and Purchaser’s Affiliates and Representatives, upon reasonable prior notice, with reasonable access during normal business hours to the Acquired Companies’ premises, Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; provided, however, that no Acquired Company shall be required to: (a) take any action that would constitute a waiver of attorney-client or other similar legal privilege or would divulge any Seller’s confidential information not related to any Acquired Company or the transactions contemplated by this Agreement; or (b) supply Purchaser with any information that the Sellers’ Representative reasonably determines that any Acquired Company is under a contractual or legal obligation not to supply; provided, further that, if any Acquired Company does not disclose any information in reliance on the foregoing clauses “(a)” and “(b)” (after receiving a request for any such information from Purchaser), it shall provide notice to Purchaser that it is withholding such information and shall use commercially reasonable efforts to allow access or disclosure, to the fullest extent feasible, of the applicable information in a manner that would not result in the basis for such nondisclosure. During the Pre-Closing Period, Purchaser may, with the prior consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), make inquiries of Persons having business relationships with the Acquired Companies; provided, further, that Purchaser shall coordinate all contact with such Persons through the Sellers’ Representative or its designee and the Acquired Company shall, and shall cause its Subsidiaries to, facilitate and reasonably cooperate with Purchaser in connection with such permitted inquiries.

5.2.    Operation of the Business of the Acquired Companies During the Pre-Closing Period.

(a)Except as expressly contemplated by this Agreement, as set forth in Schedule 5.2(a) of the Disclosure Schedule, as required by applicable Legal Requirements or as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, operate their business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and, to the extent not inconsistent with such business, use commercially reasonable efforts to preserve intact their present business organizations, keep available the services of its present officers and key employees, preserve their relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Acquired Companies and continue to make capital expenditures in the ordinary course of business and consistent in all material respects with the budgets of the Acquired Companies.

(b)    Except as expressly contemplated by this Agreement and except with respect to customer agreements in the form of the applicable Standard Form Agreement entered into in the ordinary course of business consistent with past practice, as set forth in Schedule 5.2(b) of the Disclosure Schedule, as required by applicable Legal Requirements or as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to:

(i)make any expenditure or enter into any commitment for an expenditure exceeding $500,000 (other than (A) the payment of rent, payroll and interest obligations on Indebtedness of any Acquired Company in the ordinary course of business and consistent with past practices, (B) payments under obligations existing as of the date hereof or (C) the payment of Company Transaction Expenses);

(ii)(A) sell, exclusively license or assign to any Person or enter into any agreement to sell, exclusively license or assign to any Person any rights to any Company Intellectual Property; (B) other than in the ordinary course of business consistent with past practice, buy or license any Technology or Intellectual Property Right of any third party or enter into any agreement to buy or license any Technology or Intellectual Property Right of any third party (other than licenses of Open Source Software not required to be set forth on Schedule 3.13(k)(i) of the Disclosure Schedule and agreements with employees, contractors or other contributors in the form of the applicable Standard Form Agreement relating to the assignment or license of Intellectual Property Rights to an Acquired Company); (C) license, sell, distribute, or otherwise make available any Company Product or Company Intellectual Property to any third party other than in non-exclusive agreements to provide the Company Products to end-user customers, in the form of, or substantially similar to, the applicable Standard Form Agreement; (D) other than in the ordinary course of business consistent with past practice, enter into any agreement for the re-distribution or resale of any Company Products; (E) amend, modify, or extend any agreement for the license, sale, distribution, or making available of any Company Product (other than amendments, extensions, or modifications to non-exclusive agreements to provide the Company Products to end-user customers, in the form of or substantially similar to the applicable Standard Form Agreement, which amendments, extensions, or modifications are entered into in the ordinary course of business consistent with past practice); (F) enter into any agreement with respect to the development of any Technology or Intellectual Property Right on behalf of any Acquired Company with a third party (other than agreements with employees, contractors or other contributors in the form of the applicable Standard Form Agreement relating to the assignment or license of Technology or Intellectual Property Rights to an Acquired Company); or (G) other than in the ordinary course of business consistent with past practice, amend the terms and conditions or other license applicable to any Company Product such that the Company Product becomes Open Source Software;

(iii)    terminate or extend (other than by expiration or automatic extension), or materially amend, waive or modify the terms of, any Material Contract (other than an Employment Agreement), or enter into any Contract that would have been required to have been disclosed in Schedule 3.10(c), Schedule 3.11 or Schedule 3.13(k)(i) of the Disclosure Schedule had such Contract been entered into prior to the date hereof, in each case, other than in the ordinary course of business;

(iv)    other than in the ordinary course of business consistent with past practice, enter into or materially amend, waive or modify the terms of any Contract pursuant to which any other party is granted marketing, sales representative, agency, distribution, development or similar rights of any type or scope with respect to any products, services, Technology or Intellectual Property Rights of any Acquired Company;

(v)    commence or settle any litigation, other than (A) to enforce its rights under this Agreement or (B) ordinary course collection matters involving the payment with respect to such matter of less than $150,000, or (C) any settlement involving (1) the payment of monetary damages of less than $500,000 or (2) non-monetary terms that would not be material to the Acquired Companies;

(vi)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property) in respect of any Company Shares or the capital stock of any other Acquired Company (other than with respect to wholly-owned Subsidiaries of the Company), or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the capital stock of any other Acquired Company (other than with respect to wholly-owned Subsidiaries of the Company);

(vii)    repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares or Holdings Shares (or Options, RSUs, warrants or other rights exercisable therefor);

(viii)    issue, grant, deliver or sell any Company Securities or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Securities;

(ix)    cause or permit any amendments to the Acquired Companies’ Charter Documents;

(x)    create or acquire any Subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing any assets (other than inventory acquired in the ordinary course of business consistent with past practice) or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the any Acquired Companies’ businesses;

(xi)    sell, lease or otherwise dispose of any of its material properties or assets, including the sale of any accounts receivable of any Acquired Company or grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any material portion of any material amount of owned property or leased property or any interest or rights therein, excluding, in each case, Company Intellectual Property, and in each case in this clause “(xi)” other than any such assignments, charges, restrictions or other transfers described in clauses (a) through (i) of the definition of “Liens”;

(xii)    incur any Indebtedness (other than trade payables in the ordinary course of business consistent with past practices or under the Existing Credit Agreements) or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other similar obligations of others, in each case either involving more than $500,000, outside of the ordinary course of business or in a manner that is inconsistent in any material respect with past practices, except for borrowing from banks (or similar financial institutions) necessary to fund capital expenditures or working capital in a manner consistent with the Company’s and its Subsidiaries’ existing budget for capital expenditures and ordinary working capital requirements or borrowing from or modifications to the Company’s existing revolving lines of credit;

(xiii)    grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others (other than investments made in the ordinary course of business for money management purposes and consistent with past practice);

(xiv)    establish, adopt, enter into, amend, modify, accelerate rights under, or terminate any Company Employee Plan or Employee Agreement (or any plan, program, policy, practice, agreement or arrangement that would be a Company Employee Plan or Employee Agreement if it were in effect on the date hereof), pay or agree to pay any bonus or special remuneration to any director or Employee (other than annual bonus or commission payments made in the ordinary course of business consistent with past practice), or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees (including equity or equity-based compensation, whether payable in cash or otherwise and other than increases to salaries, which do not exceed 10% per individual and must be made in the ordinary course of business consistent with past practice), except payments required by written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule, in each case, except (A) payments required by the terms of any Company Employee Plan or Employee Agreement in effect as of the date hereof, (B) renewals of health and welfare benefit plans or insurance policies in the ordinary course of business, or (C) as required by applicable Legal Requirements;

(xv)    waive any repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock units or reprice options granted under any employee, consultant, director or other plans or authorize cash payments in exchange for any options or restricted stock units granted under any of such plans;

(xvi)    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(xvii)    make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement related to Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or amend any material Tax Return unless such amended Tax Return has been provided to Purchaser for review within a reasonable period prior to the due date for filing and Purchaser has consented to such filing (such consent not to be unreasonably withheld, conditioned or delayed);

(xviii)    change any Acquired Company’s accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices, in each case, except as required by applicable Legal Requirements or GAAP;

(xix)    engage in any purchase or sale of any interest in real property, grant of any Lien in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any material alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease;

(xx)    other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been required to have been identified on Schedule 3.23 of the Disclosure Schedule had it been entered into prior to the date of this Agreement, or modify any Contract identified on Schedule 3.23 of the Disclosure Schedule;

(xxi)    (A) conduct or implement its cash payment, cash collection or cash management practices or policies with respect to current assets and current liabilities outside of the ordinary course of business or inconsistent with past practice, (B) conduct or implement its credit practices and policies of any Acquired Company outside of the ordinary course of business or inconsistent with past practice, including by increasing the use of credit provided by suppliers or vendors, or (C) conduct or implement its expense prepayment, purchasing or other spending practices outside of the ordinary course of business or inconsistent with past practice;

(xxii)    (A) hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base cash compensation of $275,000 or more or (B) hire or engage in a jurisdiction, or transfer to a jurisdiction, any employee or other individual service provider in which the Company does not have active service providers as of the date of this Agreement; or

(xxiii)    voluntarily take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(b)(i) through Section 5.2(b)(xxii), inclusive.

5.3.    No Solicitation.

(a)Each Seller and the Company shall, and the Company shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b)Neither the Company nor any Seller shall, and the Company shall cause its Subsidiaries not to, authorize or permit any of its or their respective Representatives to, directly or indirectly: (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any discussions, communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or otherwise take any action to facilitate any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

(iii) disclose or make available any information not customarily disclosed to any Person concerning the Acquired Companies’ businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; (vi) submit any Acquisition Proposal to the vote of any equityholders of any Acquired Company; or (vii) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal.

(c)    Each Seller and the Company shall immediately notify Purchaser orally and in writing after receipt by any Acquired Company, any Seller or any of their respective Affiliates or Representatives of: (i) any Acquisition Proposal; (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other notice that any Person is considering making an Acquisition Proposal; or (iv) any request for information by any Person or Persons (other than Purchaser or its Representatives) not customarily disclosed to any Person concerning the Acquired Companies’ businesses, properties, assets or technologies. Such notice shall describe: (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request; and (B) the identity of the Person or group making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. Each Seller shall keep Purchaser fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal or offer and any correspondence or communications related thereto and provide to Purchaser a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

(d)    The Company and any Seller shall be deemed to have breached the terms of this Section 5.3 if any of its or its Subsidiaries’ respective Representatives shall take any action, whether in his or her capacity as such or in any other capacity, that is prohibited by this Section 5.3 to be taken by any Seller or any Acquired Company.

5.4.    Restrictions on Transfer. Each Seller agrees that, during the Pre-Closing Period, such Seller shall not, directly or indirectly, sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Lien (in each case other than any such transfer, disposition or pledge described in clauses (a) through (i) of the definition of “Liens”), any Company Shares or any other Company Security, or any direct or indirect beneficial interest therein.

5.5.    Reasonable Best Efforts to Complete; Third Party Consents.

(a)Subject to the terms and conditions set forth in this Agreement including Section 5.6(c), each of the parties hereto shall (and the Company shall cause its Subsidiaries to) use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to satisfy the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 6 and 7.

(b)    In furtherance and not in limitation of Section 5.5(a), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to obtain all necessary notices, Consents, modifications, waivers and approvals of any parties set forth in Schedule 5.5(b) of the

Disclosure Schedule; provided, however, that none of the Acquired Companies shall be required to make any payment or provide any consideration in connection with obtaining any such notices, Consents, modifications, waivers and approvals. In the event the Share Purchase does not close for any reason, Purchaser shall not have any Liability to any other party hereto or any other Person for any costs, claims, Liabilities or damages resulting from any such party or Person seeking to obtain such notices, Consents, modifications, waivers and approvals.

(c)    In furtherance and not in limitation of Section 5.5(a), Purchaser shall not take any action with the intent to, or permit any of its Affiliates to take any action with the intent to, materially diminish Purchaser’s ability to consummate, or materially delay Purchaser’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to Purchaser’s obligations to consummate the transactions contemplated hereby to not be satisfied.

(d)    In furtherance and not in limitation of Section 5.5(a), none of the Sellers’ Representative, any Seller or the Company shall take any action with the intent to, or permit any of its Affiliates to take any action with the intent to, materially diminish the ability of any such party to consummate, or materially delay any such party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to the Sellers’ obligations to consummate the transactions contemplated hereby to not be satisfied.

5.6.    Regulatory Approvals.

(a)In furtherance and not in limitation of the terms of Section 5.5, each of the Sellers, the Company and Purchaser shall (and the Company shall cause its Subsidiaries to) use their respective reasonable best efforts to promptly execute and file, or join in the execution and filing of, any application, notification or other document required pursuant to any Antitrust Law (but in any event each of the Sellers, the Company and Purchaser agrees to make any required filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 5 Business Days of the date of this Agreement). To the extent permitted by applicable Legal Requirements, each of the Sellers, the Company and Purchaser shall (and the Company shall cause its Subsidiaries to) promptly inform the other of any material communication between an Acquired Company, a Seller or Purchaser (as applicable) and any Governmental Authority regarding the transactions contemplated hereby and each party will furnish the other party with copies of all correspondence, filings and attachments thereto, other than filings made in connection with the HSR Act and written communications between it, its Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, provided, however, that the parties may, as each deems advisable and necessary, reasonably designate competitively sensitive material provided under this Section 5.6 as “outside counsel only material” and may redact materials to remove references concerning the valuation of the Company. If any Seller, any Acquired Company, Purchaser or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then such Seller, the Company or Purchaser (as applicable) shall (and the Company shall cause its Subsidiaries to) (i) make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request and (ii) to the extent permitted by applicable Legal Requirements, permit the other party to review any material communication given to it by, and consult with each other in advance of, and give such other party the opportunity to participate in, any meeting or conference or substantive contact with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 5.6(a) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

(b)    The Sellers’ Representative and Purchaser shall promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any substantive communications from or with any Governmental Authority relating to the transactions contemplated by this Agreement. The Sellers’ Representative and Purchaser shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed substantive written communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with the performance of each party’s respective obligations, each of the Sellers’ Representative and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.6(b), as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (a Seller, the Sellers’ Representative or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.6, materials provided to the other parties or their counsel may be redacted to remove references concerning the valuation of the Business or the Acquired Companies or information otherwise not germane to regulatory review. Each of the Sellers’ Representative and Purchaser further agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent not prohibited by such Governmental Authority, gives the other the opportunity to attend and participate in such meeting or discussion.

(c)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that Purchaser shall not have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither Purchaser nor any Affiliate of Purchaser shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of its shares or of any business, assets or property of Purchaser, the Acquired Companies or any of their respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and shares.

(d)    Purchaser shall be responsible for 100% of the filing fees payable under the HSR Act and any other Antitrust Law.

5.7.    Public Announcements; Confidentiality.

(a)    Purchaser, the Company, the Sellers’ Representative and each of the Sellers agree that, during the Pre-Closing Period, they will reasonably cooperate and consult with the others in connection with the issuance of any press release, or, if reasonably practicable, any public statement, in connection with the transactions contemplated by this Agreement, except for public statements required by applicable Legal Requirements. Except as set forth in the immediately preceding sentence, (i) from and after the date of this Agreement, neither the Sellers’ Representative nor any Seller shall, and each shall ensure that each of their respective Affiliates and Representatives do not, and (ii) prior to the Closing, the Company shall not, and shall ensure that the Acquired Companies and their respective Affiliates and Representatives do not, issue any press release or make any public statement (or make any statements to any employee of the Acquired Companies that is inconsistent with the communications plan mutually agreed by Purchaser and the Sellers’ Representative) regarding this Agreement or any of the other transactions or documents contemplated by this Agreement (or otherwise publicly disclose to any Person the existence or terms thereof), without Purchaser’s consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Sellers’ Representative may, and may permit its Affiliates to, disclose the material economic terms and the existence of this Agreement to its and their respective limited partners or investors and prospective limited partners or investors in connection with their customary fundraising and reporting activities so long as such Persons are subject to contractual obligations to not use and to keep such information strictly confidential.

(b)    For a period of five years after the date hereof, each Seller and the Sellers’ Representative hereby agree that, at all times after the date of this Agreement, such Seller and the Sellers’ Representative shall not use and shall keep strictly confidential (and each Seller and the Sellers’ Representative shall ensure that each of its Representatives does not use and keeps strictly confidential) all confidential or proprietary information of the Acquired Companies; provided, however, that: (i) nothing herein or in the Transaction Documents shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of any Seller or its Representatives from (A) making any disclosures of confidential or proprietary information of the Acquired Companies to the extent required by applicable law, (B) using confidential or proprietary information of the Acquired Companies to the extent required for legal, regulatory or Tax compliance purposes or (C) using confidential or proprietary information of the Acquired Companies to the extent required to defend any claim under this Agreement; and (ii) confidential and proprietary information of the Acquired Companies shall not be subject to this sentence if such information: (A) is or becomes generally publicly available through no action by any Seller, the Sellers’ Representative or any of their respective Representatives; (B) was known to Sellers or the Sellers’ Representative, free of any confidentiality obligations, prior to its receipt by Sellers or the Sellers’ Representative; (C) becomes known to the Sellers or the Sellers’ Representative on a non-confidential basis from a source other than an Acquired Company or any Representative of an Acquired Company, provided that such source is not, to the applicable Sellers or the Sellers’ Representative’s knowledge after due inquiry, subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information; or (D) is independently developed by Sellers or the Sellers’ Representative without reference to or use of confidential or proprietary information of the Acquired Companies.

(c)    Each party agrees (and Sellers and the Company agree on behalf of Opco) that Purchaser and its Representatives may disclose Confidential Information (as defined in the Confidentiality Agreement) to its financing sources for purposes of seeking and obtaining financing in connection with the transactions contemplated hereby, so long as such Persons (i) agree to be bound by the Confidentiality Agreement as though parties thereto or (ii) are subject to other confidentiality undertakings substantially similar in scope to those set forth in the Confidentiality Agreement of which the Company is a third party beneficiary.

(d)    Purchaser acknowledges that Sellers and Affiliates of Sellers are engaged in the business of private equity investing and that, in the ordinary course of such business, such Person may pursue, acquire, invest in, manage, do business with and serve on the boards of companies that may be potential competitors to the Acquired Companies and, neither this Section 5.7 nor the Confidentiality Agreement shall prevent any such Persons, their Affiliates or their portfolio companies from investing in, doing business with, engaging in, managing and/or acquiring any business that may be similar to or in competition with the Acquired Companies; provided, however, that for the avoidance of doubt, nothing in this Section 5.7(d) shall abrogate from the obligations described in Section 5.7 or in the Confidentiality Agreement.

5.8.    Resignation of Officers, Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Purchaser at or prior to the Closing letters of resignation substantially in the form attached hereto as Exhibit H, effective as of the later of the Closing and the date Purchaser causes such person to be replaced (except for officers and directors affiliated with Sellers, whose letters of resignation shall be effective as of the Closing), duly executed by each director, officer, manager or holder of a similar corporate office of any Acquired Company which is specified by Purchaser no later than five Business Days prior to the Closing Date (it being understood that such resignations shall not constitute a termination of employment by such person).

5.9.    Ancillary Agreements. Prior to or at the Closing, each Seller and the Company shall, and the Company shall cause its Subsidiaries to, execute and deliver to Purchaser all agreements, documents and instruments set forth in this Agreement as are to be executed and delivered by such Seller and/or an Acquired Company at or prior to the Closing.

5.10.    Closing Balance Sheet; Closing Consideration Spreadsheet. The Company shall prepare in good faith and deliver to Purchaser, at the Closing, a spreadsheet setting forth the information referred to in Sections 5.10(a) through 5.10(h)(vi), inclusive (such spreadsheet, together with the accompanying certificate referred to in the following sentence, the “Closing Consideration Spreadsheet”) (it being understood that Purchaser and its agents shall be entitled to rely on the Closing Consideration Spreadsheet for purposes of making any payments hereunder or under the terms of the LTIP or the Holdings Equity Agreements). At least three Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Purchaser an estimated Closing Consideration Spreadsheet. The Closing Consideration Spreadsheet shall set forth all of the following information:

(a)(i) the Estimated Purchase Price; (ii) the Closing Cash Amount; (iii) the Change in Control Payment Amount; (iv) the Unpaid Transaction Expense Amount; (v) the Working Capital Amount; (vi) the Working Capital Surplus Amount; (vii) the Working Capital Shortfall Amount; (viii) the Closing Indebtedness Amount; (ix) the Aggregate Holdings Equity Purchase Amount; (x) the Exchange Rate as of the Closing Date; (xi) the Aggregate Share Consideration Amount; (xii) the Sellers’ Representative Expense Fund; (xiii) the JV Buyout Amount; (xiv) the Pro Rata Portion of each Consideration Recipient, each determined in accordance with this Agreement; and (xv) the Aggregate Equity Release Amount

(b)an unaudited balance sheet of the Company as of the Closing, after giving effect to the consummation of the Share Purchase, which, subject to the final sentence of Section 3.6(a), shall be prepared in accordance with GAAP and otherwise using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements (the “Closing Balance Sheet”), and a calculation of the Working Capital Amount based on the amounts set forth in the Closing Balance Sheet;

(c)with respect to each Seller holding Outstanding Company Shares:

(i)(A) the number of Company Shares of each class and series held by such Seller as of immediately prior to the Closing; (B) the price at which such Seller acquired such Company Shares; and (C) the date of such acquisition;

(ii)the Per Holder Aggregate Share Consideration Amount payable by Purchaser to such Seller, prior to deduction of such Seller’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(iii)such Seller’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(iv)    such Seller’s Per Holder Aggregate Share Consideration Amount minus such Seller’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(v)    such Seller’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(vi)    (A) such Seller’s Per Holder Aggregate Share Consideration Amount; minus (B) such Seller’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount; minus (C) such Seller’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(vii)    (A) whether any Taxes are required to be withheld from such Seller’s Per Holder Aggregate Share Consideration Amount, including any amount to be contributed to the Purchase Price Adjustment Escrow Fund and/or the Sellers’ Representative Expense Fund; and (B) if any Taxes are so required to be withheld, the jurisdiction(s) to which such withheld Taxes are allocated; and

(viii)    the name of record such Seller;

(d)    the consideration payable by Purchaser to Sellers at the Closing pursuant to Section 1.4(b)(ii)(A);

(e)    with respect to each Option that is outstanding and unexercised, and each RSU that is outstanding, as of immediately prior to the Closing:

(i)the name of record of the holder of such Option or RSU;

(ii)the number, class and series of Holdings Shares subject to such Option or RSU as of immediately prior to the Closing;

(iii)the exercise price applicable to such Option as of immediately prior to the Closing;

(iv)whether such Option is an “incentive stock option” as defined in Section 422 of the Code;

(v)to the extent such Option or RSU is a Vested Option or an RSU:

(A)whether such Vested Option or RSU is a No-Withholding Option or No-Withholding RSU, as applicable;

(B)(1) the Option Purchase Consideration or RSU Purchase Consideration payable in respect of such Vested Option or RSU pursuant to Section 1.3(b) or Section 1.3(c), as applicable; (2) the aggregate Option Purchase Consideration or RSU Purchase Consideration payable to the holder of such Vested Option or RSU pursuant to Section 1.3(b) or Section 1.3(c) in respect of all Vested Options or RSUs held by such holder, as applicable, prior to deduction of such holder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount or the Sellers’ Representative Expense Fund; (3) whether any Taxes are required to be withheld from such Option Purchase Consideration or RSU Purchase Consideration, as applicable, including any amount to be contributed to the Purchase Price Adjustment Escrow Fund and/or the Sellers’ Representative Expense Fund; and (4) if any Taxes are so required to be withheld, the jurisdiction(s) to which such withheld Taxes are allocated;

(C)    such holder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(D)    such holder’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(E)    (1) the aggregate Option Purchase Consideration or RSU Purchase Consideration payable to the holder of such Vested Option or RSU pursuant to Section 1.3(b) or Section 1.3(c) in respect of all Vested Options or RSUs held by such holder, as applicable, minus (2) such holder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount, minus (3) such holder’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(F)    if such Vested Option or RSU is a No-Withholding Option or No-Withholding RSU, wire transfer instructions for such holder for (or an address of such holder for payment by check of) all amounts payable to such holder pursuant to Section 1.3(b) or Section 1.3(c), as applicable; and

(vi)    to the extent such Option is an Unvested Option:

(A)the aggregate amount of Unvested Option Cash, if any, into which such Unvested Option will be converted at the Closing pursuant to Section 1.3(a);

(B)the vesting schedule of such Unvested Option set forth in the applicable Option Surrender and Waiver Agreement;

(C)the amount of Unvested Option Cash (for clarity calculated prior to any Tax withholding) that would vest on each vesting date under the terms of the applicable Option Surrender and Waiver Agreement (assuming that the holder of such Unvested Option remains employed through such vesting date);

(D)whether any Taxes are required to be withheld from such Unvested Option Cash and, if so, the jurisdiction(s) to which such withheld Taxes are allocated; and

(E)if no Taxes are required to be withheld from such Unvested Option Cash, wire transfer instructions for such holder for (or an address of such holder for payment by check of) all amounts payable to such holder pursuant to the applicable Option Surrender and Waiver Agreement; and

(f)    with respect to each stockholder of Holdings (other than the Company):

(i)the number of Holdings Shares of each class and series held by such stockholder as of immediately prior to the Closing;

(ii)the aggregate amount payable to such stockholder under the terms of the applicable Share Purchase Agreement entered into by such stockholder, prior to deduction of such stockholder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount or the Sellers’ Representative Expense Fund;

(iii)    such stockholder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(iv)    such stockholder’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(v)    the aggregate amount payable to such stockholder under the terms of the applicable Share Purchase Agreement entered into by such stockholder, minus such stockholder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount, minus (3) such stockholder’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(vi)    whether any Taxes are required to be withheld from the amount referred to in clause “(ii)” above, including any amount to be contributed to the Purchase Price Adjustment Escrow Fund and/or the Sellers’ Representative Expense Fund;

(vii)    if no Taxes are required to be withheld from the amount referred to in clause “(ii)” above, wire transfer instructions for such stockholder for (or an address of such recipient for payment by check of) all amounts payable to such stockholder pursuant to the applicable Share Purchase Agreement; and

(viii)    the name of record of such stockholder; and

(g)    with respect to each recipient of an Incentive granted under the terms of the LTIP:

(i)the name of record of such recipient;

(ii)    the aggregate amount owed to such recipient in respect of each Incentive granted to such recipient under the LTIP, prior to deduction of such LTIP recipient’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(iii)    such LTIP recipient’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount;

(iv)    such LTIP recipient’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(v)    (1) the aggregate amount payable to such LTIP Recipient under the LTIP, minus (2) such LTIP
Recipient’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount, minus (3) such LTIP Recipient’s Pro Rata Portion of the Sellers’ Representative Expense Fund;

(vi)    whether any Taxes are required to be withheld from such amount and, if so, the jurisdiction(s) to which such withheld Taxes are allocated; and

(vii)    if no Taxes are required to be withheld from such amount, wire transfer instructions for such recipient for (or an address of such recipient for payment by check of) all amounts payable to such recipient in respect of such recipient’s Incentives; and

(h)    a funds flow spreadsheet showing:

(i)the aggregate amount to be delivered to the payroll provider of the Company (or an Affiliate of the Company) following the Closing in respect of:

(A)each payment to be made following the Closing under the terms of the LTIP (other than any portion thereof with respect to which no Acquired Company has any Tax withholding obligations);

(B)each payment to be made following the Closing under the terms of each Share Purchase Agreement (other than any such payment that is not subject to withholding);

(C)each Change in Control Payment;

(D)the Option Purchase Consideration payable to holders of Vested Options (other than No-Withholding Options);

(E)the RSU Purchase Consideration payable to holders of RSUs (other than No-Withholding RSUs);

(F)the portion of the Aggregate Equity Release Amount to be paid to each Specified Person (other than any portion thereof with respect to which no Acquired Company has any Tax withholding obligations); and

(G)any other payments that are subject to withholding by Purchaser, any Acquired Company or any of their respective Affiliates;

(ii)the amounts to be paid to:

(A)each Seller;

(B)the Escrow Agent in respect of the Purchase Price Adjustment Escrow Fund;

(C)the Sellers’ Representative in respect of the Sellers’ Representative Expense Fund;

(D)each holder of No-Withholding Options;

(E)each holder of No-Withholding RSUs;

(F)each Person who is entitled to receive an amount pursuant to the LTIP with respect to which no Acquired Company has any Tax withholding obligations, if any;

(G) each stockholder of Holdings who is entitled to receive an amount pursuant to a Share Purchase Agreement with respect to which no Acquired Company has any Tax withholding obligations, if any; and

(H)    each Specified Person entitled to receive a portion of the Aggregate Equity Release Amount with respect to which no Acquired Company has any Tax withholding obligations.

(iii)    each amount to be paid to each legal counsel and other service provider to the Acquired Companies with respect to Company Transaction Expenses that are unpaid as of the Closing;

(iv)    the amounts to be paid to each Person who delivered a Payoff Letter in satisfaction of the portion of the Closing Indebtedness Amount owed to such Person by any Acquired Company;

(v)    wire transfer instructions for (or an address for payment by check of) each payment referred to in clauses “(i)” through “ (iv)”; and

(vi)    a reconciliation of the aggregate amount to be paid by Purchaser as set forth in the Closing Consideration Spreadsheet to the Base Cash Amount.

The Sellers’ Representative shall, and shall cause each Seller, Acquired Company or other Person to, deliver to Purchaser any document, instrument, agreement, certificate, tax form or information reasonably requested by Purchaser in order to facilitate Purchaser’s or its Affiliates’ fulfillment of any of their tax reporting or withholding obligations.
5.11.    Payment of Certain Liabilities. Prior to the Closing: (a) each Seller shall, and shall cause its investment fund Affiliates (including general partners and management companies but excluding any portfolio companies) to, satisfy in full all outstanding amounts owing by any Seller or any Affiliate of such Seller or any investment fund Affiliate of such Seller (including general partners and management companies, but excluding any portfolio companies) to the Acquired Companies; and (b) the Company shall, and shall cause its Subsidiaries to, satisfy in full all outstanding amounts owing to any Seller, any stockholder of Holdings or any of their respective Affiliates (other than accrued salary and business expenses incurred in the ordinary course of business).

5.12.    Payoff Letters. The Company shall obtain from the agent and/or lenders, as applicable, under each Existing Credit Agreement: (a) an executed payoff letter in form and substance reasonably acceptable to Purchaser (and deliver (or cause the borrower under such facility to deliver, as applicable) all notices and take all other reasonable and customary actions necessary to effect the payoff of all such facilities on the Closing Date), on or prior to the Closing Date (and to use commercially reasonable efforts to provide a draft of such payoff letter no later than three Business Days prior to the Closing Date), setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties, and including any payments in kind or other adjustments but excluding any contingent indemnification obligations and unasserted expense reimbursement obligations) and wire transfer information for such payment; (ii) that upon payment of such amounts, there will occur a discharge and termination in full on the Closing Date of all amounts payable under the applicable facility (other than any contingent indemnification obligations and unasserted expense reimbursement obligations) (and, to the extent of any existing letters of credit, at the Purchaser’s option, cash collateralization, “grandfathering” of letters of credit or issuance of a “back-to-back” letter of credit in respect thereof) and a termination of all documents related thereto; and (iii) that upon payment of such amounts, there will occur an automatic and irrevocable release of the Acquired Companies, including all Liens and pledges of collateral, if any, which such creditor may hold on any of the assets of the Acquired Companies (including any Liens on the Registered Intellectual Property of any Acquired Company and a commitment to record, or an authorization of the Company and Purchaser to cause to be recorded, such releases at the PTO or other similar Governmental Authority in another jurisdiction), and a termination of all Guarantees related to such facilities (each, a “Payoff Letter”); and (b) a duly completed and executed IRS Form W-9, Form W-8BEN or Form W-8BEN-E, as applicable.
5.13.    Tail Insurance; D&O Matters.

(a)At or prior to the Closing, the Company, at the sole cost of Purchaser, shall purchase: (i) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form reasonably acceptable to Purchaser, which shall provide such directors and officers with coverage for six years following the Closing and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the liability insurance coverage currently maintained by the Company; and (ii) an extended reporting period endorsement under the Company’s existing cyber security insurance policy in a form reasonably acceptable to Purchaser, which shall provide coverage for three years following the Closing Date and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the cyber security insurance coverage currently maintained by the Acquired Companies.

(b)For a period of six years from the Closing Date, Purchaser shall cause each Acquired Company to perform its obligations to any current or former director, officer or person holding a comparable Entity position of such Acquired Company (an “Indemnified D&O”) to indemnify, compensate, reimburse, hold harmless, exculpate, or advance expenses to such Indemnified D&O, in each case, pursuant to the applicable provisions of the Acquired Company’s Charter Documents and any indemnification agreement set forth on Schedule 3.11(a)(ii) of the Disclosure Schedule as in effect as of the date of this Agreement, and, in each case, solely with respect to actions taken by such Indemnified D&O prior to the Closing in his or her capacity as a director, officer or person holding a comparable Entity position of any Acquired Company. Without limiting the foregoing, Purchaser, from and after the Closing, shall cause the Charter Documents of the Acquired Companies to contain provisions no less favorable to the Indemnified D&O with respect to limitation of liabilities of directors, officers and persons holding a comparable Entity position and indemnification than are set forth as of the date of this Agreement in such Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified D&O in any material respect.

5.14.    Employee Matters.

(a)    The Company shall take (or cause to be taken) all actions necessary and appropriate to terminate all Company Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). For any 401(k) Plans to be terminated as described in this Section 5.14(a), the Company shall deliver to Purchaser, no later than the day immediately preceding the Closing Date, evidence that its board of directors has validly adopted resolutions to terminate such 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Purchaser (not to be unreasonably withheld, conditioned or delayed), drafts of which resolutions shall be delivered to Purchaser by the Company at least three days before their adoption). Effective as of the Closing, or as soon as reasonably practicable following the Closing, Purchaser shall, or shall cause one of its Affiliates, to establish or designate one or more plans intended to be qualified under Section 401(a) of the Code for Continuing Employees.

(b)    Purchaser will, and will cause the Company to, grant all Continuing Employees full credit for all service with an Acquired Company (or predecessor employers to the extent an Acquired Company provides such past service credit) prior to the Closing Date for purposes of eligibility, vesting and determining the level of benefits under any benefit or compensation plan, program, policy, agreement or arrangement made available to Continuing Employees on or after the Closing Date (collectively, the “Purchaser Plans”) (excluding any sabbatical program, defined benefit pension, nonqualified deferred compensation, equity or equity-based or retiree welfare benefits) to the same extent service was recognized for the same purpose under the comparable Company Employee Plan, except to the extent it would result in the duplication of benefits. In addition, for purposes of each Purchaser Plan providing medical, dental, pharmaceutical, or vision benefits to any Continuing Employee, to the extent consistent with the governing terms of the applicable Purchaser Plan, Purchaser will use commercially reasonable efforts to: (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Purchaser Plans that provide such benefits in which Continuing Employees commence participation during the plan year in which the Closing Date occurs to the extent such exclusions, requirements or limitations were waived or satisfied by a Continuing Employee under any analogous Company Employee Plan providing such benefits in which the Continuing Employee participated immediately prior to the Closing, and (ii) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) prior to the Closing Date under an analogous Company Employee Plan that provides such benefits during the plan year in which the Closing Date occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any Purchaser Plan that provides such benefits for the plan year in which the Closing Date occurs.

(c)    The Company shall cause all Insider Receivables, if any, to be repaid in full to the applicable Acquired Company prior to the Closing.

(d)    Nothing in this Section 5.14, whether express or implied, shall: (i) confer upon any current or former employee of the Company, Purchaser or any of their respective Subsidiaries or Affiliates (including any Continuing Employee), the right to employment or continued employment or any term or condition of employment for any specified period, of any nature or kind whatsoever, or restrict the ability of Purchaser or any its Subsidiaries or Affiliates to terminate the employment or service of any Person; (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, Contract, policy or arrangement; (iii) limit the ability of Purchaser or any of its Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, Contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iv) create any third-party beneficiary rights or obligations in any Person (including any employee of the Company or any of its Subsidiaries) other than the parties to this Agreement.

5.15.    Treatment of Equity Awards. Prior to the Closing, the Company shall cause Holdings to take all actions necessary to effect the treatment of Options and RSUs provided for under Section 1.3 under the Company Equity Plan, all Contracts governing the terms of all Options and RSUs and under any other plan or arrangement to which Holdings is a party or by which Holdings may be bound, including by giving any required notice and obtaining any required consent contemplated thereby, such that, as of the Closing, no holder or former holder of Options or RSUs will have any rights with respect to such Options or RSUs other than as set forth in Section 1.3.

5.16.    Data Room Files. The Company shall deliver to Purchaser, within ten Business Days following the date of this Agreement, a USB drive or other digital media evidencing the documents that were Made Available, which shall indicate, for each document, the date that such document was first uploaded to the Data Room (such documents on such digital media, the “Data Room Files”).

5.17.    Solicitation of 280G Approval.

(a)Prior to the Closing Date, the Company shall: (i) use its reasonable best efforts to obtain from each Person who is a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations thereunder) with respect to the Company, if any, who might receive or retain any payments and/or benefits that may be nondeductible under Section 280G of the Code in connection with the consummation of the Share Purchase (a “Disqualified Individual”) a duly executed waiver of the Potential Parachute Payment (the “280G Waiver”); and (ii) submit information regarding each such Potential Parachute Payment for approval (in a manner reasonably satisfactory to Purchaser and in accordance with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder) by such number of Persons entitled to vote as required by the terms of Section 280G(b)(5)(B) of the Code, such that, if the requisite number of Persons vote to approve such Potential Parachute Payments, all such payments and/or benefits shall not be nondeductible as a result of Section 280G of the Code. If there are any Disqualified Individuals, then, prior to the Closing, the Company shall notify Purchaser (x) that a vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval was obtained with respect to any Potential Parachute Payment that were made subject to the vote (the “280G Approval”), or (y) that the 280G Approval was not obtained and as a consequence, that such Potential Parachute Payment shall not be made or provided, pursuant to the waivers of those Potential Parachute Payments which were executed by the Disqualified Individuals following the execution of this Agreement and not later than one day prior to the solicitation of the 280G Approval. At least five Business Days prior to the Closing, to the extent the applicable Purchaser Arrangements have not been made available to the Company in connection with the execution of this Agreement, Purchaser shall make available to the Company a summary of the Purchaser Arrangements that Purchaser or its Affiliates are providing or entering into with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) set forth on Schedule 5.17(a) of the Disclosure Schedule in connection with the transactions contemplated by this Agreement that could reasonably be expected to be treated as a Potential Parachute Payment (either alone or together with any other payments to a disqualified individual); provided that, in any event, the Company’s failure to include in the stockholder voting materials described herein information regarding any Purchaser Arrangements for which a summary of such Purchaser Arrangement, or the underlying Purchaser Arrangement, was not made available to the Company by Purchaser prior to the date such stockholder voting materials were submitted will not result in a breach of the covenants set forth in this Section 5.17. In no event shall the Company be deemed in breach of this Section 5.17 if any disqualified individual refuses to execute a waiver or, after soliciting the stockholder vote in conformance with Section 280G and the regulations promulgated thereunder, the 280G Approval is not obtained. For purposes of this Agreement, “Potential Parachute Payment” shall mean the portion of any payments and/or benefits received or retained by any Disqualified Individual in connection with the consummation of the Share Purchase that is equal to or in excess of 3.0 times such Disqualified Individual’s “Base Amount” (within the meaning of Section 280G(b)(3) of the Code).

(b)Any materials to be submitted to Sellers in connection with the Company’s solicitation of the 280G Approval shall be subject to prior review by Purchaser and the Company shall not unreasonably reject any comments from Purchaser related thereto.

5.18.    Termination of Agreements. Each Seller and the Company hereby agrees that it will cause, effective as of the Closing: (a) all Contracts set forth or required to be set forth on Schedule 3.4(j) or Schedule 3.23 of the Disclosure Schedule or set forth on Schedule 5.18 to terminate in all respects and be of no further force or effect, in each case, as between any Seller or any Affiliate of such Seller, on the one hand, and the Acquired Companies, on the other hand pursuant to a termination agreement substantially in the form attached hereto as Exhibit P; and (b) all obligations of the Acquired Companies and all rights of any Seller and any Affiliate of such Seller thereunder relating to the Acquired Companies to be deemed terminated, discharged and waived. Each Seller acknowledges and agrees (on its behalf and on behalf of its Affiliates) that, from and after the Closing, neither such Seller nor any of its Affiliates shall have any recourse against any Acquired Company in respect of any of the matters contained in the agreements to be terminated in accordance with the preceding sentence.
5.19.    Tax Assistance and Cooperation; Tax Elections. From and after the Closing Date, the Sellers’ Representative, on the one hand, and Purchaser, on the other hand, shall (and shall cause their respective Affiliates to), as and to the extent reasonably requested by the other party: (a) assist the other party or parties, as the case may be, in preparing Tax Returns of any Acquired Company; (b) cooperate fully in responding to any inquiries from or preparing for any audits of, or disputes with Taxing Authorities regarding, any Taxes or Tax Returns of any Acquired Company; (c) make available to the other party or parties, as the case may be, as reasonably requested, all information in its possession relating to each Acquired Company and that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Taxing Authority as reasonably requested by such parties all information, records, and documents relating to Taxes of Acquired Companies; and (d) cooperate fully to make, in Purchaser’s sole discretion, an election under Section 338(g) of the Code with respect to the acquisition of the Company and some or all of the Acquired Companies pursuant to this Agreement.

5.20.    IRS Forms. At or prior to the Closing, each Seller shall deliver a duly completed and executed IRS Form W-9 to Purchaser, and shall use commercially reasonable efforts to obtain and deliver to Purchaser, a duly completed and executed IRS Form W-9, Form W-8BEN, Form W-8BEN-E or Form 8233, or any successor form, as applicable, from each other recipient of a payment set forth in the Closing Consideration Spreadsheet (other than payments to be made through an Acquired Company’s payroll).

5.21.    Written Acknowledgments. At or prior to the Closing, the Company shall use commercially reasonable efforts to obtain and deliver to Purchaser from the Law Firm, each Person identified on Schedule 3.22 of the Disclosure Schedule and Deloitte & Touche LLP a written acknowledgment in substantially the form attached hereto as Exhibit I.

5.22.    FIRPTA Matters. Prior to the Closing Date, the Company shall deliver to Purchaser: (a) a statement (in substantially the form attached hereto as Exhibit J) conforming to the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations; and (b) the notification (in substantially the form attached hereto as Exhibit K) required to be delivered to the Internal Revenue Service under Section 1.897-2(h)(2) of the Treasury Regulations.

5.23.    KK Joint Venture Matters. Prior to the Closing Date, the Company shall, and shall cause the other Acquired Companies to, use commercially reasonable efforts to acquire all equity interests (including all options) in Maverick KK not currently owned by Opco which acquisition shall occur no earlier than on the Closing Date, except in the sole discretion of the Company; provided, however, that any failure or purported failure to use the required efforts by the Company or any Acquired Company shall not be deemed a violation for purposes of Section 6.2.

5.24.    Financing.

(a)    Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain any debt or equity financing that may be necessary for Purchaser to have sufficient immediately available funds at the Closing to pay the amounts required to be paid by Purchaser at the Closing pursuant to this Agreement, including using commercially reasonable efforts to negotiate and enter into definitive agreements with respect thereto and to draw on and consummate any such financing at or prior to Closing, if necessary. Purchaser shall notify the Company promptly (i) if for any reason Purchaser no longer believes in good faith that it will have sufficient immediately available funds at the Closing to pay the amounts required to be paid by Purchaser at the Closing pursuant to this Agreement or (ii) of any event or development Purchaser expects to have a material and adverse impact on its ability to obtain any financing, if necessary, for Purchaser to have sufficient immediately available funds at the Closing to pay the amounts required to be paid by Purchaser at the Closing pursuant to this Agreement. Purchaser shall keep the Company reasonably informed regarding any circumstances referred to in clauses (i) and (ii) of the immediately preceding sentence and of the status of its efforts to obtain any necessary financing.

(b)    Prior to the Closing, the Company shall, and the Company shall cause each other Acquired Company and use commercially reasonable efforts to cause their respective Representatives (including auditors) to, use commercially reasonable efforts to provide all cooperation that is reasonably requested by Purchaser to assist Purchaser in the arrangement of debt financing in connection with the transactions contemplated by this Agreement; provided, however, that nothing herein shall require such cooperation to the extent that it would (a) in the Company’s judgment, unreasonably disrupt the conduct of the business or operations of any Acquired Company, (b) require any Acquired Company to agree to pay any commitment or other fees, reimburse any expenses, provide any security, provide any agreements, opinions, authorization letters, certificates or other instruments, or otherwise incur any liability (including any personal liability on the part of any Representative of the Acquired Companies) or give any indemnities, (c) require any Acquired Company to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any Charter Document of any Acquired Company, any applicable Legal Requirements or any Company Contract, (d) take any corporate action (including board or equityholder approvals) in connection with any such debt financing, or (e) deliver or cause the delivery of any pro forma financial information or any financial information in a form not customarily prepared by the Company with respect to such period. Purchaser shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses incurred by any Acquired Company in connection with any such debt financing, including the cooperation contemplated by this Section 5.24(b), or (ii) if the Share Purchase is consummated, such costs and expenses shall be disregarded for purposes of the calculation of the Purchase Price. Purchaser shall indemnify and hold harmless the Acquired Companies and their Representatives from and against all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties incurred or suffered by them in connection with the actions taken pursuant to this Section 5.24(b) or otherwise in connection with any such debt financing except in the case of fraud or willful misconduct of such Persons. Notwithstanding anything to the contrary, the condition set forth in Section 6.2 as it applies to the Company’s obligations pursuant to this Section 5.24(b) shall be deemed satisfied unless such debt financing shall not have been obtained primarily as a result of the Company’s willful breach of its obligations under this Section 5.24(b).

5.25.    Required Financial Statements. Purchaser has determined that it may be required to file the following financial statements of the Company in accordance with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) with respect to the transactions contemplated by this Agreement (the “Required Financial Statements”): (a) the audited balance sheet and audited statement of income, stockholders’ equity, and cash flows for the most recently completed fiscal year that has ended more than 90 days prior to the Closing Date; and (b) the unaudited balance sheets and the related unaudited statements of income and cash flows for the interim period from the date of the most recent such audited balance sheet through the end of the most recent quarterly period that has ended more than 40 days prior to the Closing Date (and in any event including such unaudited balance sheets and related unaudited statements of income and cash flows for the Company’s six months ended on June 30, 2018 and for the corresponding period of the prior fiscal year. The Company shall use commercially reasonable efforts to provide to Purchaser the Required Financial Statements, together with the unqualified audit report of the Company’s independent auditors thereon, meeting the requirements of Regulation S-X promulgated by the SEC and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Current Report on Form 8-K filed by Purchaser related to the transactions contemplated hereby under the Securities Exchange Act of 1934, as amended, no later than 30 days after the Closing Date. The Company shall use commercially reasonable efforts to cooperate, and shall direct its independent auditors to reasonably cooperate, with Purchaser in connection with the preparation of any pro forma financial statements that are derived in part from the Required Financial Statements and shall provide Purchaser with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such Required Financial Statements. Purchaser shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable fees and disbursements of the Company’s independent auditors in connection with the preparation of the Required Financial Statements and pro forma financial statements incurred by the Company, or (ii) if the Share Purchase is consummated, such fees and disbursements shall be disregarded for purposes of the calculation of the Purchase Price.
5.26.    Representation and Warranty Insurance Policy. Promptly following the Closing, Purchaser will deliver to the Sellers’ Representative a true, accurate and complete copy of the Representation and Warranty Insurance Policy.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:
6.1.    Accuracy of Representations.

(a)The representations and warranties of Sellers set forth in Section 2, and the representations and warranties of the Company set forth in Sections 3.1, 3.3(a) and 3.22, in each case, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) all qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or purported update to the Disclosure Schedule delivered after the date hereof shall be disregarded).

(b)The representations and warranties of Sellers and the Company, other than those referred to in Sections 6.1(a), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties: (i) all qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or purported update to the Disclosure Schedule delivered after the date hereof shall be disregarded).

6.2.    Performance of Covenants. Each Seller and the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such Seller or the Company prior to or as of the Closing.

6.3.    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate with all other Effects, has had a Company Material Adverse Effect.

6.4.    No Actions or Threats. As of the Closing Date, there shall be no Action of any kind or nature brought by any Governmental Authority (and still pending), or overtly threatened in writing by any Governmental Authority, against Purchaser, any Acquired Company, any Seller, or any of their respective properties or any of their respective directors or officers (in their capacities as such) that: (a) seeks to prohibit the consummation of the Share Purchase or any other transaction contemplated hereby; (b) seeks to impose limitations on the ability of Purchaser, any Acquired Company and/or any Seller to consummate the Share Purchase and the other transactions contemplated by this Agreement; (c) seeks to prohibit or impose any material limitations on the ownership or operation by Purchaser of all or any portion of the businesses or assets of Purchaser, any Acquired Company or any of their respective Affiliates, or to compel Purchaser, any Acquired Company or any of their respective Affiliates to dispose of or hold separate any portion of the businesses or assets of Purchaser, any Acquired Company or any of their respective Affiliates; or (d) seeks to impose material limitations on the ability of Purchaser to effectively exercise full rights of ownership of all Company Shares.

6.5.    Closing Deliveries of the Sellers’ Representative. Purchaser shall have received the following:

(a)the Closing Consideration Spreadsheet (including the Closing Balance Sheet);

(b)a certificate, duly executed by the Sellers’ Representative, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L, certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.9 have been duly satisfied as of the Closing (the “Sellers Closing Certificate”);

(c)a certificate of the Secretary of the Company, dated as of the Closing Date in substantially the form attached hereto as Exhibit M, certifying and attaching true and correct copies of: (i) the Charter Documents of the Company and Holdings as then in effect; (ii) any resolutions adopted by board of directors of the Company and Holdings to authorize this Agreement, the Share Purchase or the other transactions contemplated hereby, including resolutions approving the treatment of the Options and RSUs in accordance with Section 1.3 and terminating the 401(k) Plans in accordance with Section 5.14; (iii) any written consents related to the Potential Parachute Payments; and (iv) the incumbency and signatures of the officers of the Company and Holdings executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(d)certificates, dated within seven days of the Closing Date, from the Secretary of State of the State of Delaware and the Secretary of State of the State of California certifying that each of the Company, Holdings and Opco is in good standing;

(e)the Purchase Price Adjustment Escrow Agreement, duly executed by the Sellers’ Representative and the Escrow Agent;

(f)    release agreements, in substantially the form attached hereto as Exhibit C, duly executed by each Seller and each other counterparty to a Management Consulting Agreement identified or required to be identified on Schedule 3.23 of the Disclosure Schedule; and

(g)    evidence, reasonably satisfactory to Purchaser, that each Person required to vote has voted upon the Potential Parachute Payments following the execution and delivery of 280G Waivers by each Disqualified Individual, if any.

6.6.    No Prohibitive Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Purchase or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Share Purchase or any other transaction contemplated by this Agreement.

6.7.    No Prohibitive Injunctions or Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Share Purchase or any other transaction contemplated by this Agreement illegal or otherwise prohibits or restrains the consummation of the Share Purchase or any other transaction contemplated by this Agreement.

6.8.    Governmental Consents. All filings with, notices to and other Consents of any Governmental Authority in the jurisdictions listed on Schedule 6.8 (each, a “Specified Jurisdiction”) required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period or timing agreement under any applicable Antitrust Law shall have expired or been terminated.

6.9.    No Outstanding Securities. Other than (a) Company Shares owned by Sellers, (b) Options and RSUs to be surrendered by the Persons who have executed and delivered Option Surrender Agreements or RSU Surrender Agreements pursuant to the terms thereof, (c) the Holdings Shares to be sold by the Persons who have executed and delivered Share Purchase Agreements pursuant to the terms thereof, (d) the Holdings Shares held by the Company and (e) any other Company Shares, Options, RSUs and Holdings Shares which, in the aggregate, are de minimis in nature and amount, no Person shall hold or own, beneficially or of record: (i) any share of capital stock of the Company or Holdings; (ii) any other equity or voting interest in the Company or Holdings; or (iii) any other security of the Company or Holdings.

7.    CONDITIONS PRECENDENT TO OBLIGATIONS OF SELLERS

The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
7.1.    Representations and Warranties.

(a)    The representations and warranties of Purchaser set forth in Sections 4.1, 4.3 and 4.7 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases limiting the scope of such representations and warranties shall be disregarded).

(b)    The representations and warranties of Purchaser, other than those referred to in Section 7.1(a), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall have been true and correct in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) would not reasonably be expected to have or result in a material adverse effect on the ability of Purchaser to consummate the Share Purchase (it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases limiting the scope of such representations and warranties shall be disregarded).

7.2.    Covenants. Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Purchaser prior to or as of the Closing.

7.3.    No Prohibitive Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Purchase or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Share Purchase or any other transaction contemplated by this Agreement.

7.4.    No Prohibitive Injunctions or Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Share Purchase or any other transaction contemplated by this Agreement illegal or otherwise prohibits or restrains the consummation of the Share Purchase or any other transaction contemplated by this Agreement.

7.5.    Governmental Consents. All filings with, notices to and other Consents of any Governmental Authority in the Specified Jurisdictions required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period or timing agreement under any applicable Antitrust Law or other Legal Requirement shall have expired or been terminated.

7.6.    Closing Deliveries of Purchaser. The Sellers’ Representative shall have received the following:

(a)the Purchase Price Adjustment Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(b)a certificate, duly executed by an officer of Purchaser on behalf of Purchaser, dated the Closing Date, in substantially the form attached hereto as Exhibit N, certifying that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

8.    TERMINATION

8.1.    Termination. Except as provided in Section 8.2, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a)by mutual written agreement of the Sellers’ Representative and Purchaser, at any time prior to the Closing;

(b)by Purchaser or the Sellers’ Representative, at any time prior to the Closing, if the Closing Date shall not have occurred by the date that is 180 days following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to: (i) Purchaser if Purchaser’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach by Purchaser of this Agreement; or (ii) the Sellers’ Representative if any action or failure to act by any Seller or the Company has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such Seller or the Company; provided, further, that: (A) if, on the initial Outside Date, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1 through 6.3, 6.4 (other than with respect to the Specified Circumstance), 6.5, 6.6 (other than with respect to the Specified Circumstance), 6.7 (other than with respect to the Specified Circumstance) and 6.9 is satisfied or has been validly waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions, as of the initial Outside Date, are capable of being satisfied at the Closing), then the Sellers’ Representative may, by providing written notice thereof to Purchaser on or prior to the initial Outside Date, extend the Outside Date until the date that is 90 days following the initial Outside Date; and (B) if, on the initial Outside Date, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3 (other than with respect to the Specified Circumstance), 7.4 (other than with respect to the Specified Circumstance) and 7.6 is satisfied or has been validly waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions, as of the initial Outside Date, are capable of being satisfied at the Closing), then Purchaser may, by providing written notice thereof to the Sellers’ Representative on or prior to the initial Outside Date, extend the Outside Date until the date that is 90 days following the initial Outside Date;

(c)by either Purchaser or the Sellers’ Representative, at any time prior to the Closing, if: (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement, statute, rule, or regulation that is in effect and that has the effect of making the Share Purchase illegal or otherwise prohibits or otherwise restrains the consummation of the Share Purchase; or (ii) any Governmental Authority shall have issued or granted an injunction or other order, or other similar legal restraint, in any such case that has the effect of making the Share Purchase illegal or otherwise prohibits or otherwise restrains the consummation of the Share Purchase, and such injunction, order or restraint shall have become final and nonappealable;

(d)by Purchaser, prior to the Closing, if: (i) there has been a breach of any representation, warranty, covenant or agreement of any Seller or the Company set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied and such breach has not been cured within 20 calendar days after written notice thereof to the Sellers’ Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or (ii) if a Company Material Adverse Effect has occurred; or

(e)    by the Sellers’ Representative, prior to the Closing, if there has been a breach of any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 7.1 or 7.2 would not be satisfied and such breach has not been cured within 20 calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2.    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Sellers or any of their respective officers, directors or equityholders; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for: any willful and material breach by such party of this Agreement; and provided further, that, the provisions of Section 5.7 (Public Announcements; Confidentiality), Section 10 (Miscellaneous Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 8.

9.    INDEMNIFICATION AND RELATED PROVISIONS.

9.1.    Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements (other than those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing) contained in this Agreement or in any document or certificate delivered pursuant hereto shall not survive beyond the Closing, shall terminate as of the Closing; provided, however, that the representations and warranties set forth in Sections 2.1, 2.4 or 2.5 or the certification in the Seller Closing Certificate solely pertaining to such representations or warranties shall survive beyond the Closing for two years following the Closing Date (“Survival Period”); provided, further, however, that no right to indemnification, compensation or reimbursement under this Section 9 in respect of a breach of any representation or warranty set forth in Sections 2.1, 2.4 or 2.5 that is asserted in an Indemnification Claim properly delivered in accordance with the terms of this Agreement prior to the expiration of the applicable Survival Period shall be limited, restricted, impaired or otherwise affected by the expiration of such Survival Period; provided, further, that nothing in this Section 9.1 shall be construed to modify, limit or supersede Section 8.2 or to eliminate or restrict, in any manner whatsoever, any claim, recourse, right, remedy, cause of action or Liability for Fraud.

9.2.    Survival of Section 9.3(a)(ii). The indemnification obligations set forth in Section 9.3(a)(ii) shall survive beyond the Closing for 60 days following the Closing Date (the “Closing Consideration Spreadsheet Survival Period”); provided, however, that no right to indemnification, compensation or reimbursement under Section 9.3(a)(ii) in respect of any inaccuracies in any of the information contained in the Closing Consideration Spreadsheet that is asserted in an Indemnification Claim properly delivered in accordance with the terms of this Agreement shall be limited, restricted, impaired or otherwise affected by the expiration of such Closing Consideration Spreadsheet Survival Period.

9.3.    Indemnification of Purchaser Indemnified Parties.

(a)Subject to the limitations set forth in this Section 9, from and after the Closing, Sellers shall indemnify, hold harmless, compensate and reimburse the Purchaser Indemnified Parties from, against and in respect of any and all Damages paid, sustained or incurred by the Purchaser Indemnified Parties (or any of them) (regardless of whether such Damages relate to any third party clams) and resulting from, or arising out of, any of the following:

(i)any breach or failure of any representation or warranty made by Sellers in any of Sections 2.1, 2.4 and 2.5 to be true and correct (A) as of the date of this Agreement or (B) as of the Closing Date with the same force and effect as if made on and as of the Closing Date (in each case, without giving effect to: (x) any qualifications based on the word “material” or similar phrases limiting the scope of such representation or warranty; or (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement) or any failure of any certification in the Sellers Closing Certificate pertaining to such representations or warranties to be true and correct; and

(ii)any claim by any current, past or alleged holder of equity interests of any Acquired Company claiming an amount payable in such capacity due to an inaccuracy or omission in the Closing Consideration Spreadsheet (other than the calculations of (A) the Closing Cash Amount; (B) the Closing Indebtedness Amount; (C) the Working Capital Amount; (D) the Working Capital Shortfall Amount; and (E) the Working Capital Surplus Amount) or an inaccuracy or omission in Sellers’ wire instructions as reflected in the Closing Consideration Spreadsheet.

9.4.    Limitations on Indemnification.

(a)Cap. The maximum aggregate amount recoverable pursuant to Section 9.3(a)(i) from Sellers shall not exceed the Aggregate Share Consideration Amount. Recourse to the Purchase Price Adjustment Escrow Fund shall be the sole and exclusive remedy of any Purchaser Indemnified Party pursuant to Section 9.3(a)(ii).

(b)Insurance; Tax Benefits. For purposes of this Section 9, the amount of Damages suffered by a Purchaser Indemnified Party in connection with an indemnifiable matter shall be reduced by (i) the amount of any insurance proceeds actually received by the Purchaser Indemnified Party in connection with such indemnifiable matter, including the Representation and Warranty Insurance Policy (net of any costs of collection, deductible, premium adjustment, reimbursement obligation or other cost related to the insurance claim in respect of such indemnifiable matter) and (ii) any Tax savings or benefits actually realized by any Purchaser Indemnified Party that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Damages in the year such Damages were suffered. Other than under the Representation and Warranty Insurance Policy (to the extent recoverable thereunder), with respect to which the Purchaser Indemnified Parties shall have an affirmative duty to exercise commercially reasonable efforts to collect thereunder with respect to any matter for which indemnity is sought hereunder, no Purchaser Indemnified Party shall have any obligation to affirmatively pursue the collection of any insurance proceeds prior to the bringing of an Indemnification Claim, regardless of whether such Purchaser Indemnified Party has suffered or incurred any Damages for which such Purchaser Indemnified Party has insurance coverage (it being understood, however, that a Purchaser Indemnified Party may deliver a Notice of Claim to the Sellers’ Representative concurrently with seeking recovery under the Representation and Warranty Insurance Policy for purposes of establishing such claim during the Survival Period but the applicable Sellers shall not be required to make any payment under this Section 9 until such time as Purchaser has determined the amounts recoverable under the Representation and Warranty Insurance Policy, if any, in respect thereof). The Representation and Warranty Insurance Policy shall provide that the insurer thereunder shall waive any right of subrogation against Sellers and their direct and indirect equityholders in connection with this Agreement and the transactions contemplated hereby, except in the case of Fraud. Nothing set forth in this Section 9 shall be construed to contractually eliminate any duty that any Purchaser Indemnified Party may have under the common law to mitigate such Purchaser Indemnified Party’s Damages.

(c)    No Double Recovery. No Purchaser Indemnified Party shall have any right to obtain indemnification under this Agreement for any Damages or alleged Damages incurred by a Purchaser Indemnified Party with respect to any liability of the Acquired Companies, to the extent such liability was included in the Closing Indebtedness Amount, the Change in Control Payment Amount, the Unpaid Transaction Expense Amount or the calculation of the Working Capital Amount (as such amounts may be adjusted pursuant to Section 1.5).

9.5    Indemnification Claim Procedure. Any claim for indemnification, compensation or reimbursement pursuant to this Section 9 (each, an “Indemnification Claim”) shall be brought and resolved exclusively as follows:

(a)Notice of Claim. If any Purchaser Indemnified Party has or claims in good faith to have incurred, paid, accrued or suffered, or believes that it may incur, pay, accrue or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Section 9, Purchaser may (on behalf of such Purchaser Indemnified Party) deliver a notice of claim (a “Notice of Claim”) to the Sellers’ Representative. Each Notice of Claim shall: (i) state that such Purchaser Indemnified Party believes it is or may be entitled to indemnification, compensation or reimbursement under Section 9; (ii) contain a reasonably detailed description of the circumstances supporting such Purchaser Indemnified Party’s belief that it is or may be so entitled to indemnification, compensation or reimbursement or is or may otherwise be entitled to a monetary remedy; and (iii) if practicable, contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of such circumstances (the aggregate amount of such estimate, as it may be modified by Purchaser (at the good faith direction of the Purchaser Indemnified Party) from time to time, being referred to as the “Claimed Amount”).

(b)Dispute Procedure. During the 30-day period commencing upon delivery by Purchaser to the Sellers’ Representative of a Notice of Claim (the “Dispute Period”), the Sellers’ Representative may deliver to Purchaser a written response (the “Response Notice”) in which the Sellers’ Representative: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Purchaser Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Purchaser Indemnified Party, including because the Notice of Claim fails to satisfy the requirements thereof under this Agreement. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a reasonably detailed description of the facts and circumstances supporting the Seller Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Purchaser Indemnified Party, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Purchaser Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Sellers’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Purchaser Indemnified Party) is referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by Purchaser (on behalf of the applicable Purchaser Indemnified Party) to the Claimed Amount). If a Response Notice is not received by Purchaser prior to the expiration of the Dispute Period, then the Sellers’ Representative and Sellers shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Purchaser Indemnified Party.

(c)    Payment of Claimed Amounts. If the Sellers’ Representative delivers a Response Notice to Purchaser agreeing that the full Claimed Amount is owed to the Purchaser Indemnified Party, or the Sellers’ Representative does not deliver a Response Notice during the Dispute Period, then, subject to the limitations contained in Section 9.4, (i) to the extent the Claimed Amount set forth in the Notice of Claim is for a claim pursuant to Section 9.3(a)(i), the Sellers’ Representative shall (on behalf of Sellers), within ten Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, pay the Claimed Amount to the Purchaser Indemnified Party, and (ii) to the extent the Claimed Amount set forth in the Notice of Claim is for a claim pursuant to Section 9.3(a)(ii), Purchaser and the Sellers’ Representative shall, within ten Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, instruct the Escrow Agent to pay the Claimed Amount to the Purchaser Indemnified Party from the Purchase Price Adjustment Escrow Fund.

(d)    Payment of Agreed Amount. If the Sellers’ Representative delivers a Response Notice to Purchaser during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Purchaser Indemnified Party, then, subject to the limitations contained in Section 9.4, (i) to the extent the Agreed Amount is for a claim pursuant to Section 9.3(a)(i), the Sellers’ Representative shall, within ten Business Days following the delivery of such Response Notice, pay the Agreed Amount to the Purchaser Indemnified Party, and (ii) to the extent the Agreed Amount is for a claim pursuant to Section 9.3(a)(ii), Purchaser and the Sellers’ Representative shall, within ten Business Days following the delivery of such Response Notice, instruct the Escrow Agent to pay the Agreed Amount to the Purchaser Indemnified Party from the Purchase Price Adjustment Escrow Fund.

(e)    Resolution Between the Parties. If the Sellers’ Representative delivers a Response Notice to Purchaser during the Dispute Period indicating that there is a Contested Amount, the Sellers’ Representative and Purchaser (or the applicable Purchaser Indemnified Party) shall attempt in good faith to resolve the dispute related to the Contested Amount. If Purchaser and the Sellers’ Representative resolve such dispute, then their resolution of such dispute shall be binding on Sellers and such Purchaser Indemnified Party and a settlement agreement stipulating the amount owed to such Purchaser Indemnified Party (the “Stipulated Amount”) shall be signed by such Purchaser Indemnified Party and Sellers. Subject to the limitations contained in Section 9.4, (i) to the extent the Stipulated Amount is for a claim pursuant to Section 9.3(a)(i), the Sellers’ Representative shall (on behalf of Sellers), within ten Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, pay the Stipulated Amount to such Purchaser Indemnified Party, and (ii) to the extent the Stipulated Amount is for a claim pursuant to Section 9.3(a)(ii), Purchaser and the Sellers’ Representative shall, within ten Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, instruct the Escrow Agent to pay the Stipulated Amount to the Purchaser Indemnified Party from the Purchase Price Adjustment Escrow Fund.

(f)    Arbitration. If the Sellers’ Representative and Purchaser are unable to resolve the dispute relating to any Contested Amount during the 20-day period commencing upon the delivery of the Response Notice to Purchaser, then either Purchaser or the Sellers’ Representative may submit the dispute (an “Arbitrable Dispute”) to be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 9.5(f) shall prevent the Purchaser Indemnified Party from seeking an injunction or order or decree of specific performance for any breach of any covenant to be performed in whole or in part following the Closing, pending settlement of any Arbitrable Dispute.

(i)    Except as herein specifically stated, any Arbitrable Dispute shall be resolved by binding arbitration in San Francisco, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”). However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. The arbitration proceedings shall be conducted in the English language. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding were instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator will be furnished by the arbitrator to the Sellers’ Representative and Purchaser in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon Sellers and such Purchaser Indemnified Party.

(ii)    Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by Purchaser and the Sellers’ Representative or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(ii)    The arbitrator shall be mutually agreed upon by Purchaser and the Sellers’ Representative. In the event Purchaser and the Sellers’ Representative are unable to agree within 20 days following submission of the dispute to the American Arbitration Association by one of the parties, the American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in Section 9.5(f)(iv).

(iv)    No arbitrator shall have any past or present family, business or other relationship with Purchaser, the Purchaser Indemnified Party, any Acquired Company, any Seller, the Sellers’ Representative or any “affiliate” (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended), director or officer thereof, unless following full disclosure of all such relationships, Purchaser and the Sellers’ Representative agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(v)    The Purchaser Indemnified Party and the Sellers’ Representative will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(vi)    The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Section 9.5 or this Agreement.

(vii)    Except as specifically otherwise provided in this Section 9.5 or this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Section 9.

(g)    Payment of Award Amount. Upon resolution of an Arbitrable Dispute, subject to the limitations contained in Section 9.4, (i) to the extent the awarded amount relates to a claim pursuant to Section 9.3(a)(i), the Sellers’ Representative (on behalf of Sellers) shall, within ten Business Days following the entry of the final decision, or such shorter period of time as may be set forth in the final decision, pay any amount awarded to the Purchaser Indemnified Party, and (ii) to the extent the awarded amount relates to a claim pursuant to Section 9.3(a)(ii), Purchaser and the Sellers’ Representative shall, within ten Business Days following the entry of the final decision, or such shorter period of time as may be set forth in the final decision, instruct the Escrow Agent to pay the awarded amount to the Purchaser Indemnified Party from the Purchase Price Adjustment Escrow Fund.

(h)    Release of Escrow. If prior to the expiration of the Closing Consideration Spreadsheet Survival Period, there is any Claimed Amount pending pursuant to a Notice of Claim solely for indemnification, compensation or reimbursement under Section 9.3(a)(ii) (“Pending Claim”), the amount of such Pending Claim shall reduce the amount which would otherwise be paid pursuant to Section 1.5(d) to the Sellers’ Representative (for the benefit of, and further distribution to, Sellers and the former holders of Holdings Shares) and to the Purchaser (for the benefit of, and further distribution to, the former holders of Options, the former holders of RSUs and the LTIP Participants) pending final resolution of any Pending Claim. Promptly (and in any event within three Business Days) following final resolution of any Pending Claim, Purchaser and the Sellers’ Representative shall jointly instruct the Escrow Agent to release any remaining amounts held in the Purchase Price Adjustment Escrow Fund finally determined to be due to Purchaser to Purchaser and any remaining amounts to the Sellers’ Representative (for the benefit of, and further distribution to, Sellers and the former holders of Holdings Shares) and to the Purchaser (for the benefit of, and further distribution to, the former holders of Options, the former holders of RSUs and the LTIP Participants).

9.6.    No Contribution. Each Seller waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser, or the Company, in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Purchaser in connection with this Agreement.

9.7.    Third Party Actions.

(a)In the event any legal proceeding is instituted against a Purchaser Indemnified Party that involves or appears reasonably likely to involve an Indemnification Claim hereunder, Purchaser will, promptly after receipt of notice of any such legal proceeding, notify the Sellers’ Representative of the commencement thereof. The failure to so notify the Sellers’ Representative of the commencement of any such legal proceeding will relieve Sellers from liability for indemnification pursuant to this Agreement in connection therewith only if and to the extent that such failure materially and adversely affects the defense of such legal proceeding.

(b)The Sellers’ Representative shall have the right, in its sole discretion, to control the defense or settlement of such legal proceeding; provided, however, that Purchaser and its counsel (at the sole expense of Purchaser) may participate in (but not control the conduct of) the defense of such legal proceeding; and provided, further, that, except with the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), no settlement of any such legal proceeding with third party claimants shall be made unless the claimants seek solely monetary remedies for which Sellers confirm in writing they are responsible.

9.8.    Treatment of Indemnification Payments. Each Seller, the Sellers’ Representative and Purchaser agree to treat (and cause their Affiliates to treat) any payments received by any Purchaser Indemnified Party pursuant to Section 9.3 as adjustments to the Aggregate Share Consideration Amount received by Sellers for all Tax purposes, to the extent permitted by applicable Legal Requirements.

9.9.    Exercise of Remedies Other Than By Purchaser. No Purchaser Indemnified Party (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.10.    Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Section 9 and the Representation and Warranty

Insurance Policy shall be the exclusive remedy of the Purchaser Indemnified Parties with respect to the transactions contemplated by this Agreement, and no Purchaser Indemnified Party shall have any other rights or remedies in connection with any breach of this Agreement or any other loss arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, in each case, except for (a) specific performance or injunctive relief with respect to any covenant to be performed in whole or in part following the Closing, (b) remedies under any other Transaction Document, (c) remedies for Fraud and (d) remedies with respect to disputes under Section 1.5 (which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 1.5).
9.11.    Release. Effective as of the Closing, Purchaser hereby unconditionally and irrevocably and forever releases and discharges Sellers and their Affiliates (in each case, excluding the Acquired Companies) and each of their respective successors and assigns (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, liabilities, suits, judgments, damages and actions of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing (including in respect of the management or operation of the Acquired Companies) solely in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; provided, however, that Purchaser is not releasing, discharging or waiving any rights or remedies under this Agreement, preserved under Section 9.11 or under any other Transaction Documents. Purchaser expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Purchaser understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Purchaser acknowledges that Sellers will be relying on the waiver and release provided in this Section 9.11 in connection with entering into this Agreement and that this Section 9.11 is intended for the benefit of, and to grant third party rights to each Seller and its Affiliates (in each case, excluding the Acquired Companies) to enforce this Section 9.11.

10.    MISCELLANEOUS PROVISIONS

10.1.    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request after the Closing Date for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement. The parties further agree to the covenants set forth on Schedule 10.1-A and Schedule 10.1-B.

10.2.    Fees and Expenses. Except as otherwise provided herein, subject to Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; and (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement; provided, however, that Sellers shall bear all such fees, costs and expenses of the Acquired Companies included as Company Transaction Expenses, if any.

10.3.    Attorneys’ Fees. If any Action relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
10.4.    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile transmission before 5:00 p.m. (recipient’s time) on any Business Day, when receipt is confirmed; (c) if sent via facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 5:00 p.m. (recipient’s time) on any Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by email before 5:00 p.m. (recipient’s time) on any Business Day, when sent; (e) if sent by email on a day other than a Business Day, or if sent after 5:00 p.m. (recipient’s time) on any Business Day, on the Business Day following the date sent; (f) if sent by registered, certified or first class mail, the third Business Day after being sent; and (g) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
If to Purchaser:
Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110-2704
Attention: Jonathan Vaas
Email: jvaas@adobe.com

with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
4085 Campbell Avenue, Suite 100
Menlo Park, CA  94025
Attention: Jane Ross
Email: jane.ross@hoganlovells.com
Facsimile: 650-463-4199

If to the Company (prior to the Closing), any Seller or the Sellers’ Representative:
c/o Vista Equity Partners Management, LLC
Four Embarcadero Center, 20th Floor
San Francisco, CA 94111
Attention: Brian N. Sheth and David A. Breach
Facsimile: (415) 655-6666
E-mail: bsheth@vistaequitypartners.com; dbreach@vistaequitypartners.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention: Stuart E. Casillas, P.C. and Abtin Jalali
Facsimile: (415) 439 1500
E-mail: stuart.casillas@kirkland.com; abtin.jalali@kirkland.com

10.5    Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6.    Governing Law; Dispute Resolution.

(a)Governing Law. This Agreement and any disputes arising from or relating to this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, whether sounding in contract, tort or statute, shall be governed by and construed in accordance with and governed by the laws of Delaware, including its statute of limitations, without giving effect to the conflicts-of-laws provisions thereof.

(b)Venue. Except as provided in Sections 1.5 and 10.6(c), the parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in the Delaware Court of Chancery in the State of Delaware (the “Chancery Court”), or, if the Chancery Court declines to accept jurisdiction, in any other state court located in Wilmington, Delaware or United States federal court located in Wilmington, Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom for the purposes of disputes arising under this Agreement or the transactions contemplated by this Agreement. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process; or (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts.

(c)Indemnification Claims. Notwithstanding anything to the contrary contained in Section 10.6(b), any claim for indemnification, compensation or reimbursement pursuant to Section 9 of the Agreement shall be brought and resolved exclusively in accordance with the procedures set forth in Section 9.5 (it being understood that, for the avoidance of doubt that and without limiting any portion of Section 10.6(b), nothing in this Section 10.6(c) shall prevent Purchaser or the Sellers’ Representative from seeking an injunction or order or decree of specific performance with respect to any covenant to be performed in whole or in part following the Closing).

(d)WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY PRIOR TO THE CLOSING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY PRIOR TO THE CLOSING.

10.7.    Successors and Assigns. This Agreement shall be binding upon: (a) Sellers and their respective successors or permitted assigns (if any); (b) the Sellers’ Representative and its successors or permitted assigns (if any); and (c) Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of: Sellers, the Sellers’ Representative, Purchaser, the other Purchaser Indemnified Parties and the respective heirs, executors, personal representatives, successors and assigns of the foregoing (if any). Neither this Agreement, nor any of the rights or obligations hereunder, shall be assigned (a) by Purchaser without the prior written consent of the Sellers’ Representative or (b) by any Seller or the Sellers’ Representative without the prior written consent of Purchaser; provided, however, that after the Closing, Purchaser may freely assign any or all of its rights under this Agreement (including its rights under Section 9), in whole or in part, to any other Person (including one or more of the insurers under the Representation and Warranty Insurance Policies) without obtaining the consent or approval of any other party hereto or of any other Person. Any attempted assignment or delegation by a party in violation of this Section 10.7 shall be null and void.

10.8.    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.9.    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Sellers’ Representative (on behalf of the Company (prior to the Closing) and the Sellers).

10.10.    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.11.    Parties in Interest. Except for the provisions of Sections 5.13 (solely with respect to the Indemnified D&Os) and 9 (solely with respect to the Released Parties and the Purchaser Indemnified Parties), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person, other than the parties hereto and their respective successors and assigns (if any), specifically including employees or creditors of the Acquired Companies.

10.12.    Entire Agreement. This Agreement, including the Disclosure Schedules and the Exhibits hereto, and the other agreements referred to herein, including the Confidentiality Agreement, set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.13.    Legal Representation; Privileged Materials. Purchaser, on behalf of itself and its Affiliates (including the Acquired Companies following the Closing) (“Purchaser Related Parties”) hereby waives any claim that Kirkland & Ellis LLP (the “Law Firm”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement prior to the Closing has a conflict of interest or is otherwise prohibited from representing the Sellers’ Representative or any Seller or such Seller’s officers, directors, managers or Affiliates (“Seller Related Parties”) in any dispute with any of the Purchaser Related Parties arising from the transactions contemplated by this Agreement. Each of Purchaser (on behalf of the Purchaser Indemnified Parties), the Sellers’ Representative and each Seller further agrees that no communications prior to the Closing among Law Firm, the Acquired Companies and/or the Seller Related Parties pertaining to any of the transactions contemplated by this Agreement that are subject to the attorney-client privilege (collectively, “Privileged Materials”) may be used as evidence by any Purchaser Indemnified Party in connection with any Indemnification Claim made under Section 9, other than as evidence of Fraud.
10.14.    Sellers’ Representative.
(a)At the Closing, each Seller agrees that Vista Equity Partners Management, LLC shall be constituted and appointed as the Sellers’ Representative. Pursuant to the terms of the applicable Holdings Equity Agreement, each Consideration Recipient will constitute and appoint Vista Equity Partners Management, LLC, as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of the Consideration Recipients for all purposes of this Agreement and the Purchase Price Adjustment Escrow Agreement, with full power and authority on such Consideration Recipients’ behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Consideration Recipients’ expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to pay, receive, give receipt and disburse any funds received hereunder on behalf of or to such Consideration Recipients and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Company Shares or Holdings Shares and execution of such further instruments as Purchaser shall reasonably request, (v) to execute and deliver on behalf of such Consideration Recipients all documents contemplated herein and any amendment or waiver hereto, (vi) to prepare, deliver and receive any notices on behalf of the Consideration Recipients contemplated by this Agreement, (vii) to take all other actions to be taken by or on behalf of the Consideration Recipients in connection herewith, (viii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding the Working Capital Amount and any adjustment pursuant to Section 1.5 and any Indemnification Claim made pursuant to Section 9.3(a)(ii), (ix) to waive any condition to the obligation of Sellers to consummate the transactions contemplated herein, (x) to give and receive notices on behalf of the Consideration Recipients and (xi) to do each and every act and exercise any and all rights which such Consideration Recipient is, or the Consideration Recipients collectively are, permitted or required to do or exercise under this Agreement. The Consideration Recipients, by approving the principal terms of the Share Purchase, executing this Agreement or the Holdings Equity Agreements and/or accepting the consideration payable to them hereunder or thereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Consideration Recipients might or could do in person. Each Consideration Recipient agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Consideration Recipient.

(b)Each Consideration Recipient agrees that all decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all Consideration Recipients and no Consideration Recipient shall have any right to object, dissent, protest or otherwise contest the same. Each Consideration Recipient agrees that neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any Consideration Recipient relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. Each Consideration Recipient agrees that the Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Consideration Recipient, except in respect of amounts actually received on behalf of such Consideration Recipient. Each Consideration Recipient agrees that the Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c)    The Consideration Recipients shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder. The Consideration Recipients shall reimburse the Sellers’ Representative for all costs and expenses, including professional fees, incurred.

(d)    In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Sellers’ Representative or one of its Affiliates shall provide 10 days’ advance written notice of such inability to perform or resignation to Purchaser, and the Sellers holding, prior to the Closing, a majority of the Company Shares shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative. Purchaser and its Affiliates (including, after the Closing, the Acquired Companies) shall be entitled to rely at any time after receipt of any notice of such inability to perform or resignation on the most recent notice so received.

(e)    At the Closing, Purchaser shall deliver to the Sellers’ Representative an amount determined by the Sellers’ Representative and set forth in the Closing Consideration Spreadsheet (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Purchaser shall deduct from the consideration otherwise payable to each Seller pursuant to Section 1.2(a) or to each Holdings Equityholder pursuant to the terms of the Holdings Equity Agreements, such Consideration Recipient’s Pro Rata Portion of the Sellers’ Representative Expense Fund. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned by the Sellers’ Representative to the Sellers and the Holdings Equityholders as soon as reasonably practicable after payment of the Sellers’ Representative the amount due to it from the Sellers’ Representative Expense Fund. For Tax purposes, each Seller agrees that such Seller’s contribution to the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by such Seller at the Closing.

(f)    Purchaser and its Affiliates (including, after the Closing, the Acquired Companies) shall be entitled to rely on the appointment of the Sellers’ Representative and treat the Sellers’ Representative as the duly appointed attorney-in-fact of each Consideration Recipient and as having the duties, power and authority provided for in this Agreement. None of Purchaser or its Affiliates (including, after the Closing, the Acquired Companies) shall be liable to any Consideration Recipient for any actions or omissions by them in reliance upon any instructions, notice or other instruments delivered by the Sellers’ Representative.

10.15    Construction.

(a)Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.

(d)    Subsidiaries. Unless context otherwise requires, all references in this Agreement to the Subsidiaries of an Entity shall be deemed to include all direct and indirect Subsidiaries of such Entity.

(e)    References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

10.16.    Counterparts; Electronic Signature. This Agreement may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.17.    Remedies. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each party shall be entitled to obtain, without any proof of actual damages, an injunction or order or decree of specific performance (x) prior to the Closing with respect to any covenant or (y) after the Closing with respect to any covenant to be performed in whole or in part following the Closing, this being in addition to any other remedy to which each party may be entitled at law or in equity. Each party shall not be required to provide any bond or other security in connection with any such injunction or order or decree of specific performance or in connection with any related Action.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Adobe Systems Incorporated,
a Delaware corporation

By:	/s/ JOHN MURPHY
Name:	John Murphy
Title:	Executive Vice President and Chief Financial Officer

Milestone Topco, Inc.
a Delaware corporation

By:	/s/ MANEET S. SAROYA
Name:	Maneet S. Saroya
Title:	President

SELLERS:

Vista Equity Partners Fund V, L.P.,
a Delaware limited partnership

By:	Vista Equity Partners Fund V GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Managing Member

Vista Equity Partners Fund V-A, L.P.,
a Cayman Islands exempted limited partnership

By:	VEPF V GP (Cayman), L.P.
Its:	General Partner

By:	VEPF V GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Vista Equity Partners Fund V-B, L.P.,
a Cayman Island exempted limited partnership

By:	VEPF V GP (Cayman), L.P.
Its:	General Partner

By:	VEPF V GP (Cayman), Ltd.
Its:	General Partner

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Director

VEPF V FAF, L.P.
a Delaware limited partnership

By:	Vista Equity Partners Fund V GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Managing Member

Vista Equity Partners Fund V Executive, L.P.,
a Delaware limited partnership

By:	Vista Equity Partners Fund V GP, LLC
Its:	General Partner

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Managing Member

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Vista Equity Associates V, LLC,
a Delaware limited liability company

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Managing Member

Vista Equity Partners Fund VI, L.P.,
a Cayman Islands exempted limited partnership

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Director

Vista Equity Partners Fund VI-A, L.P.,
a Cayman Islands exempted limited partnership

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

VEPF VI FAF, L.P.,
a Cayman Islands exempted limited partnership

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Director

SELLERS' REPRESENTATIVE:

Vista Equity Partners Management, LLC,
a Delaware limited liability company

By:	VEP Group, LLC
Its:	Senior Managing Member

By:	/s/ ROBERT F. SMITH
Name:	Robert F. Smith
Title:	Managing Member

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“280G Approval” shall have the meaning set forth in Section 5.17(a).
“280G Waiver” shall have the meaning set forth in Section 5.17(a).
“401(k) Plans” shall have the meaning set forth in Section 5.14(a).
“AAA Rules” shall have the meaning set forth in Section 9.5(f)(i).
“Acquired Company” shall mean: (a) the Company; (b) each Subsidiary of the Company; and (c) for the purposes of Section 3 of the Agreement, each corporation or other Entity that has been merged into, that has been consolidated with or that otherwise is a predecessor to any of the Entities identified in clauses “(a)” and “(b)” above.
“Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Purchaser), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Acquired Companies or any of the Company’s Representatives), contemplating, relating to or otherwise involving in any way any acquisition or license of all or a significant portion of any Acquired Company’s businesses, properties, assets or technologies, or any amount of the Company Securities (whether or not outstanding other than pursuant to the exercise or conversion of outstanding Company Securities), whether by share purchase, asset purchase, merger, consolidation, reorganization, restructuring, license or any other form of transaction or series of transactions.
“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.
“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. Each Acquired Company shall be deemed to be an Affiliate of Sellers prior to and until the Closing and shall be deemed to be an Affiliate of Purchaser from and after the Closing.
“Aggregate Equity Release Amount” shall mean the aggregate amount (expressed in U.S. Dollars) of all cash payments owed to Specified Persons in connection with the requirement that the Specified Persons execute an Equity Release Agreement, if any.
“Aggregate Holdings Equity Purchase Amount” shall mean the aggregate amount of all payments owed or that may become payable to: (a) stockholders of Holdings pursuant to the terms of the Share Purchase Agreements; (b) holders of Options that are unexercised and outstanding as of immediately prior to the Closing pursuant to the terms of the Option Surrender Agreements or the Option Surrender and Waiver Agreements; and (c) holders of RSUs that are outstanding as of immediately prior to the Closing pursuant to the terms of the RSU Surrender Agreements, in the case of each of clauses “(a)” through “(c),” prior to the deduction of any amounts to be contributed to the Purchase Price Adjustment Escrow Fund or the Sellers’ Representative Expense Fund and prior to the deduction of any Taxes.
“Aggregate Share Consideration Amount” shall mean the amount by which: (a) the Purchase Price exceeds (b) the sum of (i) the Aggregate Holdings Equity Purchase Amount plus (ii) the aggregate of all amounts that are or may become payable under the terms of the LTIP, prior to the deduction of any amounts to be contributed to the Purchaser Price Adjustment Escrow Fund or the Sellers’ Representative Expense Fund and prior to the deduction of any Taxes.
“Agreed Amount” shall have the meaning set forth in Section 9.5(b).
“Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Anti-Corruption Laws” shall have the meaning set forth in Section 3.19(e).
“Antitrust Laws” shall mean any Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Arbitrable Dispute” shall have the meaning set forth in Section 9.5(e).
“Balance Sheet” shall have the meaning set forth in Section 3.6(a).
“Base Cash Amount” shall mean four billion seven hundred fifty million U.S. dollars ($4,750,000,000.00).
“Business” shall mean the business conducted by any of the Acquired Companies and their Affiliates on or prior to the Closing Date.
“Business Associate” means a “business associate” as defined in 45 C.F.R. §160.103 of HIPAA.
“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which the banking institutions in San Francisco, California are authorized by law or executive order to close.
“Chancery Court” shall have the meaning set forth in Section 10.6(b).
“Change in Control Payment Amount” shall mean the aggregate amount (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of all Change in Control Payments that are unpaid as of the Closing; provided, however, that the term “Change in Control Payment Amount” shall not include any amount included in the Closing Indebtedness Amount or the Unpaid Transaction Expense Amount.
“Change in Control Payments” shall mean: (a) any (i) severance, retention, bonus, consent fee, profit sharing payment or other similar payment to, or increase in benefits provided to, any Person under any Company Contract, Employee Agreement, or Company Employee Plan or (ii) forgiveness of Indebtedness by or on behalf of any Acquired Company, in the case of each of the foregoing clauses “(i)” and “(ii),” which are or may become payable or effective as a result of the execution and delivery of this

Agreement by the parties hereto or the consummation of the transactions contemplated hereby (whether alone or in combination with any other event or circumstance); and (b) the JV Buyout Amount; provided, however, that Change in Control Payments shall not include (i) any “double trigger” severance or acceleration rights (if any), (ii) any payments permitted under Section 5.2(b)(xiv) of the Disclosure Schedule and that are not conditioned on the consummation of the transactions contemplated hereby, or (iii) the ToutApp Payments.
“Charter Document” shall mean the certificate of incorporation, certificate of formation, bylaws, memorandum of association, certificate of association, limited liability company agreement, limited partnership agreement or equivalent governing document of an Entity, in each case as amended to date.
“Claimed Amount” shall have the meaning set forth in Section 9.5(a).
“Closing” shall have the meaning set forth in Section 1.4(a).
“Closing Balance Sheet” shall have the meaning set forth in Section 5.10(b).
“Closing Cash Amount” shall mean the aggregate amount (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of all unrestricted cash and cash equivalents (as defined by and determined in accordance with GAAP and otherwise using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements) of the Acquired Companies as of the Closing (calculated after giving effect to the Share Purchase).
“Closing Consideration Spreadsheet” shall have the meaning set forth in Section 5.10.
“Closing Consideration Spreadsheet Survival Period” shall have the meaning set forth in Section 9.2.
“Closing Date” shall have the meaning set forth in Section 1.4(a).
“Closing Indebtedness Amount” shall mean the aggregate amount (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of Indebtedness of the Acquired Companies as of the Closing (calculated after giving effect to the Share Purchase); provided, however, that the term “Closing Indebtedness Amount” shall not include any amount included in the Change in Control Payment Amount or the Unpaid Transaction Expense Amount.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning as set forth in the Preamble.
“Company Common Stock” means the common stock of the Company, par value $0.001 per share.
“Company Contract” shall mean any Contract: (a) to which any Acquired Company is a party; (b) by which any Acquired Company or any of its assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest.
“Company E-Services” shall mean Company Products that are provided as services over or through the internet (including over or through cellular networks).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change in control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by any Acquired Company for the benefit of any Employee or with respect to which the Acquired Company has any direct or indirect Liability; provided, however, that the term “Company Employee Plan” shall not include any benefit or compensation plans, programs, policies, practices or Contracts sponsored or maintained by a Governmental Authority.
“Company Equity Plan” shall mean Holdings’ 2016 Stock Option Plan.
“Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights, including Registered Intellectual Property, that are owned by, or purported to be owned by, any Acquired Company, including the Company Registered Intellectual Property and all material unregistered Trademarks used by any Acquired Company with respect to Company Products.
“Company Material Adverse Effect” shall mean any change, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, Liabilities or results of operations of the Acquired Companies, taken as a whole; provided, however, that none of the following Effects shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect: (i) any change or development in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), general economic conditions, or political or regulatory conditions; (ii) any act of war, armed hostilities or terrorism, whether or not involving the United States; (iii) any “act of god,” including any hurricane, fire, earthquake or other natural disaster, or any epidemic; (iv) any change or development generally affecting the industries in which the Acquired Companies operate; (v) any change after the date of this Agreement in applicable law or GAAP; (vi) any adverse change in customer, reseller, supplier or similar business relationships of the Acquired Companies arising as a result of the public announcement or pendency of this Agreement; and/or (vii) any failure of any Acquired Company to meet, with respect to any period or periods, any internal or industry analyst projections or forecasts (it being understood, however, that any Effect causing or contributing to any such failure may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or may occur), except, in the case of each of clauses “(i),” “(ii),” “(iii),” “(iv)” or “(v),” to the extent such any such Effect has a disproportionate effect on the Acquired Companies relative to others in the industries in which the Acquired Companies operate.
“Company Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.
“Company Products” shall mean all products, services, software (including mobile phone and tablet applications) and Works of Authorship that have been developed, delivered, marketed, distributed, made available, licensed, sold, offered, imported for resale, manufactured, or provided by any Acquired Company at any time since August 16, 2016, including each Company Web Site.
“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Company Securities” shall mean all securities of any Acquired Company, including all Company Shares, RSUs, Options, Holdings Shares and all other securities that are convertible into, or exercisable or exchangeable for, securities of any Acquired Company.
“Company Shares” shall mean the Company Preferred Stock and the Company Common Stock.
“Company Source Code” shall mean any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Intellectual Property or of any portion of any Company Product owned or purported to be owned by any Acquired Company.
“Company TOS” shall have the meaning set forth in Section 3.13(d).
“Company Transaction Expenses” shall mean: (a) all fees and expenses (whether or not billed or invoiced prior to the Closing), including any and all legal, accounting, consulting, investment banking, financial advisory, tax advisory, and brokerage fees and expenses, incurred by any Acquired Company, any Seller, any Affiliate of any Seller or any other Person (in each case, for which any Acquired Company is or will be responsible for paying or reimbursing others or otherwise is or will be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Share Purchase or any of the transactions contemplated hereby; (b) all amounts that are or may become payable by any Acquired Company to any Seller or any of their respective Affiliates (other than the Acquired Companies), including under the Management Consulting Agreements, other than pursuant to commercial contracts entered into in the ordinary course of the Acquired Companies’ business; (c) all Employment Taxes that are or become payable by any Acquired Company or Purchaser as a result of the transactions contemplated by this Agreement, including any payments made pursuant to the LTIP or the Holdings Equity Agreements; and (d) the Aggregate Equity Release Amount.
“Company Web Site” shall any public or private web site owned, maintained, or operated at any time by or on behalf of any Acquired Company (including the web sites at www.marketo.com) and any online service made available by any Acquired Company.
“Confidential Information” shall mean information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, devices, flow-charts, formulas, know-how, methods, processes, programs, prototypes, schematics, systems and techniques.
“Confidentiality Agreement” shall mean the letter agreement by and between Purchaser and Opco, dated as of August 9, 2018.
“Consent” shall mean any approval, consent, ratification, permission, order, waiver, authorization (including any Governmental Authorization).
“Consideration Recipients” shall mean, collectively, the Sellers, the Holdings Equityholders and the LTIP Participants.
“Consultant Proprietary Information Agreement” shall have the meaning set forth in Section 3.13(i).
“Contaminants” shall have the meaning set forth in Section 3.13(o).
“Contested Amount” shall have the meaning set forth in Section 9.5(b).

“Continuing Employee” shall mean each individual who is an employee, consultant or independent contractor of or to an Acquired Company as of the Closing who will either remain an employee of the Acquired Company, or become an employee of Purchaser or a Subsidiary of Purchaser, in each case, immediately following the Closing.
“Contract” shall mean any written, oral or other agreement, contract, subcontract, statement of work, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Controls” shall have the meaning set forth in Section 3.6(b).
“Damages” shall mean any damage, loss, Liability, claim, deficiency, Tax, judgment, fine, penalty, cost or other expense whatsoever (including reasonable attorneys’, consultants’ and experts’ fees and expenses); provided, however, that Damages shall not include remote, unforeseeable, exemplary or punitive damages, unless such damages are awarded to a third party.
“Data Room” shall mean the virtual data room hosted by DFS Venue in connection with the Share Purchase, including the “Clean Room” folders thereof to which access is restricted to only certain Representatives of Purchaser.
“Data Room Files” shall have the meaning set forth in Section 5.16.
“Databases” shall mean databases, data compilations and collections, and technical data.
“default” shall have the meaning set forth in Section 3.11(d).
“Disclosure Schedule” shall have the meaning set forth in Section 3.
“Dispute Notice” shall have the meaning set forth in Section 1.5(c)(ii).
“Dispute Period” shall have the meaning set forth in Section 9.5(b).
“Disputed Items” shall have the meaning set forth in Section 1.5(c)(ii).
“Disqualified Individual” shall have the meaning set forth in Section 5.17(a).
“Domain Names” shall mean domain names and web addresses and sites, including uniform resource locators, and all goodwill associated with the foregoing.
“Employee” shall mean any current or former or retired employee, consultant, independent contractor, individual agent, executive manager, officer or director of any Acquired Company.
“Employee Agreement” shall mean each written offer letter, employment, change in control, severance, retention, consulting agreement or Contract between an Acquired Company, on the one hand, and any Employee, on the other hand.
“Employee Proprietary Information Agreement” shall have the meaning set forth in Section 3.13(i).
“Employment Taxes” shall mean, without duplication, the employer portion of any employment, payroll or similar Taxes with respect to any bonuses, cashouts of Options or RSUs, amounts owing or payable under the terms of the LTIP or the Holdings Equity Agreements or other compensatory payments in connection with the transactions contemplated by this Agreement.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Laws” shall have the meaning set forth in Section 3.18(a).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any other current or former Person or Entity under common control with the Company or that, together with the Company could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agent” shall mean U.S. Bank, N.A.
“Escrow Release Spreadsheet” shall mean any spreadsheet prepared by the Sellers’ Representative and delivered to Purchaser allocating amounts to be released from the Purchase Price Adjustment Escrow Fund among Sellers and the former Holdings Equityholders.
“Estimated Purchase Price” shall mean the Purchase Price as determined in accordance with the definition thereof (and the associated defined terms), provided that each of the components described in clauses “(b)” through “(g)” of the definition thereof is replaced with the applicable Estimated Purchase Price Component.
“Estimated Purchase Price Component” shall have the meaning set forth in Section 1.5(a).
“Exchange Rate” shall mean, for the purpose of translating an amount denominated in a currency other than U.S. Dollars into U.S. Dollars as of a specified date, the closing mid-point rate for exchanges between the relevant currency and U.S. Dollars on the Business Day for which that rate is so quoted in the Wall Street Journal (U.S. Edition) immediately prior to such specified date.
“Existing Credit Agreements” shall mean (a) that certain Credit Agreement, dated as of February 7, 2018, by and among Marketo, Inc., as the Borrower, Milestone Holdco, LLC, as Holdings, the other guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent thereunder, and the other parties thereto, (b)  that certain Qualified Borrower Promissory Note, dated as of August 15, 2016, by the Company in favor of Wells Fargo Bank N.A., (c) that certain Qualified Borrower Promissory Note, dated as of August 15, 2016, by the Company in favor of Citibank, N.A., and (d) that certain Qualified Borrower Promissory Note, dated as of August 15, 2016, by the Company in favor of Bank of America, N.A.
“Exit Event Allocation Agreement” shall have the meaning set forth in Section 3.4(k).
“Expert” shall have the meaning set forth in Section 1.5(c)(ii).
“Final Purchase Price” shall have the meaning set forth in Section 1.5(d)(i).

“Final Purchase Price Component” shall mean the (i) the Closing Cash Amount; (ii) the Closing Indebtedness Amount; (iii) the Unpaid Transaction Expense Amount; (iv) the Working Capital Amount; (v) the Working Capital Surplus Amount; (vi) the Working Capital Shortfall Amount; and (vii) the Change in Control Payment Amount, as finally determined in accordance with Section 1.5.
“Financial Statements” shall have the meaning set forth in Section 3.6(a).
“Foreign Governmental Body” shall mean any foreign Governmental Authority, any political subdivision thereof, or any corporation or other Entity owned or controlled in whole or in part by any foreign Governmental Authority or any sovereign wealth fund, excluding entities related to the government of the United States or any state or other political sub-division in the United States.
“Foreign Official” shall mean any: (a) officer or employee of a Foreign Governmental Body or any department, agency or instrumentality (including state-owned Entities) thereof; (b) officer or employee of a public international organization; (c) Person acting in an official capacity for or on behalf of any such Foreign Governmental Body or department, agency or instrumentality thereof, or for or on behalf of any public international organization or any political party; or (d) party official or candidate of any party, excluding, in each case, officials of the government of the United States or any state or other political sub-division of the United States.
“Fraud” shall mean actual and intentional fraud with respect to the making of the representations and warranties of a Seller pursuant to Section 2, provided, however, that such actual and intentional fraud of such Seller shall only be deemed to exist if such Seller had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties of such Seller pursuant to Section 2 were actually breached when made, with the express intention that Purchaser rely thereon to its detriment.
“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal) (including, for the avoidance of doubt, the European Union and its supranational institutions).
“Governmental Authorization” shall mean any: (a) Permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness; or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Hazardous Substance” shall have the meaning set forth in Section 3.18(a).
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.
“Holdings” shall mean Milestone Intermediate Holdings Inc., a Subsidiary of the Company.
“Holdings Common Stock” shall have the meaning set forth in Section 3.4(a).
“Holdings Equity Agreement” shall mean each Share Purchase Agreement, Option Surrender Agreement, Option Surrender and Waiver Agreement and RSU Surrender Agreement.
“Holdings Equityholders” shall mean, collectively, the counterparties to the Holdings Equity Agreements.
“Holdings LLC” shall mean Milestone Holdco, LLC, a Delaware limited liability company.
“Holdings Preferred Stock” shall have the meaning set forth in Section 3.4(a).
“Holdings Share” shall mean a share of common stock, par value $0.001, of Holdings.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive” shall have the meaning set forth in the LTIP.
“Indebtedness” shall mean, without duplication, with respect to any Person, all obligations of such Person, including any applicable penalties or repayment costs (including with respect to any prepayment thereof or any increased amount owed thereunder in connection with the transactions contemplated hereby), interest and premiums: (a) for borrowed money (excluding any inter-company obligations for borrowed money among the Company and its Subsidiaries); (b) evidenced by notes, bonds, debentures or similar instruments; (c) under capital leases; or (d) in the nature of guarantees of the obligations described in the preceding clauses “(a)” through “(c),” inclusive, of any other Person.
“Indemnification Claim” shall have the meaning set forth in Section 9.5.
“Indemnified D&O” shall have the meaning set forth in Section 5.13(b)
“Insider Receivables” shall have the meaning set forth in Section 3.4(h).
“Intellectual Property Rights” shall mean all rights in, arising out of, or associated with Technology, Trademarks or Domain Names in any jurisdiction, including: (a) rights in, arising out of, or associated with Works of Authorship, including exclusive exploitation rights, copyrights, moral rights, rights in Databases and rights granted under the Copyright Act; (b) Patent Rights; (c) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (d) rights in, arising out of, or associated with Confidential Information, including trade secret rights; (e) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of publicity; (f) rights of attribution and integrity and other moral rights of an author; (g) rights in, arising out of, or associated with Domain Names; and (h) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(g)” above.
“International Plan” shall have the meaning set forth in Section 3.12(a).
“Inventions” shall mean inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.
“IRS” shall mean the United States Internal Revenue Service.
“JV Buyout Amount” shall have the meaning set forth in Schedule 5.23.
“Key Employee Documents” shall have the meaning set forth in the Recitals.
“Key Employees” shall have the meaning set forth in the Recitals.
“KK Joint Venture Agreement” shall mean that certain Joint Venture Agreement, by and among Opco, Dentsu Emarketing One K.K., Sunbridge Corporation and Maverick KK, as amended.
“KK Securities” shall mean Securities (as defined in the KK Joint Venture Agreement).
“Knowledge” shall mean, with respect to the Company, the actual knowledge of each of Steve Lucas, Greg Wolfe, Sarah Kennedy, Mark Miller, Arun Anantharaman and Sterling Miller, in each case after reasonable due inquiry of their direct reports.
“Law Firm” shall have the meaning set forth in Section 10.13.
“Leased Premises” shall have the meaning set forth in Section 3.10(c).
“Legal Requirement” shall mean federal, state, national, municipal or local, foreign, supranational or other laws, statutes, constitutions, treaties, principles of common law, directive, standard ordinances, codes, edicts resolutions, promulgations, rules, regulations, orders, judgments, rulings, writs, injunctions, decrees, or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise).
“Lien” shall mean any lien, statutory lien, pledge, mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote), charge, claim, encumbrance, easement, right of way, restriction, conditional sale or other title retention agreement of any kind or nature, other than: (a) statutory liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Companies and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business for amounts which are not due and payable; (c) the interest of a landlord under a lease or a licensor under a license; (d) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) workers’ compensation, unemployment insurance and other similar social security laws; (e) restrictions on transfer under applicable securities laws; (f) zoning, building codes, entitlement and other similar land use regulations by any Governmental Authority which are not violated by the current use or occupancy of such Real Property Leases or the operation of the business thereon; (g) with respect to Real Property Leases, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property Leases which do not or would not materially impair the use or occupancy of such Real Property Leases in the operation of the business conducted thereon; (h) nonexclusive licenses of Intellectual Property Rights granted by an Acquired Company in the ordinary course of business; (i) prior to the payment of the amounts set forth in the Payoff Letters, Liens granted under the terms of, and securing obligations under, the Existing Credit Agreements and the related loan documents; and (j) such other Liens that: (i) are not, individually or in the aggregate, material in amount; and (ii) do not, individually or in the aggregate, detract in any material respect from the value of, or impair, individually or in the aggregate, in any material respect the existing use of, the property affected by such Lien.
“LTIP” shall mean the Marketo Long-Term Incentive Plan.
“LTIP Participant” shall mean each recipient of an Incentive granted under the terms of the LTIP.
“Made Available” shall mean the following: documents or other information and materials shall be deemed to have been “Made Available” by the Company at or prior to the date of this Agreement if and only if the Company has posted (or caused to be posted) such documents and other information and materials to the Data Room for at least one Business Day prior to the execution and delivery of this Agreement by the parties hereto.
“Management Consulting Agreements” shall have the meaning set forth in Section 3.23.
“Material Contract” shall have the meaning set forth in Section 3.11(b).
“Maverick KK” shall mean Marketo K.K., a Japanese corporation.
“No-Withholding Options” shall have the meaning set forth in Section 1.3(b)(ii).
“No-Withholding RSUs” shall have the meaning set forth in Section 1.3(c)(ii).
“Non-Disputed Items” shall have the meaning set forth in Section 1.5(c)(ii).
“Notice of Claim” shall have the meaning set forth in Section 9.5(a).
“Opco” shall mean Marketo, Inc., a Delaware corporation.
“Open Source License” shall mean any license that fits within the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to: (A) any license approved by the Open Source Initiative; (B) any Creative Commons License; and (C) the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, Artistic License (e.g., PERL), Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper License, and Apache License.
“Open Source Software” shall mean any software that is distributed under an Open Source License.

“Option” shall mean each option to purchase shares of capital stock of Holdings outstanding under a Company Equity Plan.
“Option Purchase Consideration” shall have the meaning set forth in Section 1.3(b)(i).
“Option Surrender Agreement” shall mean an Option Surrender Agreement effectuating the provisions of Section 1.3(b) in substantially the form attached as Exhibit D.
“Option Surrender and Waiver Agreement” shall have the meaning set forth in the Recitals.
“Outside Date” shall have the meaning set forth in Section 8.1(b).
“Outstanding Company Shares” shall mean each Company Share that is issued and outstanding as of immediately prior to the Closing.
“Patent Rights” shall mean all rights (other than trade secret rights) in, arising out of, or associated with Inventions, including all rights granted under the Patent Act.
“Payoff Letter” shall have the meaning set forth in Section 5.12.
“PCB” shall have the meaning set forth in Section 3.18(b).
“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
“Per Holder Aggregate Share Consideration Amount” shall have the meaning set forth in Section 1.2(a).
“Permits” shall mean all permits, concessions, grants, franchises, licenses and other authorizations and approvals issued, granted or given by any Governmental Authority.
“Person” shall mean any individual, Entity or Governmental Authority.
“Personally Identifiable Information” shall mean (i) any information that alone or in combination with other information collected, held or otherwise managed by the Acquired Companies can be reasonably used to identify (directly or indirectly) an individual, an individual’s computer or device, or that relates to an identifiable individual, including, without limitation, name, address, e-mail address, telephone number, health information, social security number, driver’s license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual as well as any other information (regardless of whether it alone can be used to identify a specific individual) that is stored by the Acquired Companies in connection with Personally Identifiable Information; (ii) any nonpublic personally identifiable financial information, such as financial account numbers or log-in information; (iii) any information that may be used to predict or infer the preferences, interests, or other characteristics of an individual or is otherwise used to target advertisements or other content to a device or application or to an individual; and (iv) any other information that is governed, regulated, or protected by one or more Privacy Laws and Requirements.
“Post-Closing Consideration Spreadsheet” shall have the meaning set forth in Section 1.5(d)(i)(A).
“Potential Parachute Payment” shall have the meaning set forth in Section 5.17(a).

“Pre-Closing Period” shall have the meaning set forth in Section 5.1.
“Privacy Laws and Requirements” shall mean: (a) all applicable Legal Requirements concerning the privacy, protection, transfer or security of Private Information (including any Legal Requirements of jurisdictions where the Private Information was collected), and contractual obligations related to data privacy, data security and marketing including applicable laws implementing the European Union General Data Protection Regulation 2016/679, and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports), including, to the extent applicable, the following Legal Requirements and their implementing regulations or regulatory guidance, each as amended from time to time: HIPAA, the Japanese Act on the Protection of Personal Information, the Australian Privacy Act 1988, the Canadian Personal Information Protection and Electronic Documents Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, PCI DSS, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, and any applicable Legal Requirements concerning Internet privacy, including requirements for online profiling, advertising and ad measurement or tracking, website and mobile application privacy policies, use of online cookies, locally stored objects, web beacons or other tracking technologies, x data- or web-scraping, call or electronic communications monitoring or recording; (b) the Privacy Policies of the Acquired Companies; (c) third party privacy policies that any Acquired Company is contractually obligated to comply with; and (d) any rules of any applicable self-regulatory organizations in which any Acquired Company is a member and/or that any Acquired Company is or has been contractually obligated to comply with.
“Privacy Policies” shall have the meaning set forth in Section 3.13(n).
“Private Information” shall mean, collectively, all Personally Identifiable Information collected by or on behalf of the Acquired Companies in connection with the Company E-Services (and any marketing related thereto by the Acquired Companies), including through the Company Web Sites or through third party websites or services with which Acquired Companies have linked or integrated the Company E-Services, and by or through any Company Products, including any Private Information collected by third Persons and provided to the Acquired Companies.
“Privileged Materials” shall have the meaning set forth in Section 10.13.
“Pro Rata Portion” shall mean, with respect to a Consideration Recipient, the percentage set forth opposite such Consideration Recipient’s name on the Closing Consideration Spreadsheet as such Consideration Recipient’s Pro Rata Portion (it being understood that the Pro Rata Portions for all Consideration Recipients shall add up to 100%).
“Product Requirements” shall have the meaning set forth in Section 3.14.
“PTO” shall have the meaning set forth in Section 3.7(a)(xix).
“Purchase Price” shall mean an amount equal to: (a) the Base Cash Amount; minus (b) the Unpaid Transaction Expense Amount; minus (c) the Change in Control Payment Amount; plus (d) the Closing Cash Amount; minus (e) the Closing Indebtedness Amount, if any; plus (f) the Working Capital Surplus Amount, if any; minus (g) the Working Capital Shortfall Amount, if any.

“Purchase Price Adjustment Escrow Agreement” shall mean the Purchase Price Adjustment Escrow Agreement, by and among Purchaser, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit O.
“Purchase Price Adjustment Escrow Amount” shall mean $50,000,000.00.
“Purchase Price Adjustment Escrow Fund” shall mean the escrow fund established pursuant to the Purchase Price Adjustment Escrow Agreement into which the Purchase Price Adjustment Escrow Amount is deposited.
“Purchaser” shall have the meaning as set forth in the Preamble.
“Purchaser Arrangements” shall have the meaning set forth in Section 3.9(p).
“Purchaser Indemnified Parties” shall mean the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates (including the Acquired Companies following the Closing); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
“Purchaser Plans” shall have the meaning set forth in Section 5.14(b).
“Purchaser Related Parties” shall have the meaning set forth in Section 10.13.
“Purchaser-Calculated Purchase Price Component” shall have the meaning set forth in Section 1.5(b).
“Real Property Leases” shall have the meaning set forth in Section 3.10(c).
“Registered Intellectual Property” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority (or in the case of Domain Names, registrar) at any time in any jurisdiction.
“Related Party” shall mean (i) any officer or director of the Acquired Companies; and (ii) at or prior to the Closing, Sellers and their Affiliates (other than the Acquired Companies).
“Release Agreements” shall mean the release agreements contemplated by the Recitals and Section 6.5(f).
“Representation and Warranty Insurance Policy” shall mean the representation and warranty insurance policy procured by Purchaser in connection with the transactions contemplated by this Agreement.
“Representatives” of a particular Person shall mean the officers, directors, employees, Affiliates, equityholders, agents, attorneys, accountants, bankers, advisors and representatives of such Person.
“Required Financial Statements” shall have the meaning set forth in Section 5.25.
“Resolved Disputed Item” shall have the meaning set forth in Section 1.5(c)(ii).
“Response Notice” shall have the meaning set forth in Section 9.5(b).
“Restricted Party” shall have the meaning set forth in Section 3.19(d)(v).

“RSU” shall mean each restricted stock unit with respect to shares of capital stock of Holdings outstanding under a Company Equity Plan.
“RSU Purchase Consideration” shall have the meaning set forth in Section 1.3(c)(i).
“RSU Surrender Agreement” shall mean an RSU Surrender Agreement effectuating the provisions of Section 1.3(c) in substantially the form attached as Exhibit E.
“SEC” shall have the meaning set forth in Section 5.25.
“Securities Act” shall have the meaning set forth in Section 3.4(a).
“Security Assessment” shall mean a security assessment that satisfies the security assessment requirements of, or multiple security assessments that together satisfy the security assessment requirements of: (i) any requirements to perform security assessments under the Privacy Laws and Requirements; and (ii) any obligations to perform security assessments set forth in any Contracts to which an Acquired Company is party, in each case as applicable to the Acquired Companies, as applicable.
“Seller Related Parties” shall have the meaning set forth in Section 10.13.
“Sellers” shall have the meaning set forth in the Preamble.
“Sellers Closing Certificate” shall have the meaning set forth in Section 6.5(b).
“Sellers’ Representative” shall have the meaning set forth in Section 10.14(a).
“Sellers’ Representative Expense Fund” shall have the meaning set forth in Section 10.14(e).
“Share Purchase” shall have the meaning set forth in Section 1.1.
“Share Purchase Agreement” shall have the meaning set forth in the Recitals.
“Shrink‑Wrap Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is validly licensed to any Acquired Company and: (a) not distributed or otherwise made available by any of the Acquired Companies; (b) is not incorporated into or made a part of any Company Product; and (c) is not otherwise material to any Acquired Company’s business.
A “Specified Circumstance” shall be deemed to exist if: (a) the conditions set forth in Sections 6.8 and 7.5 are not satisfied and have not been validly waived; or (b) as a result of a challenge by a Governmental Authority for any reason under any applicable Antitrust Law, any of the conditions set forth in Sections 6.4, 6.6, 6.7, 7.3 or 7.4 is not satisfied and has not been validly waived.
“Specified Jurisdiction” shall have the meaning set forth in Section 6.8.
“Standard Form Agreements” shall have the meaning set forth in Section 3.13(d).
“Stipulated Amount” shall have the meaning set forth in Section 9.5(e).
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Survival Period” shall have the meaning set forth in Section 9.1.
“Tax” includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, and all penalties, charges, surcharges, costs, expenses or interest relating thereto and without limitation all employment taxes and any deductions or withholdings in respect of such employment taxes.
“Tax Law” shall mean any Legal Requirement (whether domestic or foreign) relating to Taxes.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Taxing Authority” shall mean the IRS or any other Governmental Authority (whether state, local or foreign) responsible for the administration of any Tax.
“Technology” shall mean all forms of technology, including: (a) Works of Authorship; (b) Inventions; (c) Confidential Information; and (d) Databases.
“ToutApp Payments” means the holdback amounts payable by Marketo, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of April 18, 2017, by and among Marketo, Inc., Totem Merger Sub, Inc., ToutApp, Inc. and Fortis Advisors LLC, solely as the Stockholders’ Representative.
“Trade Control Laws” shall have the meaning set forth in Section 3.19(d).
“Trademarks” shall mean words, names, symbols, devices, designs, and other designations, including logos, trade names, trade dress, trademarks and service marks, and all goodwill associated with the foregoing.
“Transaction Documents” means this Agreement, the Option Surrender and Waiver Agreement, the Release Agreements, the Option Surrender Agreements, the RSU Surrender Agreements, the Share Purchase Agreements, the Purchase Price Adjustment Escrow Agreement, the Sellers Closing Certificate, the documents contemplated by Section 5.22, the Key Employee Documents and any Option Surrender and Waiver Agreements and Noncompetition Agreements entered into by, or other documents in employee offer packages (including the offer letter and all enclosures) issued to, employees of the Acquired Companies on or prior to Closing.
“Unpaid Transaction Expense Amount” shall mean the aggregate amount (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of Company Transaction Expenses that are unpaid as of the Closing; provided, however, that the term “Unpaid Transaction Expense Amount” shall not include any amount included in the Change in Control Payment Amount or the Closing Indebtedness Amount.
“Unresolved Disputed Items” shall have the meaning set forth in Section 1.5(c)(ii).

“Unvested Option” shall mean any Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Closing (after giving effect to all option exercises that occur prior to the Closing) and with respect to which the applicable holder is entitled to Unvested Option Cash, subject to the terms of his or her Option Surrender and Waiver Agreement.
“Unvested Option Cash” shall have the meaning set forth in Section 1.3(a).
“VAT” shall mean (a) any Tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause “(a)” above, or elsewhere (including any consumption Tax, goods and services Tax, sales Tax and turnover Tax and other indirect Taxes under applicable Tax Laws).
“VEPF V” shall have the meaning set forth in the Preamble.
“VEPF V Associates” shall have the meaning set forth in the Preamble.
“VEPF V Entities” shall have the meaning set forth in the Preamble.
“VEPF V Executives” shall have the meaning set forth in the Preamble.
“VEPF V FAF” shall have the meaning set forth in the Preamble.
“VEPF V-A” shall have the meaning set forth in the Preamble.
“VEPF V-B” shall have the meaning set forth in the Preamble.
“VEPF VI” shall have the meaning set forth in the Preamble.
“VEPF VI FAF” shall have the meaning set forth in the Preamble.
“VEPF VI-A” shall have the meaning set forth in the Preamble.
“Vested Option” shall mean any Option (or portion thereof) that is outstanding as of immediately prior to the Closing (after giving effect to all option exercises that occur prior to the Closing and all vesting acceleration that occurs in connection with or otherwise prior to the Closing) and is not an Unvested Option.
“Vista Restricted Period” shall have the meaning set forth in Section 5.7(e).
“WARN Act” shall have the meaning set forth in Section 3.16(d).
“Working Capital Amount” shall mean the amount (which may be negative) equal to: (a) the aggregate value (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of all current assets of the Acquired Companies (including all accounts receivable (net of all related reserves) as of the Closing (calculated after giving effect to the Closing), but excluding all amounts included in the Closing Cash Amount, prepaid user summits and all deferred tax assets), as determined in accordance with GAAP and otherwise using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements; minus (b) the aggregate value (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of all current liabilities of the Acquired Companies as of the Closing (calculated after giving effect to the Closing), including all accounts payable, employee-related liabilities (including sales commissions), unpaid Taxes for the period ending December 31, 2017 and for the period beginning January 1, 2018 and ending on and including the Closing Date (calculated without taking into account the consequences of any election under Code Section 338 or any similar election made with respect to the acquisition of the Company pursuant to this Agreement) and other accrued liabilities and Employment Taxes, but excluding all deferred revenue, deferred tax liabilities, income tax payable, summit conference liability, accrued VTR bonus, retention bonuses related to prior acquisitions, any holdback, contingent payment or deferred purchase price payments related to prior acquisitions, and any liabilities included in the Closing Indebtedness Amount, the Unpaid Transaction Expense Amount or the Change in Control Payment Amount, as determined in accordance with GAAP and otherwise using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements. Schedule 2 sets forth, for illustrative purposes only, the calculation of the Working Capital Amount as if the Closing had occurred on the date of the Balance Sheet, assuming for these purposes that the Balance Sheet was prepared in accordance with GAAP and otherwise using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements.
“Working Capital Shortfall Amount” shall mean the amount, if any, by which the Working Capital Target exceeds the Working Capital Amount (it being understood that if the Working Capital Amount exceeds the Working Capital Target, the Working Capital Shortfall Amount shall be $0).
“Working Capital Surplus Amount” shall mean the amount, if any, by which the Working Capital Amount exceeds the Working Capital Target (it being understood that if the Working Capital Target exceeds the Working Capital Amount, the Working Capital Surplus Amount shall be $0).
“Working Capital Target” shall mean $45,423,000.00.
“Works of Authorship” shall mean published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form), documentation, vectors, illustrations, images (including .GIF, .JPEG, and .TIFF files), videos, sound recordings, words, names, symbols, devices, designs, and other designations including logos and marks.